Exhibit 10.3

Execution Version

AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of October 23, 2017

among

TORRID LLC,

as the Lead Borrower,

For

The Borrowers Named Herein,

The Guarantors Named Herein,

BANK OF AMERICA, N.A.,

as Administrative Agent and Collateral Agent,

The Other Lenders Party Hereto

and

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunning Managers

(i)

ARTICLE IV CONDITIONS PRECEDENT TO CREDIT EXTENSIONS		103

4.01	Conditions of Effective Date	103
4.02	Conditions to all Credit Extensions	105

ARTICLE V REPRESENTATIONS AND WARRANTIES		106

5.01	Existence, Qualification and Power	106
5.02	Authorization; No Contravention	106
5.03	Governmental Authorization; Other Consents	106
5.04	Binding Effect	107
5.05	Financial Statements; No Material Adverse Effect	107
5.06	Litigation	107
5.07	Ownership of Property; Liens; Licensed Departments	108
5.08	Environmental Compliance	108
5.09	Insurance	109
5.10	Taxes	109
5.11	ERISA Compliance	109
5.12	Subsidiaries; Equity Interests	110
5.13	Margin Regulations; Investment Company Act	110
5.14	Disclosure	110
5.15	Compliance with Laws	111
5.16	Intellectual Property; Licenses, Etc.	111
5.17	Labor Matters	111
5.18	Security Documents	112
5.19	Solvency	112
5.20	Deposit Accounts; Credit Card Arrangements	113
5.21	Sanctions Concerns and Anti-Corruption Laws	113

ARTICLE VI AFFIRMATIVE COVENANTS		113

6.01	Financial Statements	113
6.02	Certificates; Other Information	115
6.03	Notices	116
6.04	Payment of Obligations	117
6.05	Preservation of Existence, Etc.	117
6.06	Maintenance of Properties	117
6.07	Maintenance of Insurance	118
6.08	Compliance with Laws	118
6.09	Books and Records; Accountants	118
6.10	Inspection Rights	118
6.11	Additional Loan Parties	119
6.12	Cash Management	120
6.13	Information Regarding the Collateral	122
6.14	Physical Inventories	122
6.15	Environmental Laws	122
6.16	Further Assurances	123
6.17	Compliance with Terms of Leaseholds	123
6.18	Designation of Subsidiaries	123
6.19	Sanctions	124
6.20	Anti-Corruption Laws	124
6.21	Post-Closing Covenant	124

(ii)

ARTICLE VII NEGATIVE COVENANTS		124

7.01	Liens	124
7.02	Investments	125
7.03	Indebtedness; Disqualified Stock	125
7.04	Fundamental Changes	125
7.05	Dispositions	125
7.06	Restricted Payments	125
7.07	Prepayments of Indebtedness	126
7.08	Change in Nature of Business	127
7.09	Transactions with Affiliates	127
7.10	Burdensome Agreements	129
7.11	Use of Proceeds	129
7.12	Amendment of Material Documents	129
7.13	Fiscal Year; Accounting Changes	130
7.14	Deposit Accounts; Credit Card Processors	130
7.15	Consolidated Fixed Charge Coverage Ratio	130

ARTICLE VIII EVENTS OF DEFAULT AND REMEDIES		130

8.01	Events of Default	130
8.02	Remedies Upon Event of Default	133
8.03	Application of Funds	134
8.04	Right to Cure	135

ARTICLE IX THE AGENT		137

9.01	Appointment and Authority	137
9.02	Rights as a Lender	137
9.03	Exculpatory Provisions	137
9.04	Reliance by Agent	138
9.05	Delegation of Duties	139
9.06	Resignation of Agent	139
9.07	Non-Reliance on Agent and Other Lenders	140
9.08	No Other Duties, Etc.	140
9.09	Agent May File Proofs of Claim	140
9.10	Collateral and Guaranty Matters	141
9.11	Notice of Transfer	142
9.12	Reports and Financial Statements	142
9.13	Agency for Perfection	143
9.14	Indemnification of Agent	143
9.15	Relation among Lenders	143

ARTICLE X MISCELLANEOUS		143

10.01	Amendments, Etc.	143
10.02	Notices; Effectiveness; Electronic Communications	145
10.03	No Waiver; Cumulative Remedies	147
10.04	Expenses; Indemnity; Damage Waiver	148

(iii)

10.05	Payments Set Aside	150
10.06	Successors and Assigns	150
10.07	Treatment of Certain Information; Confidentiality	155
10.08	Right of Setoff	156
10.09	Interest Rate Limitation	156
10.10	Counterparts; Integration; Effectiveness	157
10.11	Survival	157
10.12	Severability	157
10.13	Replacement of Lenders	158
10.14	Governing Law; Jurisdiction; Etc.	158
10.15	Waiver of Jury Trial	160
10.16	No Advisory or Fiduciary Responsibility	160
10.17	Patriot Act Notice	161
10.18	Foreign Asset Control Regulations	161
10.19	Time of the Essence	161
10.20	Press Releases	161
10.21	Additional Waivers	162
10.22	No Strict Construction	164
10.23	Attachments	164
10.24	Electronic Execution of Assignments and Certain Other Documents	164
10.25	Keepwell	164
10.26	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	165
10.27	Amendment and Restatement	165

SIGNATURES		S-1

(iv)

SCHEDULES

1.01	Borrowers
1.03	Existing Letters of Credit
2.01	Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.06	Litigation
5.07(b)(1)	Owned Real Estate
5.07(b)(2)	Leased Real Estate
5.11	Certain ERISA Events
5.12	Subsidiaries; Other Equity Investments
5.17	Collective Bargaining Agreements
5.20(a)	DDAs
5.20(b)	Credit Card Arrangements
6.02	Financial and Collateral Reporting
6.21	Post-Closing Covenant
7.01	Existing Liens
7.02	Existing Investments
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of
A	Revolving Loan Notice
B	Swing Line Loan Notice
C-1	Revolving Note
C-2	Swing Line Note
D	Compliance Certificate
E	Assignment and Assumption
F	Borrowing Base Certificate
G-1 - G-4	U.S. Tax Compliance Certificates
H	Transaction Certificate

(v)

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of October 23, 2017, among TORRID LLC, a California limited liability company (the “Lead Borrower”), the Persons named on Schedule 1.01 hereto (together with the Lead Borrower, each a “Borrower” and collectively, the “Borrowers”), TORRID INC., a Delaware corporation (“Holdings”), and each other Guarantor (as hereinafter defined) from time to time party hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent.

The Borrowers, Holdings and the other Guarantors have entered into a Credit Agreement, dated as of May 1, 2015 (as amended and in effect, the “Existing Credit Agreement”), among such Borrowers, Holdings and the other Guarantors, the “Lenders” as defined therein, and Bank of America, N.A., as Administrative Agent and Collateral Agent.

In accordance with Section 10.01 of the Existing Credit Agreement, the parties hereto desire to amend and restate the Existing Credit Agreement as provided herein.

The Borrowers have requested that the Lenders provide a revolving credit facility in an initial aggregate maximum principal amount not to exceed $100,000,000, and the Lenders have indicated their willingness to lend and the L/C Issuer has indicated its willingness to issue Letters of Credit, in each case on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accelerated Borrowing Base Delivery Event” means each of the following: (i) the occurrence of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Availability at least equal to the greater of (a) twelve and one-half percent (12.5%) of the Loan Cap, and (b) $10,000,000, in either case, for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of an Accelerated Borrowing Base Delivery Event shall be deemed continuing (i) so long as such Specified Event of Default has not been waived, and/or (ii) if the Accelerated Borrowing Base Delivery Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (a) twelve and one-half percent (12.5%) of the Loan Cap, and (b) $10,000,000 for twenty (20) consecutive calendar days (or such shorter period as the Agent may agree in its sole discretion), in which case an Accelerated Borrowing Base Delivery Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of an Accelerated Borrowing Base Delivery Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Accelerated Borrowing Base Delivery Event in the event that the conditions set forth in this definition again arise.

“Acceptable Document of Title” means, with respect to any Inventory of the Loan Parties which is in transit from a location outside of the United States to a location of the Loan Parties in the United States that is owned, leased or rented by a Loan Party, a non-negotiable seaway bill, airway bill or other bill of lading that (a) is issued by a common carrier which is not an Affiliate of the any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent after the occurrence and during the continuance of an Event of Default, to the order of the Agent, and (c) is not subject to any Lien (other than in favor of the Agent and Liens described in clauses (a), (b), (e) and (o) of the definition of Permitted Encumbrances), and (d) is on terms otherwise reasonably acceptable to the Agent.

“Accommodation Payment” has the meaning provided therefor in Section 10.21(c).

“Account” means “accounts” as defined in the UCC, and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, or (c) arising out of the use of a credit or charge card or information contained on or for use with the card.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) an investment or a purchase of a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, or (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, in each case (a) through (c) for which the aggregate consideration payable exceeds $15,000,000 in any Fiscal Year (unless a Specified Event of Default then exists or would arise therefrom, in which case all such acquisitions regardless of amount shall be deemed an “Acquisition”), in each case in any transaction or group of transactions which are part of a common plan.

“Additional Commitment Lender” means each Person not then a Lender furnishing a Commitment and each existing Lender increasing its Commitment as provided in Section 2.15 or providing a Commitment having an Extended Maturity Date as provided in Section 2.17.

“Additional Commitment” has the meaning provided therefor in Section 2.17(c).

“Adjusted LIBOR Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16th of one percent (1%)) equal to the LIBOR Rate for such Interest Period multiplied by the Statutory Reserve Rate. The Adjusted LIBOR Rate will be adjusted automatically as to all LIBOR Borrowings then outstanding as of the effective date of any change in the Statutory Reserve Rate.

“Adjustment Date” means the first day of each Fiscal Quarter, commencing with the first Fiscal Quarter to occur three months following the Effective Date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, (b) any director, officer, managing member, partner, trustee, or beneficiary of that Person, (c) any other Person directly or indirectly holding 10% or more of any class of the Equity Interests of that Person, and (d) any other Person 10% or more of any class of whose Equity Interests is held directly or indirectly by that Person.

“Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto.

“Agent Parties” has the meaning provided therefor in Section 10.02(c).

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Aggregate Commitments” means the sum of the Commitments. As of the Effective Date, the Aggregate Commitments are $100,000,000.

“Agreement” means this Credit Agreement.

“Allocable Amount” has the meaning provided therefor in Section 10.21(d).

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means:

(a) from and after the Effective Date until the first Adjustment Date, the percentages set forth in Level II of the pricing grid below; and

(b) from and after the first Adjustment Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the following pricing grid based upon the Average Daily Availability as of the Fiscal Quarter ended immediately preceding such Adjustment Date; provided that if any financial statements or any Borrowing Base Certificates are at any time restated or otherwise revised (including as a result of an audit) or if the information set forth in such financial statements or any Borrowing Base Certificates otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately and retroactively recalculated at such higher rate for any applicable periods and shall be due and payable on demand (after netting out, during the same relevant period solely to the extent that such period is not more than two Fiscal Quarters prior to the relevant date of adjustment, any payments of interest and fees paid during such period which have been determined to have been in excess of what was owed by the Borrowers as a result of a proper calculation of the Average Daily Availability that would have resulted in lower pricing for such period).

Level	Average Daily Availability	LIBOR Margin for Revolving Loans	Base Rate Margin for Revolving Loans
I	Greater than 67% of the Aggregate Commitments	1.25%	0.25%
II	Less than 67% of the Aggregate Commitments but less than or equal to 33% of the Aggregate Commitments	1.50%	0.50%
III	Less than 33% of the Aggregate Commitments	1.75%	0.75%

“Applicable Percentage” means, with respect to all of the Obligations (excluding Other Liabilities) due to any Lender at any time, the percentage (carried out to the ninth decimal place) resulting from dividing (x) such Lender’s Commitment at such time (or if the commitments of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the sum of the outstanding principal balance of the Revolving Loans owing to such Lender plus the outstanding L/C Obligations owing to such Lender at such time), by (y) the Aggregate Commitments (or if the commitments of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 2.06 or Section 8.02 or if the Aggregate Commitments have expired, then the Total Outstandings as of such time). The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Rate” means, at any time of calculation, (a) with respect to Commercial Letters of Credit, a per annum rate equal to fifty percent (50%) of the Applicable Margin for LIBOR Rate Loans, and (b) with respect to Standby Letters of Credit, a per annum rate equal to the Applicable Margin for LIBOR Rate Loans.

“Appraised Value” means, with respect to Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Inventory as set forth in the inventory stock ledger of the Borrowers, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arranger” means Bank of America and Wells Fargo, in their capacities as joint lead arrangers.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Agent, in substantially the form of Exhibit E or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation of any Person, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Auto-Extension Letter of Credit” has the meaning provided therefor in Section 2.03(b)(iii).

“Availability” means, as of any date of determination thereof by the Agent, the result, if a positive number, of:

(a) Loan Cap

minus

(b) The Total Outstandings.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.06, and (c) the date of termination of the Commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, and without duplication of any of the factors taken into account in determining the Appraised Value, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral or the amount that the Agent would likely receive upon the Liquidation of the Collateral, (b) to reflect claims and liabilities that the Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, (d) to reflect any other circumstances which would likely adversely affect the value of the Collateral, or (e) to reflect any circumstances which adversely affect the enforceability or priority of the Agent’s Liens on the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) with respect to Eligible In-Transit Inventory, customs duties, and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Loan Party; provided that no Availability Reserves on account of such salaries, wages and benefits shall be imposed unless a Cash Dominion Event has occurred and is continuing, (v) Customer Credit Liabilities, (vi) customer deposits, (viii) reserves for reasonably anticipated changes in the Appraised Value between appraisals, (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral, (ix) Cash Management Reserves, and (x) Bank Products Reserves; provided that no Bank Products Reserves on account of liabilities and obligations of the Loan Parties in respect of Swap Contracts owing to a Credit Party shall be imposed unless Availability is less than twenty-five percent (25%) of the Borrowing Base. Upon the determination by the Agent, in its Permitted Discretion, that an Availability Reserve should be established or modified, the Agent shall notify the Lead Borrower, to the extent required hereunder. The amount of any Availability Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Agent in its Permitted Discretion.

“Average Daily Availability” shall mean the average daily Availability for the immediately preceding Fiscal Quarter.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” means Bank of America, N.A. and its successors.

“Bank Products” means any services or facilities provided to any Loan Party or any Restricted Subsidiary thereof by the Agent, any Lender, or any of their respective Affiliates, including, without limitation, on account of (a) Swap Contracts, (b) leasing, and (c) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding Cash Management Services.

“Bank Product Reserves” means such reserves as the Agent from time to time determine in its Permitted Discretion as being appropriate to reflect the liabilities and obligations of the Loan Parties with respect to Bank Products then provided or outstanding.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”; (b) the Federal Funds Rate for such day, plus 0.50%; and (c) the LIBOR Rate for a one month interest period as determined on such day, plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in Bank of America’s prime rate, the Federal Funds Rate or the LIBOR Rate, respectively, shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate. “Blocked Account” has the meaning provided therefor in Section 6.12(a)(ii).

“Blocked Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance reasonably satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the Blocked Account Bank agrees, upon the occurrence and during the continuance of a Cash Dominion Event, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Blocked Account Bank” means each bank or other financial institution with whom deposit accounts, securities accounts or commodities accounts are maintained in which any funds of any of the Loan Parties from one or more DDAs are concentrated or proceeds of Collateral are maintained and with whom a Blocked Account Agreement has been, or is required to be, executed in accordance with the terms hereof or the Security Agreement.

“Bookrunning Manager” means Bank of America and Wells Fargo, in their capacities as joint bookrunning manager.

“Borrower Materials” has the meaning provided therefor in Section 6.02.

“Borrowers” has the meaning specified in the introductory paragraph hereto.

“Borrowing” means a Revolving Borrowing or a Swing Line Borrowing, as the context may require.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by 90%;

plus

(b) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by 90% (provided that, during the Seasonal Overadvance Period, such advance rate shall be increased by the Seasonal Advance Rate Increase Percentage), multiplied by the Appraised Value of such Eligible Inventory;

plus

(c) subject to the last proviso of this definition below, the Cost of Eligible In-Transit Inventory, net of Inventory Reserves, multiplied by 90% (provided that, during the Seasonal Overadvance Period, such advance rate shall be increased by the Seasonal Advance Rate Increase Percentage), multiplied by the Appraised Value of such Eligible In-Transit Inventory;

minus

(d) the amount of all Availability Reserves at such time;

provided that in no event shall the amounts available to be borrowed against Eligible In-Transit Inventory hereunder exceed the In-Transit Cap.

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit F hereto (with such changes therein as may be required by the Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete in all material respects by a Responsible Officer of the Lead Borrower which shall include appropriate exhibits, schedules, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located and, if such day relates to any LIBOR Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank market.

“Capital Expenditures” means, with respect to any Person for any period, all expenditures paid in cash, in each case that are (or should be) set forth as capital expenditures in a Consolidated statement of cash flows of such Person for such period, in each case prepared in accordance with GAAP, provided that “Capital Expenditures” shall not include (a) any additions, replacements, restorations or substitutions to property, plant and equipment and other capital expenditures made with (i) the proceeds from any Permitted Disposition, to the extent that the proceeds therefrom are utilized (or are contractually committed to be utilized) for capital expenditures within twelve (12) months of the receipt of such proceeds, (ii) proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Loan Parties, or (iii) the proceeds of any Equity Interests issued or capital contributions received by any Loan Party or any Restricted Subsidiary in connection with such capital expenditures, or (b) any expenditures that are (i) accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrowers or any Subsidiary thereof) and for which neither Holdings, the Borrowers nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period) or (ii) financed with tenant improvement allowances (or similar real estate incentive programs), (c) interest capitalized during such period, (d) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase or (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business, (e) Investments in respect of a Permitted Acquisition.

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateral Account” means a non-interest bearing account established by one or more of the Loan Parties with Bank of America, and in the name of, the Agent (or as the Agent shall otherwise direct) and under the sole and exclusive dominion and control of the Agent, in which deposits are required to be made in accordance with Section 2.03(g) or 8.02(c).

“Cash Collateralize” means to deposit in the Cash Collateral Account or to pledge and deposit with or deliver to the Agent, for the benefit of one or more of the Agent, the L/C Issuer or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the Agent and the L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Dominion Event” means either (a) the occurrence and continuance of any Specified Event of Default, or (b) the failure of the Borrowers to maintain Availability of at least the greater of (i) twelve and one-half percent (12.5%) of the Loan Cap, and (ii) $10,000,000, in either case, for five (5) consecutive Business Days. For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing at the Agent’s option (a) so long as such Specified Event of Default has not been waived, and/or (b) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Availability has exceeded the greater of (i) twelve and one-half percent (12.5%) of the Loan Cap, and (ii) $10,000,000 for twenty (20) consecutive calendar days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement.

“Cash Equivalents” means any of the following:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) Fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; and

(e) Investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above.

“Cash Management Reserves “ means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Loan Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any cash management services or facilities provided to any Loan Party or any Restricted Subsidiary thereof by the Agent or any Lender or any of their respective Affiliates, including, without limitation, (a) ACH transactions, (b) controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, (d) foreign exchange facilities, (e) purchase cards and (f) credit or debit card services.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority requiring compliance by any of the Agent, any Lender, any L/C Issuer or the Swing Line Lender (or any lending office of such Person or by such Person’s holding company, if any); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) at any time prior to the creation of a Public Market, the Permitted Holders shall cease to own and control legally and beneficially, either directly or indirectly, equity securities in Holdings representing more than 50% of the combined voting power of all of Equity Interests entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis unless the Permitted Holders have, at such time, the right or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of the Holdings; or

(b) at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than the Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of (x) 35% or more of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis (and taking into account all such Equity Interests that such “person” or “group” has the right to acquire pursuant to any option right), or (y) a percentage that is greater than the percentage of the Equity Interests of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings that is then beneficially owned by the Permitted Holders; unless, in the case of either clause (x) or (y) above, the Permitted Holders have, at such time and at all times thereafter, the right or the ability by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of Holdings.

“Closing Date” means the closing date of the Existing Credit Agreement, which date is May 1, 2015.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, or (b) any landlord of Real Estate leased by any Loan Party, pursuant to which each such Person described in clauses (a) or (b), as applicable, (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with reasonable access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Collection Account” has the meaning provided therefor in Section 6.12(c).

“Commercial Letter of Credit” means any letter of credit or similar instrument issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a Loan Party in the ordinary course of business of such Loan Party.

“Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrowers pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Commitment Fee” has the meaning provided therefor in Section 2.09.

“Commitment Fee Percentage” means, with respect to each Fiscal Quarter, (a) if the average daily Total Outstandings for the immediately preceding Fiscal Quarter are greater than 50% of the Aggregate Commitments, 0.25% per annum, or (b) if the average daily Total Outstandings for the immediately preceding Fiscal Quarter are less than or equal to 50% of the Aggregate Commitments, 0.375% per annum.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.) “Compliance Certificate” means a certificate substantially in the form of Exhibit D.

“Confirmation and Ratification Agreement” means that certain Confirmation and Ratification Agreement dated as of the Effective Date by and among the Loan Parties and the Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed or measured by income (however denominated) or that are franchise Taxes or branch profits Taxes,

“Consent” means actual consent given by a Lender from whom such consent is sought; provided that after the passage of ten (10) Business Days from receipt of written notice to a Lender from the Agent of a proposed course of action to be followed by the Agent without such Lender giving the Agent written notice of that Lender’s consent or objection to such course of action, such Lender shall be deemed to have withheld consent to such action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Lead Borrower and its Restricted Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus, without duplication, (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes, (iii) depreciation and amortization expense, (iv) non-cash charges and non-cash items for stock-based compensation or other non-cash equity based awards paid to officers, directors or employees, (v) management and transaction fees and expenses paid to Sponsor or its Affiliates to the extent permitted under Section 7.09(e), (vi) non-recurring expenses reducing such Consolidated Net Income in connection with (A) pension liabilities, and (B) tax payments payable in accordance with Accounting Standards Codification 740-10, (vii) non-recurring restructuring expenses reducing such Consolidated Net Income in an aggregate amount not to exceed $3,000,000 for such Measurement Period, (viii) any reasonable fees, expenses or charges related to any issuance of Equity Interests (including pursuant to a Public Offering) or the incurrence or repayment of Indebtedness permitted to be incurred hereunder, including a Permitted Refinancing thereof, (xi) reasonable cash expenses or cash charges arising from or relating to Permitted Store Closings in an aggregate amount not to exceed $2,500,000 for such Measurement Period, (xii) any other non-cash expenses, charges, expenses, losses or items (including any write-offs or write-downs) reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (i) the Lead Borrower may determine not to add back such non-cash charge in the current period and (ii) to the extent the Lead Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), (xiii) reasonable fees, costs and expenses incurred in connection with the Transactions, (xiv) the amount of any proceeds from business interruption insurance received during such period, to the extent the associated losses arise out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing such Consolidated Net Income and (xv) reasonable fees, costs and expenses in connection with any amendments, consents or waivers under the Loan Documents or with respect to any Permitted Acquisition (whether or not consummated), (xvi) pro forma adjustments, including pro forma “run rate” cost savings, operating expense reductions and other synergies (in each case, net of amounts actually realized) related to acquisitions, dispositions and other specified transactions, or related to restructuring initiatives, cost savings initiatives and other initiatives that are reasonably identifiable and projected by the Lead Borrower in good faith to result from actions that have either been taken, with respect to which substantial steps have been taken or are that are expected to be taken within four fiscal quarters after the date of consummation of such acquisition, disposition or other specified transaction or the initiation of such restructuring initiative, cost savings initiative or other initiatives (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided that amounts added back pursuant to this clause (xvi), together with amounts added back pursuant to clauses (xvii) and (xviii), shall not exceed the greater of (x) $15,000,000 and (y) 20% of Consolidated EBITDA for such period calculated prior to giving effect to such add-backs and being calculated on a pro forma basis provided further that such cap shall not apply to adjustments made in accordance with Regulation S-X, (xvii) costs, charges, reserves and expenses attributable to the undertaking and/or implementation of cost savings initiatives, operating expense reductions and other synergies and similar initiatives and business optimization and other restructuring and integration charges, provided that amounts added back pursuant to this clause (xvii), together with amounts added back pursuant to clauses (xvi) and (xviii), shall not exceed the greater of (x) $15,000,000 and (y) 20% of Consolidated EBITDA for such period calculated prior to giving effect to such add-backs and being calculated on a pro forma basis, (xviii) any net loss from operations expected to be disposed of, abandoned or discontinued within twelve months after the end of such period, provided that amounts added back pursuant to this clause (xviii), together with amounts added back pursuant to clauses (xvi) and (xvii), shall not exceed the greater of (x) $15,000,000 and (y) 20% of Consolidated EBITDA for such period calculated prior to giving effect to such add-backs and being calculated on a pro forma basis, and (ixx) reasonable fees, costs and expenses incurred in connection with any debt financing transaction or initial public offering, (in each case for the items described in this clause (a), of or by Lead Borrower and its Restricted Subsidiaries for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income which do not represent a cash item in such period or any future period (in each case for the items described in this clause (b), of or by the Lead Borrower and its Subsidiaries for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP. For clarity, to the extent Restricted Payments made to Holdings pursuant to Sections 7.06(c) and 7.06(d) hereof are not deducted by the Lead Borrower in the determination of Consolidated Net Income, such amounts may not be utilized to increase Consolidated Net Income for the purposes of calculating Consolidated EBITDA (notwithstanding that the payments made under Sections 7.06(c) and 7.06(d) are of the type described in clause (a) of this definition).

“Consolidated Fixed Charge Coverage Ratio” means, at any date of determination, the ratio of (a) (i) Consolidated EBITDA for the most recently completed Measurement Period minus (ii) Capital Expenditures paid in cash during such period (other than Financed Capital Expenditures), minus (iii) the aggregate amount of Federal, state, local and foreign income taxes paid in cash during such period (but not less than zero) to (b) Debt Service Charges, of or by the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum, without duplication, of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Contracts, but excluding any non-cash or deferred interest financing costs and net of interest income, and (b) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP, in each case of or by the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Lead Borrower and its Restricted Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded, without duplication, (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of any Restricted Subsidiary during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to the Lead Borrower or another Loan Party during such period, (c) the income (or loss) of such Restricted Subsidiary during such Measurement Period and accrued prior to the date it becomes a Restricted Subsidiary of the Lead Borrower or any of its Restricted Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Restricted Subsidiaries, (d) the income of any direct or indirect Restricted Subsidiary of the Lead Borrower to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, except that the Lead Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, and (e) the cumulative effect of any change in accounting principles, including any increase in amortization or depreciation, any adjustments to inventory basis or rent expenses or any one-time charges resulting from purchase accounting in connection with any Permitted Acquisition.

“Consolidated Total Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Borrowers and their Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with any Permitted Acquisition), consisting of Indebtedness described in clauses (a), (b) and (c) of the definition thereof minus (b) without duplication, the aggregate amount of all cash and Cash Equivalents included in the consolidated balance sheet of the Borrowers and their Restricted Subsidiaries as of such date that are not listed as “restricted” for purposes of GAAP, which aggregate amount of cash and Cash Equivalents shall be determined without giving pro forma effect to the proceeds of Indebtedness incurred on such date; provided that, Consolidated Total Debt will not include Indebtedness that is non-recourse to the Borrowers and the Restricted Subsidiaries and Indebtedness in respect of any (1) letter of credit, except to the extent of obligations in respect of drawn standby letters of credit which have not been reimbursed within three (3) Business Days and (2) Swap Obligations, except any unpaid termination payments thereunder. The Dollar-equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Swap Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar-equivalent principal amount of such Indebtedness.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Revolving Loans of one Type into Revolving Loans of the other Type.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrowers’ accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrowers, the Borrowers’ purchase journals or the Borrowers’ stock ledger. “Cost” does not include inventory capitalization costs used in the Borrowers’ calculation of cost of goods sold.

“Covenant Compliance Event” means the failure of the Borrowers to maintain Specified Availability of at least the greater of (i) ten percent (10%) of the Loan Cap, and (ii) $7,500,000. For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing if the Covenant Compliance Event arises as a result of the Borrowers’ failure to achieve Availability as required hereunder, until Specified Availability has exceeded the greater of (i) ten percent (10%) of the Loan Cap, and (ii) $7,500,000 for twenty (20) consecutive calendar days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement. The termination of a Covenant Compliance as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Credit Card Issuer” shall mean any person (other than a Borrower, another Loan Party or Restricted Subsidiary thereof) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, JCB, and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., Alliance Data Systems Corporation and other issuers approved by the Agent.

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary (including, without limitation, Alliance Data Systems Corporation) who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Borrower’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Notifications” has the meaning provided therefor in Section 6.12(a)(i).

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, royalties, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such Credit Card Issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party or otherwise relating to credit or debit cards or related services, in each case in the ordinary course of its business.

“Credit Extensions” mean each of the following: (a) a Borrowing and (b) an L/C Credit Extension.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each L/C Issuer, (iv) the Arranger and the Bookrunning Manager, (v) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vi) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (vii) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means (a) all reasonable and documented out-of-pocket expenses incurred by the Agent, MLPFS and their respective Affiliates, in connection with this Agreement and the other Loan Documents, including without limitation (i) the reasonable fees, charges and disbursements of (A) counsel for the Agent and MLPFS, (B) outside consultants for the Agent, (C) appraisers, (D) commercial finance examiners, and (E) all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (F) environmental site assessments, (ii) in connection with (A) the syndication of the credit facilities provided for herein, (B) the preparation, negotiation, administration, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the enforcement or protection of the Credit Parties’ rights in connection with this Agreement or the Loan Documents or efforts to preserve, protect, collect, or enforce the Collateral or in connection with any proceeding under any Debtor Relief Laws, or (D) any workout, restructuring or negotiations in respect of any Obligations, and (iii) all customary fees and charges (as adjusted from time to time) of the Agent with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrowers (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, and (b) with respect to the L/C Issuer, and its Affiliates, all reasonable and documented out-of-pocket expenses incurred by the L/C Issuer and its Affiliates in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder; and (c) all reasonable and documented out-of-pocket expenses incurred by the Credit Parties who are not the Agent, MLPFS, the L/C Issuer or any Affiliate of any of them, including in the course of any work-out or restructuring of the Loans or other Obligations during the pendency, after the occurrence and during the continuance of any Event of Default, provided that, such Credit Parties shall be entitled to reimbursement for no more than one counsel representing all such Credit Parties (absent a conflict of interest in which case the Credit Parties may engage and be reimbursed for additional counsel).

“Cure Amount” has the meaning specified in Section 8.04(1).

“Cure Deadline” has the meaning specified in Section 8.04(1).

“Cure Right” has the meaning specified in Section 8.04(1).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, and (b) outstanding merchandise credits of the Borrowers.

“Customs Broker/Carrier Agreement” means an agreement in form and substance reasonably satisfactory to the Agent among a Loan Party, a customs broker, freight forwarder, consolidator, or other carrier, and the Agent, in which the customs broker, freight forwarder, consolidator, or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory and other property solely as directed by the Agent; it being agreed that the Agent shall only give such notice after the occurrence and during the continuance of an Event of Default.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debt Service Charges” means for any Measurement Period, the sum of (a) Consolidated Interest Charges paid in cash or required to be paid in cash in respect of debt for borrowed money (including Capital Lease Obligations) for such Measurement Period (excluding all upfront and closing fees paid on the Closing Date and the Effective Date under, or in connection with, this Agreement), plus (b) scheduled principal payments paid in cash or required to be paid in cash on account of Indebtedness (excluding the Obligations and any Synthetic Lease Obligations but including, without limitation, Capital Lease Obligations) for such Measurement Period, in each case determined on a Consolidated basis in accordance with GAAP.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means (a) when used with respect to Loans, an interest rate equal to the interest rate (including the then Applicable Margin) otherwise applicable to such Loan plus two percent (2%) per annum, (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate for Standby Letters of Credit or Commercial Letters of Credit, as applicable, plus two percent (2%) per annum, and (c) with respect to all other Obligations (excluding Other Liabilities), an interest rate equal to the Base Rate, plus the then Applicable Margin for Base Rate Loans, plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two (2) Business Days of the date when due, (b) has notified the Lead Borrower, the Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Lead Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of comprehensive Sanctions, at the time of this Agreement including Cuba, Iran, North Korea, Sudan, Syria, or the Crimea region of Ukraine.

“Designated Non-Cash Consideration” means the fair market value of non-cash consideration received by the Borrowers or a Restricted Subsidiary in connection with a Disposition that is so designated as Designated Non-Cash Consideration pursuant to an officer’s certificate, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-Cash Consideration.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction), whether in one transaction or in a series of transactions, of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lender” means (a) any competitor of Holdings or the Lead Borrower or its Subsidiaries identified by or on behalf of the Lead Borrower or the Sponsor to (i) the Arrangers from time to time on or prior to the Effective Date or (ii) the Agent from time to time after the Effective Date, (b) those particular banks, financial institutions, other institutional lenders and other Persons identified by or on behalf of the Lead Borrower or the Sponsor to the Arrangers prior to the Effective Date and (c) any Affiliate of the entities described in the preceding clauses (a) or (b) (excluding, in the case of clause (a), bona fide debt funds) that are either readily identifiable as such on the basis of their name or are identified as such in writing by or on behalf of the Lead Borrower or the Sponsor to (i) the Arrangers on or prior to the Effective Date or (ii) the Agent from time to time after the Effective Date; it being understood and agreed that the identification of any Person as a Disqualified Lender after the Effective Date shall not apply to retroactively disqualify any Person that has previously acquired an assignment or participation interest in any Loan until such time such Person no longer constitutes a Lender. The identity of Disqualified Lenders shall be made available upon request, but not posted or distributed, to all Lenders and prospective assignees.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that (a) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock, (b) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability, and (c) if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder solely by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that Holdings and its Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the laws of the United States, any State thereof or the District of Columbia (excluding, for the avoidance of doubt, any Subsidiary organized under the laws of Puerto Rico or any other territory).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01.

“Eligible Assignee” means (a) a Lender or any of its Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Credit Party assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Credit Party’s rights in and to a material portion of such Credit Party’s portfolio of asset based credit facilities; and (e) any other Person (other than a natural Person) satisfying the requirements of Section 10.06(b) hereof; provided that notwithstanding the foregoing, “Eligible Assignee” shall not include a Disqualified Lender, a Permitted Holder, a Loan Party or any of their respective Affiliates or Subsidiaries.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to a Borrower from a Credit Card Issuer or Credit Card Processor, and in each case is originated in the ordinary course of business of such Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (i) below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than a Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent in its Permitted Discretion, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a) Credit Card Receivables which do not constitute a “payment intangible” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(c) Credit Card Receivables (i) that are not subject to a perfected first-priority security interest in favor of the Agent, or (ii) with respect to which a Borrower does not have good and valid title thereto, free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables as to which a Credit Card Issuer or a Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f) Credit Card Receivables due from a Credit Card Issuer or a Credit Card Processor of the applicable credit card which is the subject of any bankruptcy or insolvency proceedings;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or a Credit Card Processor with respect thereto;

(h) Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables; or

(i) Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other reasonable eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been received in a foreign location by a freight forwarder as consolidator acting on behalf of, and as agent for, a Borrower and which has been shipped from a foreign location for receipt by a Borrower, but which has not yet been delivered to such Borrower, which In-Transit Inventory is scheduled for delivery within fifty (50) days or less from the date of determination with respect to Inventory;

(b) for which the purchase order is in the name of a Borrower and title and risk of loss has passed to such Borrower;

(c) for which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (including by the delivery of a Customs Broker/Carrier Agreement or as otherwise agreed by the Agent in its Permitted Discretion);

(d) which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance and/or stock throughput insurance);

(e) for which either payment of the purchase price has been made by a Borrower, the purchase price is supported by a Commercial Letter of Credit or the purchase price is on terms consistent with past practices of such Borrower and not overdue; and

(f) which otherwise would constitute Eligible Inventory; provided that the Agent may, in its Permitted Discretion, either establish an Inventory Reserve or exclude any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent reasonably determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise materially adversely impact the value of such Inventory or the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, without duplication, items of Inventory of a Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrowers’ business deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent, (i) comply in all material respects with each of the representations and warranties respecting Inventory made by the Borrowers in the Loan Documents, and (ii) are not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by a Borrower or a Borrower does not have good and valid title thereto free and clear of any Lien (other than Liens granted to the Agent pursuant to the Security Documents, or any other Permitted Encumbrance described in clauses (a), (b), (e), and (o) of such definition);

(b) Inventory that is leased by or is on consignment to a Borrower or which is consigned by a Borrower to a Person which is not a Loan Party;

(c) Inventory (other than Eligible In-Transit Inventory) that is not located in the United States (excluding territories or possessions of the United States) or Puerto Rico;

(d) Inventory that is not located at a location that is owned or leased by a Borrower, except (i) Inventory in transit between such owned or leased locations, or (ii) to the extent that the Borrowers have furnished the Agent with (A) any UCC financing statements or other documents that the Agent may determine to be necessary to perfect its security interest in such Inventory at such location, and (B) a Collateral Access Agreement executed by the Person owning any such location;

(e) Inventory that is located in a distribution center, warehouse or other bailee location leased by a Borrower unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has waived such requirement in writing in its Permitted Discretion;

(f) without duplication of any of the factors taken into account in determining Appraised Value, Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, (iii) are obsolete or slow moving, or work-in-process, raw materials, or that constitute samples, spare parts, promotional, marketing, labels, bags and other packaging and shipping materials or supplies used or consumed in a Borrower’s business, (iv) not in compliance in all material respects with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (v) are bill and hold goods;

(g) Inventory that is not subject to a perfected first-priority security interest in favor of the Agent (other than Permitted Encumbrances described in clauses (a), (b), (e) or (o) of such definition);

(h) Inventory that is not insured in compliance with the provisions of Section 5.09 hereof;

(i) Inventory that has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(j) Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party as to which any Borrower or any of its Subsidiaries has received notice from such third party of a dispute in respect of any such agreement or a breach of any such agreement; or

(k) Inventory acquired in a Permitted Acquisition or which is not of the type usually sold in the ordinary course of the Borrowers’ business, unless and until the Agent has completed or received (A) an appraisal of such Inventory from appraisers reasonably satisfactory to the Agent and establishes Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (B) such other due diligence as the Agent may reasonably require, all of the results of the foregoing to be reasonably satisfactory to the Agent.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any Hazardous Materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC and shall also mean all furniture, store fixtures, motor vehicles, rolling stock, machinery, office equipment, plant equipment, tools, dies, molds, and other goods, property, and assets which are used and/or were purchased for use in the operation or furtherance of a Loan Party’s business, and any and all accessions or additions thereto, and substitutions therefor.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or non-voting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan, other than those disclosed on Schedule 5.11 as of the Effective Date; (b) the withdrawal of any Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate a Pension Plan or Multiemployer Plan, or the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan or Multiemployer Plan; (f) any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (g) the determination that any Pension Plan is considered an at-risk plan or a Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA (other than with respect to contributions not yet due), other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning provided therefor in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Accounts” means any payroll, employee benefits, workers compensation, trust and tax withholding accounts funded by the Loan Parties in the ordinary course of business.

“Excluded Subsidiary” means any Foreign Subsidiary, any Foreign Subsidiary Holding Company, any Immaterial Subsidiary and any Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 10.25 and any and all guarantees of such Loan Party’s Swap Obligations by other Loan Parties) at the time the Guarantee of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Contract, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Contracts for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Loan or Commitment (or other interest) pursuant to a law in effect on the date on which (i) such Recipient acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Lead Borrower under Section 10.13) or (ii) such Recipient changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or (c), amounts with respect to such Taxes were payable either to such Recipient’s assignor immediately before such Recipient became a party hereto or to such Recipient immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), (d) any U.S. federal withholding Taxes imposed pursuant to FATCA, and (e) any back-up withholding Taxes.

“Executive Order” has the meaning provided therefor in Section 10.18.

“Existing Credit Agreement” has the meaning given to such term in the introductory paragraph to this Agreement.

“Existing Letters of Credit” means those certain Letters of Credit issued and outstanding as of the Effective Date pursuant to the Existing Credit Agreement, as more fully described on Schedule 1.03 hereto.

“Expected Cure Amount” has the meaning specified in Section 8.04(2).

“Extended Maturity Date” means the date that each of the Agent, the Lead Borrower and each Extending Lender agree in accordance with Section 2.17.

“Extended Commitments” has the meaning provided therefor in Section 2.17(a).

“Extending Lender” has the meaning provided therefor in Section 2.17(b).

“Extension Amendment” has the meaning provided therefor in Section 2.17(d). “Extension Election” has the meaning provided therefor in Section 2.17(b).

“Extension Request” has the meaning provided therefor in Section 2.17(a).

“Extension Series” has the meaning provided therefor in Section 2.17(a).

“Facility Guaranty” means the Guaranty made by the Guarantors in favor of the Agent and the other Credit Parties, in form reasonably satisfactory to the Agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any applicable intergovernmental agreements that implement any of the foregoing, and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Agent.

“Fee Letter” means the Fee Letter, dated October 23, 2017, among the Borrowers and the Agent, and acknowledged by MLPFS.

“FILO Tranche” has the meaning specified in Section 2.15(f).

“Financed Capital Expenditures” shall mean, with respect to any Person and for any period, Capital Expenditures made by such Person during such period that are financed with the proceeds of Indebtedness (other than Credit Extensions) or net proceeds of any Disposition, net proceeds of any casualty event, any incurrence of Indebtedness (other than Credit Extensions) or any issuance of Equity Interests (other than Disqualified Stock or any other issuance of Equity Interests which increases any available basket hereunder).

“Financial Covenant” means the covenant specified in Section 7.15.

“Fiscal Month” means each monthly accounting period of the Lead Borrower calculated in accordance with the National Retail Federation calendar.

“Fiscal Quarter” means each quarterly accounting period of the Lead Borrower consisting of successive 13-week periods (each such 13 week period to begin on a Sunday and end on a Saturday) of the Lead Borrower of any Fiscal Year; provided that for any 53-week Fiscal Year, the last Fiscal Quarter of such Fiscal Year shall consist of the successive 14-week period from and including the first day after the third Fiscal Quarter of such Fiscal Year through and including the last day of such Fiscal Year.

“Fiscal Year” means the annual accounting period of Borrowers ending on the Saturday nearest to January 31st in each calendar year.

“Foreign Asset Control Regulations” has the meaning provided therefor in Section 10.18.

“Foreign Lender” means any Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“Foreign Subsidiary” means any Subsidiary that is (i) a CFC, or (ii) a direct or indirect Subsidiary of a CFC.

“Foreign Subsidiary Holding Company” means any Subsidiary, substantially all of the assets of which are Equity interests of one or more Foreign Subsidiaries.

“Foreign Vendor” means a Person that sells In-Transit Inventory to a Borrower.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien), provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. Notwithstanding the foregoing, “Guarantee” shall not include liabilities for indemnities under laws, contracts, arrangements and agreements incurred in the ordinary course of business (including liabilities for director, officer, employee and agent indemnification obligations). The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” means, collectively, (a) Holdings and each Subsidiary of Holdings (other than any Excluded Subsidiary) existing on the Closing Date and each other Subsidiary of Holdings that shall be required to execute and deliver a Facility Guaranty pursuant to Section 6.11, and (b) with respect to Other Liabilities owing by any Loan Party or any of its Restricted Subsidiaries and any Swap Obligation of a Specified Loan Party (determined before giving effect to Section 1 of the Facility Guaranty and Section 10.25 hereof) under the Facility Guaranty, each Borrower.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” means Torrid Inc., a Delaware corporation, and the owner of 100% of the issued and outstanding Equity Interests in the Lead Borrower.

“Honor Date” has the meaning provided therefor in Section 2.03(c)(i).

“Hot Topic Tri-Party Agreement” means that certain Agreement dated as of the Closing Date by and among the Loan Parties, Hot Topic, Inc. and certain of its Affiliates, and the Agent, as confirmed and ratified pursuant to the Confirmation and Ratification Agreement.

“Immaterial Subsidiary” means, on any date, any Subsidiary of Holdings that is not a Material Domestic Subsidiary or Material Foreign Subsidiary.

“Increase Effective Date” has the meaning provided therefor in Section 2.15(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business not past due for more than ninety (90) days after the date on which such trade account payables were created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; provided that, other than for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, if such Person has not assumed or otherwise become liable for such indebtedness, such indebtedness shall be measured at the fair market value of such property securing such indebtedness at the time of determination;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person prior to the date that is 91 days after the scheduled Maturity Date (including, without limitation, Disqualified Stock but excluding any tax distributions required to be made with respect to entities that are treated as partnerships or disregarded entities for federal income tax purposes), or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning provided therefor in Section 10.04(b).

“Information” has the meaning provided therefor in Section 10.07.

“Initial Maturity Date” has the meaning provided therefor in the definition of Maturity Date.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intercompany Subordinated Indebtedness” means that certain Subordinated Indebtedness in the aggregate principal amount of $45,000,000 pursuant to that certain promissory note dated as of the Closing Date, made by Holdings in favor of Torrid Holding LLC, a Delaware limited liability company (“TopCo”), which Indebtedness is subordinated to the Obligations pursuant to the Intercompany Subordination Agreement.

“Intercompany Subordination Agreement” means that certain Subordination Agreement dated as of the Closing Date, by and among the Loan Parties and TopCo and acknowledged by the Agent, as confirmed and ratified pursuant to the Confirmation and Ratification Agreement.

“Interest Payment Date” means, (a) as to any LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a LIBOR Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the first Business Day of each month and the Maturity Date.

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or Converted to or continued as a LIBOR Rate Loan and ending on the date one, three or six (or, to the extent available to all Lenders, twelve) months thereafter, as selected by the Lead Borrower in its Revolving Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) no Interest Period shall extend beyond the Maturity Date; and

(d) notwithstanding the provisions of clause (iii), no Interest Period shall have a duration of less than one (1) month, and if any Interest Period applicable to a LIBOR Borrowing would be for a shorter period, such Interest Period shall not be available hereunder.

For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent Conversion or continuation of such Borrowing.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, the Lead Borrower’s and/or its Subsidiaries’ internal controls over financial reporting.

“In-Transit Cap” means twenty percent (20%) of the Borrowing Base (calculated without inclusion of amounts described in clause (d) of the definition thereof).

“In-Transit Inventory” means Inventory of a Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of a Borrower from a location outside of the continental United States to a location of a Borrower that is within the continental United States.

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, and without duplication of any of the factors taken into account in determining “Appraised Value”, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines in its Permitted Discretion will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a) obsolescence;

(b) seasonality;

(c) Shrink;

(d) imbalance;

(e) change in Inventory character;

(f) change in Inventory composition;

(g) change in Inventory mix;

(h) mark-downs (both permanent and point of sale); and

(i) retail mark-ons and mark-ups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events.

Upon the determination by any Agent, in its Permitted Discretion, that an Inventory Reserve should be established or modified, such Agent shall notify the Lead Borrower to the extent required hereunder.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and any Borrower (or any other Loan Party) or in favor the L/C Issuer and relating to any such Letter of Credit.

“Joinder Agreement” means an agreement, in form reasonably satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may reasonably determine.

“Junior Indebtedness” means any Indebtedness for borrowed money of any Loan Party in an amount greater than $10,000,000 that is unsecured or secured on the Collateral on a junior basis to the Liens securing the Obligations of such Loan Party arising under the Loan Documents.

“Landlord Lien State” means such states in which a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral.

“Latest Maturity Date” means, at any date of determination, the latest Maturity Date applicable to any Loan or Commitment hereunder at such time, including the latest termination date of any Extended Commitment or Additional Commitment, as applicable, as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.

“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on or prior to the date when required to be reimbursed by the Borrowers or refinanced as a Revolving Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” means (a) Bank of America in its capacity as issuer of Letters of Credit hereunder, or any successor issuer of Letters of Credit hereunder (which successor may only be a Lender selected by the Agent in its reasonable discretion), and (b) any other Lender approved by the Agent and the Lead Borrower in their reasonable discretion. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“L/C Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Borrower” has the meaning specified in the introductory paragraph hereto.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any real property for any period of time.

“Lender” has the meaning specified in the introductory paragraph hereto and, as the context requires, includes the Swing Line Lender.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Lead Borrower and the Agent.

“Letter of Credit” means each Standby Letter of Credit and each Commercial Letter of Credit issued hereunder and shall include the Existing Letters of Credit.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.

“Letter of Credit Expiration Date” means the day that is five (5) Business Days prior to the Maturity Date then in effect.

“Letter of Credit Fee” has the meaning provided therefor in Section 2.03(i).

“Letter of Credit Sublimit” means an amount equal to $15,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Letter of Credit Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Letter of Credit Sublimit, then the Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

“LIBOR Borrowing” means a Borrowing comprised of LIBOR Rate Loans.

“LIBOR Rate” means the per annum rate of interest (rounded upwards, if necessary, to the next 1/16th of one percent (1%)) and in no event less than zero) determined by Agent at or about 11:00 a.m. (London time) two Business Days prior to an interest period for a term equivalent to such period, equal to the London Interbank Offered Rate, or comparable or successor rate approved by Agent, as published on the applicable Reuters screen page (or other commercially available source designated by Agent from time to time); provided, that any comparable or successor rate shall be applied by Agent, if administratively feasible, in a manner consistent with market practice.

“LIBOR Rate Loan” means a Revolving Loan that bears interest at a rate based on the Adjusted LIBOR Rate.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and applicable Laws as a creditor of the Loan Parties with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Loan Parties acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other Disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Revolving Loan or a Swing Line Loan.

“Loan Account” has the meaning provided therefor in Section 2.11(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Aggregate Commitments or (b) the Borrowing Base.

“Loan Documents” means this Agreement, each Note, each Issuer Document, the Fee Letter, all Borrowing Base Certificates, the Blocked Account Agreements, the Credit Card Notifications, the Security Documents, the Facility Guaranty, the Intercompany Subordination Agreement, the Hot Topic Tri-Party Agreement, the Confirmation and Ratification Agreement, and any other instrument or agreement now or hereafter executed and delivered in connection herewith.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Management Fees” means management fees payable by the Loan Parties pursuant to the Sponsor Management Agreement.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent), or financial condition of Holdings and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its material obligations under any Loan Document to which it is a party; or (c) a material impairment of the rights and remedies of the Agent or the Lenders under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party the breach or termination of which could reasonably be expected to result in a Material Adverse Effect.

“Material Domestic Subsidiary” means, as of the Effective Date and thereafter at any date of determination, each of the Borrowers’ Domestic Subsidiaries that is a Restricted Subsidiary (a) whose Total Assets at the last day of the most recent Measurement Period (when taken together with the Total Assets of the Restricted Subsidiaries of such Domestic Subsidiary at the last day of the most recent Measurement Period) were equal to or greater than 5.0% of Total Assets of the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries at such date or (b) whose gross revenues for such Measurement Period (when taken together with the gross revenues of the Restricted Subsidiaries of such Domestic Subsidiary for such Measurement Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries for such Measurement Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Effective Date (or such longer period as the Agent may agree in its sole discretion), Domestic Subsidiaries that are not Material Domestic Subsidiaries solely because they do not meet the thresholds set forth in the preceding clause (a) or (b) comprise in the aggregate more than (when taken together with the Total Assets of the Restricted Subsidiaries of such Domestic Subsidiaries at the last day of the most recent Measurement Period) 7.5% of Total Assets of the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries (excluding Subsidiaries otherwise constituting Excluded Subsidiaries) as of the end of the most recently ended Measurement Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Domestic Subsidiaries for such Measurement Period) 7.5% of the consolidated gross revenues of the Borrowers and the Restricted Subsidiaries that are Domestic Subsidiaries (excluding Subsidiaries otherwise constituting Excluded Subsidiaries) for such Measurement Period, then the Lead Borrower shall, not later than thirty (30) days after the date by which financial statements for such Measurement Period were required to be delivered pursuant to this Agreement (or such longer period as the Agent may agree in its reasonable discretion), (i) designate in writing to the Agent one or more of such Domestic Subsidiaries that are Restricted Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 with respect to any such Subsidiaries.

“Material Foreign Subsidiary” means, as of the Effective Date and thereafter at any date of determination, each of the Borrowers’ Foreign Subsidiaries that are Restricted Subsidiaries (a) whose Total Assets at the last day of the most recent Measurement Period (when taken together with the Total Assets of the Restricted Subsidiaries of such Foreign Subsidiary at the last day of the most recent Measurement Period) were equal to or greater than 5.0% of Total Assets of the Restricted Subsidiaries that are Foreign Subsidiaries at such date or (b) whose gross revenues for such Measurement Period (when taken together with the revenues of the Restricted Subsidiaries of such Foreign Subsidiary for such Measurement Period) were equal to or greater than 5.0% of the consolidated gross revenues of the Restricted Subsidiaries that are Foreign Subsidiaries for such Measurement Period, in each case determined in accordance with GAAP; provided that if at any time and from time to time after the date which is 30 days after the Effective Date (or such longer period as the Agent may agree in its sole discretion), Foreign Subsidiaries that are not Material Foreign Subsidiaries comprise in the aggregate more than (when taken together with the Total Assets of the Restricted Subsidiaries of such Foreign Subsidiaries at the last day of the most recent Measurement Period) 7.5% of Total Assets of the Restricted Subsidiaries that are Foreign Subsidiaries (excluding Subsidiaries otherwise constituting Excluded Subsidiaries) as of the end of the most recently ended Measurement Period or more than (when taken together with the gross revenues of the Restricted Subsidiaries of such Foreign Subsidiaries (excluding Subsidiaries otherwise constituting Excluded Subsidiaries) for such Measurement Period) 7.5% of the consolidated gross revenues of the Restricted Subsidiaries that are Foreign Subsidiaries for such Measurement Period, then the Lead Borrower shall, not later than thirty (30) days after the date by which financial statements for such Measurement Period were required to be delivered pursuant to this Agreement (or such longer period as the Agent may agree in its reasonable discretion), designate in writing to the Agent one or more of such Foreign Subsidiaries that are Restricted Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material Indebtedness” means Indebtedness (other than the Obligations but including Other Liabilities which constitute Indebtedness) of the Loan Parties in an aggregate principal amount exceeding $10,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) the amount of the obligations in respect of any Swap Contract at such time shall be calculated at the Swap Termination Value thereof, (b) undrawn committed or available amounts shall be included, and (c) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included. For the avoidance of doubt, the Intercompany Subordinated Indebtedness shall constitute Material Indebtedness at all times hereunder.

“Maturity Date” means the later of (a) October 23, 2022 (the “Initial Maturity Date”), (b) with respect to any Lender which participates in any Extension Series pursuant to Section 2.17, such extended maturity date relating to such Extension Series as determined pursuant to such Section 2.17, and (c) with respect to any FILO Tranche, the maturity date applicable to such FILO Tranche in accordance with the terms hereof.

“Maximum Rate” has the meaning provided therefor in Section 10.09.

“Measurement Period” means, at any date of determination, the most recently completed twelve Fiscal Months of Holdings and its Subsidiaries.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation. “Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Lead Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Multiple Employer Plan” means a Plan which has two or more contributing sponsors (including the Lead Borrower or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Necessary Cure Amount” has the meaning specified in Section 8.04(2).

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such transaction (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) minus (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket fees, commissions and expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, on account of appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)) and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction (or such longer period as may apply in the event of an installment sale or similar transaction) as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” has the meaning provided therefor in Section 10.01.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extension Notice Date” has the meaning provided therefor in Section 2.03(b)(iii).

“Note” means a Revolving Note and the Swing Line Note, as each may be amended, supplemented or modified from time to time.

“Notice Date” has the meaning provided therefor in Section 2.17.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Subsidiary thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees costs, expenses and indemnities are allowed claims in such proceeding, and (b) any Other Liabilities; provided that Obligations of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Liabilities” means all obligations on account of (i) any Cash Management Services furnished to any of the Loan Parties or any of their Restricted Subsidiaries, and/or (ii) any Bank Product furnished to any of the Loan Parties and/or any of their Restricted Subsidiaries; provided that Other Liabilities of a Loan Party shall exclude any Excluded Swap Obligations with respect to such Loan Party.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrowers of Unreimbursed Amounts or the refinancing of such unreimbursed amounts as Borrowings hereunder.

“Overadvance” means a Credit Extension to the extent that, immediately after its having been made, Availability is less than zero.

“Participant” has the meaning provided therefor in Section 10.06(d).

“Participant Register” has the meaning provided therefor in Section 10.06(d).

“Patriot Act” has the meaning provided therefor in Section 10.17.

“Payment Conditions” means, at the time of determination with respect to any specified transaction or payment, that (a) no Specified Event of Default then exists or would arise as a result of entering into such transaction or the making of such payment, (b) immediately after giving pro forma effect to such transaction or the making of such payment, the Pro Forma Availability Condition has been satisfied, (c) the Consolidated Fixed Charge Coverage Ratio for the Measurement Period preceding such transaction or the making of such payment shall be greater than or equal to 1.0 to 1.0, provided that the provisions of this clause (c) shall not be applicable if Availability, calculated in accordance with clause (b) hereof, immediately after giving pro forma effect to such transaction or payment and for the thirty (30) day period immediately preceding such transaction or payment is greater than or equal to seventeen and one-half percent (17.5%) of the Loan Cap; and (d) the Lead Borrower shall have delivered a Transaction Certificate to the Agent duly executed by a Responsible Officer of the Lead Borrower and attaching evidence (reasonably detailed and reasonably satisfactory to the Agent) of satisfaction of the conditions contained in clauses (b) and (c) above, as applicable.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Act” means the Pension Protection Act of 2006.

“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and Multiemployer Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431, 432 and 436 of the Code and Sections 302, 303, 304 and 305 of ERISA.

“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan but excluding a Multiemployer Plan) that is maintained or is contributed to by the Lead Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Permitted Acquisition” means an Acquisition in which all of the following conditions are satisfied:

(a) such Acquisition shall have been approved by the Board of Directors of the Person (or similar governing body if such Person is not a corporation) which is the subject of such Acquisition and such Person shall not have announced that it will oppose such Acquisition or shall not have commenced any action which alleges that such Acquisition shall violate applicable Law; provided that the foregoing condition shall only be required to be satisfied for any Acquisition (i) involving a merger, consolidation or acquisition of Equity Interests of a Person, (ii) of all or substantially all of the assets of a Person, or (iii) to the extent applicable Law, the Organization Documents of the Person which is the subject of such Acquisition, or the applicable purchase agreement, merger agreement or similar definitive documentation otherwise require such board approval;

(b) the Lead Borrower shall have furnished the Agent with reasonable prior written notice of such intended Acquisition;

(c) any assets acquired shall be utilized in, and if the Acquisition involves a merger, consolidation or acquisition of Equity Interests, the Person which is the subject of such Acquisition shall be engaged in, a business otherwise permitted to be engaged in by a Borrower under this Agreement or substantially the same lines of business (or reasonably related thereto) as one or more of the principal businesses of a Borrower;

(d) if the Person which is the subject of such Acquisition will be maintained as a Subsidiary of a Loan Party, or if the assets acquired in an Acquisition will be transferred to a Subsidiary which is not then a Loan Party, such Subsidiary shall have been joined as a Borrower hereunder or as a Guarantor to the extent required pursuant to Section 6.12, and the Agent shall have received a first priority security interest in such Subsidiary’s Equity Interests and property of such Subsidiary of the same nature as constitutes Collateral under the Security Documents (subject, in each case, to Permitted Encumbrances having priority by operation of applicable law); and

(e) the Loan Parties shall have satisfied the Payment Conditions.

“Permitted Discretion” means the Agent’s good-faith and reasonable (from the perspective of a secured asset-based lender in credit facilities of the type contemplated hereby) business judgment and consistent with the Agent’s customary practices in asset-based credit facilities of the type contemplated hereby. Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Agent to establish Reserves which are duplicative of each other whether or not such Reserves fall under more than one Reserve category.

“Permitted Disposition” means any of the following:

(a) dispositions of Inventory in the ordinary course of business;

(b) bulk sales or other dispositions at arm’s length of the Inventory of a Loan Party not in the ordinary course of business in connection with Permitted Store Closings;

(c) non-exclusive licenses of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business;

(d) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(e) dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary;

(f) sales, transfers and dispositions among the Loan Parties or by any Subsidiary to a Loan Party;

(g) sales, transfers and dispositions by any Subsidiary which is not a Loan Party to another Subsidiary that is not a Loan Party;

(h) as long as no Default or Event of Default then exists or would arise therefrom, sales of Real Estate of any Loan Party (or sales of any Person or Persons created to hold such Real Estate or the Equity Interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (A) such sale is made for fair market value, and (B) in the case of any sale-leaseback transaction permitted hereunder, the Loan Parties shall have used commercially reasonable efforts to deliver to the Agent a Collateral Access Agreement duly executed by each such purchaser or transferee and on terms and conditions reasonably satisfactory to the Agent;

(i) to the extent constituting a Disposition, the making of Permitted Investments;

(j) leases, subleases, licenses and sublicenses of real or personal property (other than Intellectual Property) entered into by Loan Parties and their Subsidiaries in the ordinary course of business at arm’s length and on market terms;

(k) Dispositions of Equipment to the extent that (i) such Equipment is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property, or (iii) such Disposition is pursuant to a sale-leaseback transaction permitted hereunder;

(l) as long as no Change of Control would arise therefrom, the sale or issuance of any Equity Interests (other than Disqualified Stock) by Holdings or any Subsidiary thereof;

(m) the Disposition of any asset which is subject to or has sustained any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding;

(n) as long as no Default or Event of Default then exists or would arise therefrom, Dispositions of Intellectual Property that, in the judgment of a Loan Party, is no longer useful or necessary in its business or that of any Subsidiary;

(o) (i) so long as no Cash Dominion Event has then occurred and is continuing, Dispositions of cash and Cash Equivalents to the extent otherwise permitted hereby, and (ii) after the occurrence of a Cash Dominion Event, Dispositions of cash in the Excluded Accounts and proceeds of Loans made hereunder to pay expenses or engage in transactions otherwise permitted hereby;

(p) Dispositions of delinquent Accounts for collection purposes for fair value;

(q) other Dispositions not expressly permitted pursuant to the foregoing clauses (a) through (p), provided that (i) the aggregate fair market value (as determined by the Lead Borrower in good faith) of all assets Disposed of in reliance upon this clause (q) shall not exceed $15,000,000 in any calendar year, and (ii) no Event of Default then exists or would arise therefrom; and

(r) other Dispositions, so long as, the Borrowers or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise in connection with such Disposition) at least equal to the fair market value (measured at the time of contractually agreeing to such Disposition) of the assets sold or otherwise disposed of, and at least 75.0% of the consideration for such Disposition received by the Borrowers or a Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this clause (r):

(i) any securities, notes or other obligations or assets received by the Borrowers or any Restricted Subsidiary from such transferee or in connection with such Disposition (including earnouts and similar obligations) that are converted by the Borrowers or a Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) within 180 days following the closing of such Disposition; and

(ii) any Designated Non-Cash Consideration received by the Borrowers or any Restricted Subsidiary in such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $5.0 million (or, at the Borrowers’ option, at the time of contractually agreeing to such Disposition), with the fair market value of each item of Designated Non-Cash Consideration being measured, at the Borrowers’ option, either at the time of contractually agreeing to such Disposition or at the time received and, in either case, without giving effect to any subsequent change(s) in value; provided that, in the event of (x) a Disposition of more than ten (10%) percent of assets of the type included in the Borrowing Base pursuant to a single transaction or a series of related transactions, the Borrowers shall deliver an updated Borrowing Base Certificate to the Agent, prepared on a pro forma basis after giving effect to such Disposition, and (y) in the event of a Disposition of Intellectual Property used or useful in connection with the assets included in the Borrowing Base, the purchaser, assignee or other transferee thereof agrees in writing to be bound by a non-exclusive royalty-free worldwide license of such Intellectual Property in favor of the Agent for use in connection with the exercise of the rights and remedies of the Credit Parties, which license shall be in form and substance reasonably satisfactory to the Agent, and provided further that in the case of a Disposition of Intellectual Property licensed by the Lead Borrower or one of its Restricted Subsidiaries from a third party, the transferee thereof shall be required to provide such a license only to the extent to which the applicable license gives it a right to do so.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 6.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Laws, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 6.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(d) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(f) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(g) Liens existing on the Effective Date listed on Schedule 7.01 and Liens to secure any Permitted Refinancings of the Indebtedness with respect thereto;

(h) Liens on fixed or capital assets of any Loan Party which secure Indebtedness permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Loan Parties;

(i) Liens in favor of the Agent;

(j) landlords’ and lessors’ statutory Liens in respect of rent not in default;

(k) possessory Liens in favor of brokers and dealers arising in connection with the acquisition of or disposition of Permitted Investments, provided that such liens (i) attach only to such Investments and (ii) secure only obligations incurred in the ordinary course of business and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, Liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings (or similar filings under other applicable Law) regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n) voluntary Liens on property (other than property of the type included in the Borrowing Base) in existence at the time such property is acquired pursuant to a Permitted Acquisition or on such property of a Subsidiary of a Loan Party in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition; provided, that such Liens are not incurred in connection with or in anticipation of such Permitted Acquisition and do not attach to any other assets of any Loan Party or any Subsidiary;

(o) Liens in favor of customs and revenues authorities imposed by applicable Laws arising in the ordinary course of business in connection with the importation of goods and securing obligations (i) that are not overdue by more than thirty (30) days, or (ii)(A) that are being contested in good faith by appropriate proceedings, (B) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (C) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation;

(p) Liens in favor of any holder of Indebtedness permitted pursuant to clause (j) of the definition of “Permitted Indebtedness”; provided that such Liens shall be junior and subordinate to the Liens securing the Obligations and the holder of such Indebtedness shall have entered into an intercreditor and subordination agreement with the Agent on terms reasonably acceptable to the Agent;

(q) leases, licenses, subleases or sublicenses granted to other Persons in the ordinary course of business which do not (i) interfere in any material respect with the business of the Loan Parties or (ii) secure any Indebtedness for borrowed money;

(r) any interest or title of (i) a lessor or sublessor under any lease or sublease or (ii) a licensor or sublicensor under any license or sublicense, in each case entered into in the ordinary course of business, so long as such interest or title relates solely to the assets subject thereto;

(s) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(t) any interest or title of a lessor under any operating lease and all Liens on the underlying assets subject to such lease that affect such lessor’s interest or title in such asset;

(u) Liens deemed to exist in connection with Investments in financial repurchase agreements that qualify as Cash Equivalents provided that such Liens do not extend to any assets other than the assets that are the subject of such repurchase agreement;

(v) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(w) Liens in favor of the L/C Issuer on cash collateral securing the obligations of a Defaulting Lender to fund risk participations hereunder;

(x) Liens in respect of the licensing of Intellectual Property in the ordinary course of business, to the extent such licensing is otherwise permitted hereunder;

(y) Liens upon In-Transit Inventory arising in the ordinary course of business in favor of Persons from time to time approved in writing by the Agent, subject to such conditions or documentation as the Agent, in its Permitted Discretion may set forth or require in such writing, and securing only obligations in favor of such Persons resulting from the transport of such In-Transit Inventory (and not associated with Indebtedness (whether for borrowed money or otherwise) or other unrelated obligations), which obligations are not overdue by more than sixty (60) days or are being contested in compliance with Section 6.04; provided that this clause (y) shall not be deemed to limit or impair any right of the Agent, in its Permitted Discretion, to establish, maintain or modify Reserves relative to Inventory subject to such Liens;

(z) other Liens securing obligations in an aggregate amount not to exceed $20,000,000; and

(aa) Liens securing obligations in respect of Indebtedness permitted to be incurred pursuant to clause (q) of the definition of Permitted Indebtedness; provided that to the extent such Liens are on assets constituting Collateral that is included in the Borrowing Base and other current asset collateral, as described in a customary intercreditor agreement entered into by the Agent (collectively, the “ABL Priority Collateral”) (but which shall not be required to be on assets constituting Collateral), together with any Permitted Refinancing in respect thereof, such Liens shall be secured on a junior basis to the Liens securing the Obligations, and the collateral agent in respect of such Indebtedness shall have entered into a customary intercreditor agreement reasonably acceptable to the Agent and the Borrowers.

“Permitted Holders” means the Sponsor.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness outstanding on the Effective Date listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b) Indebtedness of any Loan Party to any other Loan Party;

(c) (i) purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof in an aggregate amount not to exceed $20,000,000 at any time outstanding, and (ii) purchase money Indebtedness of any Loan Party to finance the acquisition of any real or personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, in connection with the potential addition of an additional distribution and/or fulfillment center facility and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided that, in each case, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business;

(f) obligations (contingent or otherwise) of any Loan Party or any Restricted Subsidiary thereof existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view” and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(g) Indebtedness with respect to the deferred purchase price for any Permitted Acquisition, provided that such Indebtedness does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the Maturity Date, has a final maturity which extends beyond the Maturity Date, and is subordinated to the Obligations on terms reasonably acceptable to the Agent;

(h) Indebtedness of any Person that becomes a Subsidiary of a Loan Party in a Permitted Acquisition, which Indebtedness is existing at the time such Person becomes a Subsidiary of a Loan Party (other than Indebtedness incurred solely in contemplation of such Person’s becoming a Subsidiary of a Loan Party);

(i) the Obligations;

(j) other secured Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $20,000,000 at any time outstanding; provided that (i) to the extent such Indebtedness is secured, it is secured on the Collateral on a junior basis to the Liens securing the Obligations of such Loan Party arising under the Loan Documents, (ii) the weighted average life to maturity of such Indebtedness is greater than or equal to the weighted average life to maturity of the of the Commitments at the time such Indebtedness is incurred, and (iii) such Indebtedness does not mature or have any scheduled amortization or payments, repurchases or redemptions of principal (other than customary amortization payments), in each case, prior the Latest Maturity Date (or, in the case of Subordinated Indebtedness, 91 days after the Latest Maturity Date) of the Commitments at the time such Indebtedness is incurred;

(k) Subordinated Indebtedness;

(l) Guarantees (i) by any Loan Party and its Restricted Subsidiaries of any Indebtedness of any other Loan Party permitted hereunder and (ii) as long as no Default or Event of Default has occurred and is continuing or would arise therefrom, by any Loan Party and its Restricted Subsidiaries of any Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Loan Party to the extent such Guarantees comply with the provisions of clause (c)(iv) of the definition of “Permitted Investments”;

(m) contingent liabilities arising with respect to customary indemnification obligations in favor of sellers in connection with Permitted Acquisitions;

(n) Indebtedness incurred by any Loan Party or any Restricted Subsidiary thereof in the ordinary course of business in connection with the financing of insurance premiums;

(o) to the extent constituting Indebtedness, Indebtedness due to the Sponsor on account of the accrual of Management Fees and transaction fees;

(p) unsecured Indebtedness not otherwise specifically described herein and in an aggregate principal amount not to exceed $30,000,000 at any time outstanding, so long as any such Indebtedness in an amount greater than $15,000,000 does not mature prior the Latest Maturity Date of the Commitments at the time such Indebtedness is incurred; and

(q) Permitted Ratio Debt.

“Permitted Investments” means each of the following:

(a) Cash Equivalents;

(b) Investments existing on the Effective Date set forth on Schedule 7.02 and any extension or renewal thereof, but not any increase in the amount thereof;

(c) (i) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding as of the Effective Date, (ii) additional Investments (including capital contributions) by any Loan Party and its Subsidiaries in Loan Parties, (iii) additional Investments by Subsidiaries of the Loan Parties that are not Loan Parties in other Subsidiaries that are not Loan Parties, and (iv) so long as no Default or Event of Default has occurred and is continuing or would result from such Investment, additional Investments by the Loan Parties in Wholly-Owned Subsidiaries that are not Loan Parties in an aggregate outstanding amount invested after the Effective Date not to exceed $30,000,000 at any time; provided that to the extent such Investment includes Intellectual Property material and necessary for the operation of the assets of the Loan Parties and their Subsidiaries, taken as a whole, which constitute ABL Priority Collateral, such Intellectual Property shall be subject to a non-exclusive royalty-free worldwide license in favor of the Agent for the purpose of the Agent’s exercise of rights and remedies under this Agreement in connection with the ABL Priority Collateral;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees constituting Permitted Indebtedness;

(f) Investments by any Loan Party in Swap Contracts permitted hereunder;

(g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(h) Investments received as the non-cash portion of consideration received in connection with Permitted Dispositions;

(i) advances to officers, directors and employees of the Loan Parties and Restricted Subsidiaries in the ordinary course of business outstanding for ordinary business purposes or notes from officers, directors and employees in exchange for Equity Interests of the Lead Borrower purchased by such officers, directors or employees, in an amount not to exceed, as to all Investments described in this clause (i), $5,000,000 at any time;

(j) Investments constituting Permitted Acquisitions and earnest money deposits made in connection with any letter of intent or purchase agreement entered into in connection with any Permitted Acquisition; provided that Permitted Acquisitions by the Loan Parties in Wholly-Owned Subsidiaries that are not Loan Parties in an aggregate outstanding amount invested after the Effective Date shall not exceed $30,000,000 at any time;

(k) to the extent constituting an Investment, acquisitions of Inventory in the ordinary course of business;

(l) bank deposits in the ordinary course of business, subject to the provisions of Section 6.12;

(m) Investments consisting of extensions of credit by any Subsidiary of a Borrower that is not a Loan Party to any Loan Party; provided that (i) each Loan Party and its Subsidiaries shall accurately record all intercompany transactions on its books and records, and (ii) such intercompany loans shall be subordinated to the Obligations as evidenced by a subordination agreement in form and substance reasonably satisfactory to the Agent and shall otherwise be on terms reasonably satisfactory to the Agent; and

(n) so long as the Payment Conditions are satisfied and without increasing the amounts permitted under any other clause of this definition, additional Investments not otherwise specifically described herein. provided, however, that notwithstanding the foregoing, (i) after the occurrence and during the continuance of a Cash Dominion Event, no such Investments specified in clauses (a) and (n) shall be permitted to be made unless either (A) no Loans or, if then required to be Cash Collateralized, Letters of Credit are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a LIBOR Rate Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) such Investments shall be pledged to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Overadvance” means an Overadvance made by the Agent, in its discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties; or

(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation;

(c) is made to pay any other amount chargeable to any Loan Party hereunder or under any other Loan Document; and

(d) together with all other Permitted Overadvances then outstanding, shall not (i) exceed five percent (5%) of the Borrowing Base at any time, or (ii) unless a Liquidation is occurring, remain outstanding for more than forty-five (45) consecutive Business Days, unless in each case, the Required Lenders otherwise agree. provided however, that the foregoing shall not (i) modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations with respect to Letters of Credit or Section 2.04 regarding the Lenders’ obligations with respect to Swing Line Loans, or (ii) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances, and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, (i) the Total Outstandings would exceed the Aggregate Commitments (as in effect prior to any termination of the Aggregate Commitments pursuant to Section 2.06 or 8.02 hereof) , or (ii) at any time that there are only two (2) Lenders and a Specified Event of Default exists, any Lender (so long as such Lender is a Lender as of the Effective Date and maintains a Commitment not less than the Commitment of such Lender as of the Effective Date) requests the Agent in writing to cease making such Overadvances.

“Permitted Ratio Debt” means Indebtedness of the Borrowers or any Restricted Subsidiary; provided that (a) such Indebtedness does not mature or have any scheduled amortization or payments, repurchases or redemptions of principal (other than customary amortization payments), in each case, prior the Latest Maturity Date (or, in the case of Subordinated Indebtedness, 91 days after the Latest Maturity Date) of the Commitments at the time such Indebtedness is incurred, (b) the Total Net Leverage Ratio after giving pro forma effect to the incurrence of such Indebtedness, as of the end of the most recently ended Measurement Period, is no greater than 2.50 to 1.00, (c) such Indebtedness may be secured to the extent such Liens constitute Permitted Encumbrances in accordance with the definition thereof and (d) the aggregate amount of Permitted Ratio Debt incurred by Restricted Subsidiaries of the Borrowers that are not and do not become Guarantors, shall not exceed $30.0 million.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced; provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions, expenses and other transaction costs and by an amount equal to any existing commitments unutilized thereunder), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced (and if secured, shall be subject to a lien subordination or other intercreditor agreement on terms not less favorable to the Agent than the terms of the lien subordination or other intercreditor agreement, if any, applicable to the Indebtedness being Refinanced), (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (g) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (h) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Store Closings” means Store closures and related Inventory dispositions which do not exceed (i) in any Fiscal Year of the Lead Borrower and its Subsidiaries, fifteen percent (15%) of the number of the Borrowers’ Stores as of the beginning of such Fiscal Year (net of new Store openings) and (ii) in the aggregate from and after the Effective Date, thirty percent (30%) of the number of the Borrowers’ Stores in existence as of the Effective Date (net of new Store openings).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means (i) any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan but excluding a Multiemployer Plan), maintained for employees of the Lead Borrower or any ERISA Affiliate or (ii) any such Plan to which the Lead Borrower or, solely with respect to a Pension Plan or Multiemployer Plan, any ERISA Affiliate is required to contribute on behalf of any of its employees.

“Platform” has the meaning provided therefor in Section 6.02.

“Pro Forma Availability Condition” shall mean, as of any date of calculation, Pro Forma Excess Availability will be equal to or greater than twelve and one-half percent (12.5%) of the Loan Cap.

“Pro Forma Excess Availability” shall mean, as of any date of calculation, after giving pro forma effect to the transaction then to be consummated or payment to be made, Availability as of the date of such transaction or payment and for each day of the thirty (30) day period immediately preceding such transaction or payment.

“Pro Forma RP Availability Condition” shall mean, as of any date of calculation, Pro Forma Excess Availability will be equal to or greater than fifteen percent (15%) of the Loan Cap.

“Public Lender” has the meaning provided therefor in Section 6.02.

“Public Market” shall exist if (a) a Public Offering has been consummated and (b) any Equity Interests of the Lead Borrower have been distributed by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of the Lead Borrower pursuant to an effective registration statement under the Securities Act of 1933.

“Qualified ECP Guarantor” means, at any time, each Loan Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Real Estate” means all real property subject to a Lease and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Recipient” means the Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any Obligation (excluding those on account of Other Liabilities) of any Loan Party hereunder.

“Register” has the meaning provided therefor in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Lead Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Reports” has the meaning provided therefor in Section 9.12(b).

“Request for Credit Extension” means (a) with respect to a Borrowing, Conversion or continuation of Revolving Loans, a Revolving Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, a Swing Line Loan Notice.

“Required Lenders” means, as of any date of determination, at least two Lenders holding more than 50% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, at least two Lenders holding in the aggregate more than 50% of the Total Outstandings (with the aggregate amount of each Lender’s risk participation and funded participation in L/C Obligations and Swing Line Loans being deemed “held” by such Lender for purposes of this definition); provided that the Commitment of, and the portion of the Total Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves and Availability Reserves. The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish new, or modify or eliminate any existing, Reserves upon three (3) Business Days prior notice to the Lead Borrower (during which period the Agent shall be available to discuss any such proposed Reserve with the Lead Borrower); provided that no such prior notice shall be required (i) after the occurrence and during the continuance of an Event of Default or (ii) for changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously disclosed and utilized.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Restricted Subsidiary” means any Subsidiary of any Loan Party which is not an Unrestricted Subsidiary.

“Revolving Borrowing” means a borrowing consisting of simultaneous Revolving Loans of the same Type and, in the case of LIBOR Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Revolving Loan” means an extension of credit by a Lender to a Borrower pursuant to Section 2.01.

“Revolving Loan Notice” means a notice of (a) a Revolving Borrowing, (b) a Conversion of Revolving Loans from one Type to the other, or (c) a continuation of LIBOR Rate Loans, pursuant to Section 2.02(b), which, if in writing, shall be substantially in the form of Exhibit A.

“Revolving Note” means a promissory note made by the Borrowers in favor of a Lender evidencing Revolving Loans made by such Lender, substantially in the form of Exhibit C-1.

“RP Conditions” means, at the time of determination with respect to the making of any Restricted Payment, that (a) no Specified Event of Default then exists or would arise as a result of the making of such Restricted Payment, (b) immediately after giving pro forma effect to such Restricted Payment, the Pro Forma RP Availability Condition has been satisfied, (c) the

Consolidated Fixed Charge Coverage Ratio for the Measurement Period preceding such Restricted Payment shall be greater than or equal to 1.0 to 1.0, provided that the provisions of this clause (c) shall not be applicable if Availability, calculated in accordance with clause (b) hereof, immediately after giving pro forma effect to such Restricted Payment and for the thirty (30) day period immediately preceding such Restricted Payment is greater than or equal to twenty percent (20%) of the Loan Cap; and (d) the Lead Borrower shall have delivered a Transaction Certificate to the Agent duly executed by a Responsible Officer of the Lead Borrower and attaching evidence (reasonably detailed and reasonably satisfactory to the Agent) of satisfaction of the conditions contained in clauses (b) and (c) above, as applicable.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanction(s)” means any applicable economic sanction administered or enforced by the United States Government (including, without limitation, OFAC), the European Union, Her Majesty’s Treasury (“HMT”) or other sanctions authority with applicable jurisdiction.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“Seasonal Advance Rate Increase Percentage” two and one-half percent (2.5%).

“Seasonal Overadvance Period” shall mean the period in each year commencing September 1 and ending on December 31.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Security Documents” means the Security Agreement, the Blocked Account Agreements, the Credit Card Notifications, any Collateral Access Agreement, any Custom Broker/Carrier Agreement, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning provided therefor in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, consolidated shareholders’ equity of the Lead Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“Solvent” and “Solvency” means, with respect to any Person and its Restricted Subsidiaries on a Consolidated basis on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (f) such Person is not “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code. The amount of all guarantees and other contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Availability” means the sum of (a) Availability and (b) the amount by which the Borrowing Base at such time exceeds the Aggregate Commitments up to an amount not to exceed 2.5% of the Aggregate Commitments.

“Specified Event of Default” means the occurrence of any Event of Default described in any of Sections 8.01(a), 8.01(b) (due to a failure to comply with Section 6.02(c), Section 6.12 or Section 7.15), 8.01(d) (due to any material misrepresentation with respect to a Borrowing Base certification to the extent not corrected within three (3) Business Days following the provision thereof, if capable of cure thereby) or 8.01(f).

“Specified Loan Party” means any Loan Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 10.25).

“Sponsor” means, collectively, Sycamore Partners Management L.L.C. and any of its respective Affiliates and funds or partnerships managed or advised by it (including Sycamore Partners, L.P. and Sycamore Partners A, L.P.), but not including, however, any portfolio company of any of the foregoing.

“Sponsor Management Agreement” means that certain Advisory Agreement, dated as of May 1, 2015 by and between Sycamore Partners Management, L.L.C., TopCo, and the Loan Parties, as amended, modified, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Standby Letter of Credit” means any Letter of Credit that is not a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, (c) supports the payment of insurance premiums for reasonably necessary casualty insurance carried by any of the Loan Parties, or (d) supports payment or performance for identified purchases or exchanges of products or services in the ordinary course of business.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB to which the Agent is subject with respect to the Adjusted LIBOR Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Rate Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Store” means any retail store (which may include any Real Estate, fixtures, Equipment, Inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness which is expressly subordinated in right of payment to the prior payment in full of the Obligations and which is in form and on terms reasonably approved in writing by the Agent, including, without limitation, the Intercompany Subordinated Indebtedness.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligations” means, with respect to any Loan Party, any obligation of such Loan Party to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) reasonably determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.

“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans, or any successor swing line lender hereunder.

“Swing Line Loan” has the meaning provided therefor in Section 2.04(a).

“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which, if in writing, shall be substantially in the form of Exhibit B.

“Swing Line Note” means the promissory note of the Borrowers substantially in the form of Exhibit C-2, payable to the Swing Line Lender, evidencing the Swing Line Loans made by the Swing Line Lender.

“Swing Line Sublimit” means an amount equal to the lesser of (a) $20,000,000 and (b) the Aggregate Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Commitments. A permanent reduction of the Aggregate Commitments shall not require a corresponding pro rata reduction in the Swing Line Sublimit; provided, however, that if the Aggregate Commitments are reduced to an amount less than the Swing Line Sublimit, then the Swing Line Sublimit shall be reduced to an amount equal to (or, at Lead Borrower’s option, less than) the Aggregate Commitments.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which the maturity of the Obligations (excluding Other Liabilities) is accelerated (or deemed accelerated) and the Aggregate Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (c) the termination of the Aggregate Commitments in accordance with the provisions of Section 2.06 hereof.

“Total Assets” means, at any time, the total assets of the Borrowers and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, as shown on the then most recent balance sheet of the Lead Borrower or such other Person as may be available (as determined in good faith by the Lead Borrower).

“Total Net Leverage Ratio” means, with respect to any Measurement Period, the ratio of (a) Consolidated Total Debt outstanding as of the last day of such Measurement Period to (b) Consolidated EBITDA of the Borrowers and their Restricted Subsidiaries for such Measurement Period, in each case on a pro forma basis with such pro forma adjustments as are appropriate.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.

“Trademark” has the meaning set forth in the Security Agreement.

“Trading with the Enemy Act” has the meaning provided therefor in Section 10.18.

“Transaction Certificate” means a certificate substantially in the form of Exhibit H.

“Transactions” shall mean the amendment and restatement of the Existing Credit Agreement the transactions that occurred on the Effective Date.

“Type” means, with respect to a Revolving Loan, its character as a Base Rate Loan or a LIBOR Rate Loan.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, or priority of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection, or priority, or availability of such remedy, as the case may be.

“UCP 600” means, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UFCA” has the meaning provided therefor in Section 10.21(d).

“UFTA” has the meaning provided therefor in Section 10.21(d).

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unreimbursed Amount” has the meaning provided therefor in Section 2.03(c)(i).

“Unrestricted Subsidiary” means a Subsidiary of a Loan Party designated by Holdings’ board of directors as such in accordance with Section 6.18.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning provided therefor in Section 3.01(e)(ii)(B)(III).

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation, partnership or other entity of which all of the Equity Interests (other than, in the case of a corporation, directors’ qualifying shares) are directly or indirectly owned or controlled by such Person or one or more Wholly-Owned Subsidiaries of such Person or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, amendment and restatements, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such

Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders, and provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the repayment in Dollars in full in cash or immediately available funds (or, in the case of contingent reimbursement obligations with respect to Letters of Credit and Bank Products (other than Swap Contracts), providing Cash Collateralization) of all of the Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Swap Contracts) other than (x) unasserted contingent indemnification Obligations, (y) any Obligations relating to Bank Products (including Swap Contracts) that, at such time, are allowed by the applicable Bank Product provider to remain outstanding without being required to be repaid or Cash Collateralized, and (y) any Obligations relating to Cash Management Services that, at such time, are allowed by the applicable provider of such Cash Management Services to remain outstanding without being required to be repaid, and (ii) the termination of the Aggregate Commitments and the obligation of the L/C Issuer to issue Letters of Credit hereunder.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements and related materials described in Sections 6.01(a), except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Lead Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Lead Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Lead Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing and notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, in a manner such that any obligations relating to a lease that, in accordance with GAAP as in effect on the Effective Date, would be accounted for by the Borrowers as an operating lease shall be accounted for as obligations relating to an operating lease and not as Capitalized Lease Obligations (and shall not constitute Indebtedness hereunder).

1.04 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.07 Certifications. All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such Person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Revolving Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Revolving Loan”) to the Borrowers from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base;

provided that:

(a) after giving effect to any Revolving Borrowing, (x) the Total Outstandings shall not exceed the Loan Cap, and (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment; and

(b) the Outstanding Amount of all L/C Obligations shall not at any time exceed the Letter of Credit Sublimit.

Within the limits of each Lender’s Commitments, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01.

2.02 Borrowings, Conversions and Continuations of Revolving Loans.

(a) Revolving Loans (other than Swing Line Loans) shall be either Base Rate Loans or LIBOR Rate Loans as the Lead Borrower may request subject to and in accordance with this Section 2.02. All Swing Line Loans shall be only Base Rate Loans. Subject to the other provisions of this Section 2.02, Revolving Borrowings of more than one Type may be incurred at the same time.

(b) Each Revolving Borrowing, each Conversion of Revolving Loans from one Type to the other, and each continuation of LIBOR Rate Loans shall be made upon the Lead Borrower’s irrevocable notice to the Agent, which may be given by telephone. Each such notice must be received by the Agent not later than 1:00 p.m. (i) three (3) Business Days prior to the requested date of any Borrowing of, Conversion to or continuation of LIBOR Rate Loans or of any Conversion of LIBOR Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Lead Borrower pursuant to this Section 2.02(b) must be confirmed promptly by delivery to the Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Each Borrowing of, Conversion to or continuation of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or Conversion to Base Rate Loans shall be in such minimum amounts as the Agent may require. Each Revolving Loan Notice (whether telephonic or written) shall specify (i) whether the Lead Borrower is requesting a Revolving Borrowing, a Conversion of Revolving Loans from one Type to the other, or a continuation of LIBOR Rate Loans, (ii) the requested date of the Borrowing, Conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Revolving Loans to be borrowed, Converted or continued, (iv) the Type of Revolving Loans to be borrowed or to which existing Revolving Loans are to be Converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Lead Borrower fails to specify a Type of Revolving Loan in a Revolving Loan Notice or if the Lead Borrower fails to give a timely notice requesting a Conversion or continuation of a LIBOR Rate Loan, then the applicable Revolving Loans shall be made as, or Converted to, Base Rate Loans. Any such automatic Conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable LIBOR Rate Loans. If the Lead Borrower requests a Borrowing of, Conversion to, or continuation of LIBOR Rate Loans in any such Revolving Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. Notwithstanding anything to the contrary herein, a Swing Line Loan may not be Converted to a LIBOR Rate Loan.

(c) Following receipt of a Revolving Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Revolving Loans, and if no timely notice of a Conversion or continuation is provided by the Lead Borrower, the Agent shall notify each Lender of the details of any automatic Conversion of LIBOR Rate Loans to Base Rate Loans described in Section 2.02(b). In the case of a Revolving Borrowing, each Lender shall make the amount of its Revolving Loan available to the Agent in immediately available funds at the Agent’s Office not later than 1:00 p.m. on the Business Day specified in the applicable Revolving Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the Borrowers in like funds by no later than 4:00 p.m. on the day of receipt by the Agent either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Agent by the Lead Borrower; provided, however, that if, on the date the Revolving Loan Notice with respect to such Borrowing is given by the Lead Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(d) The Agent, without the request of the Lead Borrower, may advance any interest, fee, service charge (including direct wire fees), expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Lead Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrowers’ obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(d) shall bear interest at the interest rate then and thereafter applicable to Revolving Loans which are Base Rate Loans.

(e) Except as otherwise provided herein, a LIBOR Rate Loan may be continued or Converted only on the last day of an Interest Period for such LIBOR Rate Loan. During the existence of a Default or an Event of Default, no Loans may be requested as, Converted to or continued as LIBOR Rate Loans without the Consent of the Required Lenders.

(f) The Agent shall promptly notify the Lead Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Agent shall notify the Lead Borrower and the Lenders of any change in Bank of America’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(g) After giving effect to all Revolving Borrowings, all Conversions of Revolving Loans from one Type to the other, and all continuations of Revolving Loans as the same Type, there shall not be more than five (5) Interest Periods in effect with respect to LIBOR Rate Loans.

(h) The Agent, the Lenders, the Swing Line Lender and the L/C Issuer shall have no obligation to make any Loan or to provide any Letter of Credit if an Overadvance would result. The Agent may, in its Permitted Discretion, make Permitted Overadvances without the consent of the Borrowers, the Lenders, the Swing Line Lender and the L/C Issuer and the Borrowers, the Swing Line Lender, and each Lender and L/C Issuer shall be bound thereby. Any Permitted Overadvance may constitute a Swing Line Loan. A Permitted Overadvance is for the account of the Borrowers and shall constitute a Revolving Loan bearing interest at the Base Rate and an Obligation and shall be repaid by the Borrowers in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The making by the Agent of a Permitted Overadvance shall not modify or abrogate any of the provisions of Section 2.03 regarding the Lenders’ obligations to purchase participations with respect to Letters of Credit or of Section 2.04 regarding the Lenders’ obligations to purchase participations with respect to Swing Line Loans. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvances.

2.03 Letters of Credit.

(a) The Letter of Credit Commitment.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.03, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Loan Parties (including on behalf of any Restricted Subsidiary, Affiliate or holding company thereof; provided that if such Affiliate or holding company is not a Loan Party, a Loan Party shall be a co-applicant thereto), and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.03(b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Loan Parties (including on behalf of any Restricted Subsidiary thereof) and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (x) the Total Outstandings shall not exceed the Loan Cap, (y) the aggregate Outstanding Amount of the Revolving Loans of any Lender, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans shall not exceed such Lender’s Commitment, and (z) the Outstanding Amount of the L/C Obligations shall not exceed the Letter of Credit Sublimit. Each request by the Lead Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrowers that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrowers may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and shall be subject to and governed by the terms and conditions hereof.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.03(b)(iii), the expiry date of such requested Standby Letter of Credit would occur more than twelve (12) months after the date of issuance or last extension, unless the Agent has approved such expiry date; or

(B) subject to Section 2.03(b)(iii), the expiry date of such requested Commercial Letter of Credit would occur more than 180 days after the date of issuance, unless the Agent has approved such expiry date; or

(C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless either such Letter of Credit is Cash Collateralized on or prior to the date of issuance of such Letter of Credit (or such later date as to which the Agent may agree) or the Agent has approved such expiry date; or

(D) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it; or

(E) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally; or

(F) except as otherwise agreed by the Agent, such Letter of Credit is to be denominated in a currency other than Dollars; provided that if the L/C Issuer, with the consent of the Agent, issues a Letter of Credit denominated in a currency other than Dollars, all reimbursements by the Borrowers of the honoring of any drawing under such Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated; or

(G) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(H) any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrowers or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.16(a)(iv)) with respect to the Defaulting Lender arising from either (i) the Letter of Credit then proposed to be issued, or (ii) such Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(iii) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof or if the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(iv) The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Lead Borrower delivered to the L/C Issuer (with a copy to the Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Such Letter of Credit Application may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the L/C Issuer, by personal delivery or by any other means acceptable to the L/C Issuer. Such Letter of Credit Application must be received by the L/C Issuer and the Agent not later than 11:00 a.m. at least two (2) Business Days (or such other date and time as the Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail reasonably satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably require. Additionally, the Lead Borrower shall furnish to the L/C Issuer and the Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Agent may reasonably require.

(ii) Subject to the provisions of Section 2.02(b)(v) hereof, promptly after receipt of any Letter of Credit Application, the L/C Issuer will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such Letter of Credit Application from the Lead Borrower and, if not, the L/C Issuer will provide the Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Lender, the Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied or unless the L/C Issuer would not be permitted, or would have no obligation, at such time to issue such Letter of Credit under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the applicable Loan Party or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance or amendment of each Letter of Credit, each Lender shall be deemed to (without any further action), and hereby irrevocably and unconditionally severally agrees to, purchase from the L/C Issuer, without recourse or warranty, a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the Stated Amount of such Letter of Credit. Upon any change in the Commitments under this Agreement, it is hereby agreed that with respect to all L/C Obligations, there shall be an automatic adjustment to the participations hereby created to reflect the new Applicable Percentages of the assigning and assignee Lenders.

(iii) If the Lead Borrower so requests in any applicable Letter of Credit Application, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Standby Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Standby Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Standby Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Lead Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Standby Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Standby Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.03(a)(ii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Lead Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) Any L/C Issuer (other than Bank of America or any of its Affiliates) shall notify the Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such L/C Issuer, provided that (A) until the Agent advises any such Issuing Bank that the provisions of Section 4.02 are not satisfied, or (B) the aggregate amount of the Letters of Credit issued in any such week exceeds such amount as shall be agreed by the Agent and the L/C Issuer, such L/C Issuer shall be required to so notify the Agent in writing only once each week of the Letters of Credit issued by such L/C Issuer during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as the Agent and such L/C Issuer may agree. The L/C Issuer will also deliver (contemporaneously with the notification set forth in the first sentence hereof) to the Lead Borrower and the Agent a true and complete copy of each such Letter of Credit or amendment.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Lead Borrower and the Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Lead Borrower and the Agent thereof. Not later than 11:00 a.m. on the first Business Day immediately following the date that the Lead Borrower receives notice from the L/C Issuer of a drawing under a Letter of Credit (each such date, an “Honor Date”), the applicable Borrower shall be deemed to have requested a Borrowing of Revolving Loans that are Base Rate Loans to be disbursed on the such Business Day in an amount equal to the amount of such payment by the L/C Issuer under the Letter of Credit without regard to the minimum and multiples specified in Section 2.02(b) for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02 (other than the delivery of a Revolving Loan Notice). In the event that such a Borrowing cannot be made pursuant to the terms hereof, then not later than 11:00 a.m. on the first Business Day after the Honor Date, the applicable Borrower shall reimburse the L/C Issuer through the Agent in an amount equal to the amount of such drawing. If the Borrowers fail to so reimburse the L/C Issuer by such time, the Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. Any notice given by the L/C Issuer or the Agent pursuant to this Section 2.03(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Lender shall upon any notice from the Agent pursuant to Section 2.03(c)(i) make funds available to the Agent (and the Agent may apply Cash Collateral provided for this purpose) for the account of the L/C Issuer at the Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Agent, whereupon, subject to the provisions of Section 2.03(c)(iii), each Lender that so makes funds available shall be deemed to have made a Loan that is a Base Rate Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the L/C Issuer.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of Base Rate Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason and the Borrowers have failed to reimburse the L/C Issuer pursuant to clause (c)(i) above, the Borrowers shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced or reimbursed, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate for Revolving Loans which are Base Rate Loans. In such event, each Lender’s payment to the Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.03.

(iv) Until each Lender funds its Revolving Loan or L/C Advance pursuant to this Section 2.03(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.03(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the L/C Issuer, any Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default or Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.03(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the Lead Borrower of a Revolving Loan Notice). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Lender fails to make available to the Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(c) by the time specified in Section 2.03(c)(ii), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Lender its L/C Advance in respect of such payment in accordance with Section 2.03(c), if the L/C Issuer, or the Agent for the account of the L/C Issuer, receives any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrowers or otherwise, including proceeds of Cash Collateral applied thereto by the Agent pursuant to Section 2.03(g)), the L/C Issuer shall distribute any payment it receives to the Agent and the Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s L/C Advance was outstanding) in the same funds as those received by the Agent.

(ii) If any payment received by the L/C Issuer or by Agent for the account of the L/C Issuer pursuant to Section 2.03(c)(i) is required to be returned under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Lender shall pay to the Agent for the account of the L/C Issuer its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the L/C Issuer in connection with the foregoing. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrowers to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Restricted Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrowers or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrowers;

(v) any honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(vi) any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vii) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(viii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrowers or any of their Restricted Subsidiaries; or

(ix) the fact that any Default or Event of Default shall have occurred and be continuing.

The Lead Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of non-compliance with the Lead Borrower’s instructions or other irregularity, the Lead Borrower will immediately notify the L/C Issuer. The Borrowers shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid. Notwithstanding the foregoing, the Borrowers shall not be precluded from asserting any claim for damages suffered by the Borrowers to the extent caused by the gross negligence, bad faith or willful misconduct of the L/C Issuer, as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(f) Role of L/C Issuer. Each Lender and the Borrowers agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Loan Party or to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of gross negligence, bad faith, or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit or any error in interpretation of technical terms; (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document; or (v) for any action, neglect or omission under or in connection with any Letter of Credit or Issuer Document, including, without limitation, the issuance or amendment of any Letter of Credit, the failure to issue or amend any Letter of Credit, or the honoring or dishonoring of any demand under any Letter of Credit, and such action or neglect or omission will be binding upon the Loan Parties and the Lenders; provided that the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to punitive, consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct, bad faith, or gross negligence, as determined by a final and non-appealable judgment of a court of competent jurisdiction. The Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (ix) of Section 2.03(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrowers may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrowers, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrowers which the Borrowers prove were caused by the L/C Issuer’s willful misconduct, bad faith, or gross negligence or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or the L/C Issuer may refuse to accept and may refuse to make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit and may disregard any requirement in a Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. The L/C Issuer shall not be responsible for the wording of any Letter of Credit (including, without limitation, any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance the L/C Issuer may provide to the Borrowers with drafting or recommending text for any Letter of Credit Application or with the structuring of any transaction related to any Letter of Credit, and each Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by the L/C Issuer or any representation or warranty by the L/C Issuer that any such wording or such Letter of Credit will be effective. Without limiting the foregoing, the L/C Issuer may, as it deems reasonably appropriate, modify or alter and use in any Letter of Credit the terminology contained on the Letter of Credit Application for such Letter of Credit. The L/C Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(g) Cash Collateral. Upon the request of the Agent, if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrowers shall, in each case, promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations in an amount equal to 103% of the Outstanding Amount of all L/C Obligations, pursuant to documentation in form and substance reasonably satisfactory to the Agent and the L/C Issuer (which documents are hereby Consented to by the Lenders). Sections 2.05, 2.06(b) and 8.02(c) set forth certain additional requirements to deliver Cash Collateral hereunder. The Borrowers hereby grant to the Agent a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing to secure all Obligations. Such cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Agent determines that any funds held as cash collateral are subject to any right or claim of any Person other than the Agent or that the total amount of such funds is less than 103% of the aggregate Outstanding Amount of all L/C Obligations, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited as cash collateral, an amount equal to the excess of (x) 103% of the aggregate Outstanding Amount of L/C Obligations over (y) the total amount of funds, if any, then held as cash collateral that the Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as cash collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the L/C Issuer and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations in the manner specified in Section 8.03.

(h) Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the L/C Issuer and the Lead Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit) (i) the rules of the ISP shall apply to each Standby Letter of Credit, and (ii) the rules of the UCP shall apply to each Commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrowers for, and the L/C Issuer’s rights and remedies against the Borrowers shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(i) Letter of Credit Fees. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate multiplied by the daily Stated Amount under each such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. Notwithstanding anything to the contrary contained herein, while any Event of Default exists, at the request of the Agent or the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate as provided in Section 2.08(b) hereof.

(j) Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrowers shall pay directly to the L/C Issuer for its own account a fronting fee with respect to each Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears. Such fronting fees shall be due and payable on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Letter of Credit Expiration Date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrowers shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(l) Letters of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Loan Party (or on behalf of a Restricted Subsidiary), the Borrowers shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Loan Parties (or on behalf of Restricted Subsidiaries) inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

2.04 Swing Line Loans.

(a) The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender shall, in reliance upon the agreements of the other Lenders set forth in this Section 2.04, make loans (each such loan, a “Swing Line Loan”) to the Borrowers from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit, notwithstanding the fact that such Swing Line Loans, when aggregated with the Applicable Percentage of the Outstanding Amount of Revolving Loans and L/C Obligations of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Commitment; provided, however, that after giving effect to any Swing Line Loan, (i) the Total Outstandings shall not exceed the Loan Cap, and (ii) the aggregate Outstanding Amount of the Revolving Loans of any Lender at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all L/C Obligations at such time, plus such Lender’s Applicable Percentage of the Outstanding Amount of all Swing Line Loans at such time shall not exceed such Lender’s Commitment and provided, further, that the Borrowers shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and provided further that the Swing Line Lender shall not be obligated to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrowers may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall bear interest only at the Base Rate plus the Applicable Margin for Base Rate Loans. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage multiplied by the amount of such Swing Line Loan. The Swing Line Lender shall have all of the benefits and immunities (A) provided to the Agent in Article IX with respect to any acts taken or omissions suffered by the Swing Line Lender in connection with Swing Line Loans made by it or proposed to be made by it as if the term “Agent” as used in Article IX included the Swing Line Lender with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Swing Line Lender.

(b) Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Lead Borrower’s irrevocable notice to the Swing Line Lender and the Agent, which may be given by telephone. Each such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Each such telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Agent of a written Swing Line Loan Notice, appropriately completed and signed by a Responsible Officer of the Lead Borrower. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Agent (by telephone or in writing) that the Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Agent at the request of the Required Lenders prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the provisos to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will use its commercially reasonable efforts to make the amount of its Swing Line Loan available to the Borrowers by not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice either by (i) crediting the account of the Lead Borrower on the books of Bank of America with the amount of such funds or (ii) wire transferring such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Swing Line Lender by the Lead Borrower; provided, however, that if, on the date of the proposed Swing Line Loan, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrowers as provided above.

(c) Refinancing of Swing Line Loans.

(i) In addition to settlements required under Section 2.14 hereof, the Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of the Borrowers (which hereby irrevocably authorize the Swing Line Lender to so request on their behalf), that each Lender make a Revolving Loan which is a Base Rate Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Revolving Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Cap and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Lead Borrower with a copy of the applicable Revolving Loan Notice promptly after delivering such notice to the Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Revolving Loan Notice available to the Agent in immediately available funds for the account of the Swing Line Lender at the Agent’s Office not later than 1:00 p.m. on the day specified in such Revolving Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Revolving Loan which is a Base Rate Loan to the Borrowers in such amount. The Agent shall remit the funds so received to the Swing Line Lender.

(ii) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.04(c)(i), the request for Revolving Loans which are Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.

(iii) If any Lender fails to make available to the Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender (acting through the Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrowers or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrowers to repay Swing Line Loans, together with interest as provided herein.

(d) Repayment of Participations.

(i) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute such payment to the Agent and the Agent shall distribute to each such Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.

(ii) If any payment received by the Swing Line Lender, or the Agent on behalf of the Swing Line Lender, in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. The Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until a Lender funds its Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f) Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.

2.05 Prepayments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, at any time or from time to time voluntarily prepay Revolving Loans, in whole or in part without premium or penalty; provided that (i) such notice must be received by the Agent not later than 1:00 p.m. (A) three Business Days prior to any date of prepayment of LIBOR Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of LIBOR Rate Loans shall be in a principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if LIBOR Rate Loans, the Interest Period(s) of such Loans. The Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a LIBOR Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.16, each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Swing Line Lender (with a copy to the Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Lead Borrower, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.

(c) If for any reason the Total Outstandings at any time exceed the Loan Cap, as then in effect, the Borrowers shall immediately prepay the Loans and L/C Borrowings and Cash Collateralize the L/C Obligations (other than L/C Borrowings) in an aggregate amount equal to such excess; provided, however, that the Borrowers shall not be required to Cash Collateralize the L/C Obligations (other than L/C Borrowings) pursuant to this Section 2.05(c) unless after the prepayment in full of the Loans the Total Outstandings exceed the Loan Cap, as then in effect.

(d) (i) Upon the occurrence of a Cash Dominion Event, the Borrowers shall prepay the Loans as and to the extent required by the provisions of Section 6.12 hereof, and (ii) after the occurrence and during the continuance of an Event of Default or as and to the extent required by the provisions of Section 2.06(b), the Borrowers shall Cash Collateralize the L/C Obligations.

(e) [Reserved].

(f) Prepayments made pursuant to Section 2.05(c), (d), and (e) above and funds on deposit in the Collection Account required to be applied to the Obligations pursuant to Section 6.12(d)(iii), first, shall be applied ratably to the L/C Borrowings and the Swing Line Loans, second, shall be applied ratably to the outstanding Revolving Loans, third, after the occurrence and during the continuance of an Event of Default, shall be used to Cash Collateralize the remaining L/C Obligations; fourth, shall be applied ratably to Other Liabilities then due and payable; and fifth, the amount remaining, if any, after the prepayment in full of all L/C Borrowings and Loans outstanding at such time and the Cash Collateralization of the remaining L/C Obligations (to the extent required hereunder) in full shall be deposited by the Agent in a deposit account of the Lead Borrower and may be utilized by the Borrowers in the ordinary course of its business to the extent otherwise permitted hereunder. Upon the drawing of any Letter of Credit that has been Cash Collateralized, the funds held as Cash Collateral shall be applied (without any further action by or notice to or from the Borrowers or any other Loan Party) to reimburse the L/C Issuer or the Lenders, as applicable, and, to the extent not so applied, shall thereafter be applied to satisfy other Obligations.

(g) Each prepayment of the Revolving Loans shall not reduce or terminate the Aggregate Commitments.

2.06 Termination or Reduction of Commitments.

(a) The Borrowers may, upon irrevocable notice from the Lead Borrower to the Agent, terminate the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit or from time to time permanently reduce the Aggregate Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrowers shall not terminate or reduce the Aggregate Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the

Total Outstandings would exceed the Aggregate Commitments. If, after giving effect to any reduction of the Commitments, the Letter of Credit Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Commitments, such Letter of Credit Sublimit or Swing Line Sublimit shall be automatically reduced by the amount of such excess. To the extent there are any FILO Tranches outstanding at the time of any such reduction or termination of the Aggregate Commitments under this Section 2.06, such reduction or termination shall be applied first to the non-FILO Tranche of Revolving Loans on a pro-rata basis unless the Borrowers shall be in pro forma compliance with the Payment Conditions, in which case such reduction or termination may be applied to such FILO Tranche(s).

(b) The Agent will promptly notify the Lenders of any termination or reduction of the Letter of Credit Sublimit, Swing Line Sublimit, or the Aggregate Commitments under this Section 2.06. Upon any reduction of the Aggregate Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. If, as a result of such termination or reduction, (i) the Outstanding Amount of L/C Obligations not fully Cash Collateralized hereunder would exceed the Letter of Credit Sublimit, the Borrowers shall contemporaneously with such reduction or termination, Cash Collateralize such excess amount, (ii) the Swing Line Loans hereunder would exceed the Swing Line Sublimit, the Borrowers shall contemporaneously with such reduction or termination, pay the Agent an amount equal to such excess, and (iii) the Revolving Loans or the Swing Line Loans hereunder would exceed the Aggregate Commitments or the Swing Line Sublimit, as applicable, the Borrowers shall contemporaneously with such reduction or termination, pay the Agent an amount equal to such excess. Such reductions shall be applied pro rata to the Aggregate Commitments; provided that, if a FILO Tranche is outstanding, such reductions may be applied first to such FILO Tranche so long as the Borrowers shall be in pro forma compliance with the Payment Conditions.

2.07 Repayment of Obligations.

Except as provided in Section 10.11 with respect to the collateralization of the Other Liabilities, the Borrowers shall repay to the Lenders on the Termination Date all Obligations outstanding on such date (other than contingent indemnification claims for which a claim has not been asserted) and shall cause each Letter of Credit to be returned to the L/C Issuer undrawn or shall Cash Collateralize all L/C Obligations (to the extent not previously Cash Collateralized as required herein).

2.08 Interest.

(a) Subject to the provisions of Section 2.08(b) below, (i) each LIBOR Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Adjusted LIBOR Rate for such Interest Period plus the Applicable Margin for LIBOR Rate Loans; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans.

(b) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law.

(ii) If any other Event of Default has occurred and is continuing, then the Agent, (i) at any time that there are only two (2) Lenders and a Specified Event of Default exists, at the request of any Lender (so long as such Lender is a Lender as of the Effective Date and maintains a Commitment not less than the Commitment of such Lender as of the Effective Date), or (ii) in all other circumstances, at the request of the Required Lenders, shall notify the Lead Borrower that all outstanding Obligations (excluding Other Liabilities) shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Law.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest to the fullest extent permitted by Law) shall be due and payable upon demand.

(c) Except as provided in Section 2.08(b)(iii), interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to certain fees described in subsections (i) and (j) of Section 2.03:

(i) Commitment Fee. The Borrowers shall pay to the Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Commitment Fee Percentage multiplied by the actual daily amount by which the Commitments exceed the sum of the Outstanding Amount of Revolving Loans and L/C Obligations (subject to adjustment as provided in Section 2.16) during the immediately preceding quarter. The commitment fee described in the immediately preceding sentence (the “Commitment Fee”) shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the first Business Day of each January, April, July and October, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. It is hereby understood and agreed that Swing Line Loans shall not be considered utilization of the Commitment for purposes of the calculation of the commitment fees payable hereunder.

(ii) Other Fees. The Borrowers shall pay the fees specified in the Fee Letter to the Persons, in the amounts, and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees.

All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America’s “prime rate” shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrowers shall execute and deliver to such Lender (through the Agent) a Note, which shall evidence such Lender’s Revolving Loans or Swing Line Loans (in the case of the Swing Line Lender), as applicable, in addition to such accounts or records. Each Lender may, but shall not be obligated to, attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto. Upon receipt of an affidavit and indemnity of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and upon cancellation of such Note, the Borrowers will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) In addition to the accounts and records referred to in Section 2.11(a), each Lender and the Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 2:00 p.m. on the date specified herein. Except for principal payments to be made on the Settlement Date (as provided in Section 2.14), the Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such

Lender’s Lending Office. All payments received by the Agent after 2:00 p.m. shall, at the option of the Agent, be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day (other than with respect to payment of a LIBOR Loan), and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) (i) Funding by Lenders; Presumption by Agent. Unless the Agent shall have received notice from a Lender prior to (A) the proposed date of any Borrowing of LIBOR Rate Loans (or in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing), or (B) the date that such Lender’s participation in a Letter of Credit or Swing Line Loan is required to be funded, that such Lender will not make available to the Agent such Lender’s share of such Borrowing or participation, the Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02), Section 2.03 or Section 2.04, as applicable, and may, in reliance upon such assumption, make available to the Borrowers, the L/C Issuer or the Swing Line Lender, as applicable, a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Borrowing or participation available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrowers, the interest rate applicable to Base Rate Loans. If the Borrowers and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Revolving Borrowing or participation to the Agent, then the amount so paid shall constitute such Lender’s Revolving Loan included in such Revolving Borrowing or participation in such Letter of Credit or Swing Line Loan. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Payments by Borrowers; Presumptions by Agent. Unless the Agent shall have received notice from the Lead Borrower prior to the time at which any payment is due to the Agent for the account of any of the Lenders or the L/C Issuer hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

A notice of the Agent to any Lender or the Lead Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Revolving Loan, to fund any such participation or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Revolving Loan, to purchase its participation or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.13 Sharing of Payments by Credit Parties. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in such Credit Party’s receiving payment of a proportion of the aggregate amount of such Obligations greater than its pro rata share thereof as provided herein (including as in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Credit Parties, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(i) if any such participations or sub-participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or sub-participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender) or any payment on account of the Other Liabilities prior to the occurrence of an Event of

Default, or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Revolving Loans or sub-participations in L/C Obligations or Swing Line Loans to any Eligible Assignee or Participant, other than to the Loan Parties or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) The amount of each Lender’s Applicable Percentage of outstanding Loans (including, for clarity, outstanding Swing Line Loans), shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward based on all Loans and repayments of Loans received by the Agent as of 3:00 p.m. on the first Business Day (such date, the “Settlement Date”) following the end of the period specified by the Agent.

(b) The Agent shall deliver to each of the Lenders promptly after a Settlement Date a summary statement of the amount of outstanding Loans (including, for clarity, outstanding Swing Line Loans) for the period and the amount of repayments received for the period. As reflected on the summary statement, each Lender (other than the Swing Line Lender) shall transfer to the Agent (as provided below) or the Agent shall transfer to each Lender (including, for clarity, the Swing Line Lender), such amounts as are necessary to insure that, after giving effect to all such transfers, the Outstanding Amount of Swing Line Loans is zero and the amount of Revolving Loans made by each Lender shall be equal to such Lender’s Applicable Percentage of all Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Lenders and is received prior to 1:00 p.m. on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m. that day; and, if received after 1:00 p.m., then no later than 3:00 p.m. on the next Business Day. The obligation of each Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Lender shall not have so made its transfer to the Agent, such Lender agrees to pay to the Agent, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent, equal to the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing.

2.15 Increase in Commitments.

(a) Request for Increase. Provided no Default or Event of Default then exists or would arise therefrom, upon notice to the Agent (which shall promptly notify the Lenders), the Lead Borrower may from time to time, request an increase in the Aggregate Commitments (or, solely to the extent set forth in Section 2.15(f) below, provide commitments under a new facility constituting a FILO Tranche) by an amount (for all such requests) not exceeding (x) $30,000,000 plus (y) an amount equal to the aggregate principal amount of all permanent commitment reductions of the Aggregate Commitments; provided that (i) any such request for an increase shall be in a minimum amount of $10,000,000 (or such lesser amount as to which the Agent may agree in writing), and (ii) the Lead Borrower may make a maximum of three (3) such requests. At the time of sending such notice, the Lead Borrower (in consultation with the Agent) shall specify the Persons to whom such requested increase is to be made (and if to any then existing Lender, such request shall be made pro rata to all existing Lenders) and the time period within which each such Person is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Persons). Any Person so designated by the Lead Borrower which is not then a Lender shall be subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld, delayed or conditioned).

(b) Elections to Increase. Each Person to whom a request for an increase is made pursuant to clause (a), above, shall notify the Agent within such time period whether or not it agrees to furnish, or as to then existing Lenders increase, its Commitment and, if so, the amount of its Commitment it is willing to furnish or increase. Any Person not responding within such time period shall be deemed to have declined to furnish, or as to then existing Lenders, increase, its Commitment.

(c) Notification by Agent; Additional Commitment Lenders. The Agent shall notify the Lead Borrower of each Person’s responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent, the L/C Issuer and the Swing Line Lender (which approvals shall not be unreasonably withheld, delayed or conditioned), to the extent that the Persons so designated by the Lead Borrower pursuant to clause (a) hereof decline to establish, or with respect to then existing Lenders to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, Bank of America will use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Commitments requested by the Lead Borrower and not accepted by the Persons so designated (and the Lead Borrower may also invite additional Eligible Assignees to become Lenders), provided, however, that without the consent of the Agent, at no time shall the Commitment of any Additional Commitment Lender be less than $5,000,000.

(d) Effective Date and Allocations. If the Aggregate Commitments are increased in accordance with this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Lead Borrower and the new (if any) and existing Lenders of the final allocation of such increase and the Increase Effective Date and on the Increase Effective Date (i) the Aggregate Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Commitments and Applicable Percentages of the new and existing Lenders.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, (i) the Lead Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Increase Effective Date signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase,

(1) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties (x) specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date or (y) are qualified by materiality in the text thereof, in which case they are true and correct in all respects, and except that for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Borrowers, the Agent, and any Additional Commitment Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require; (iii) the Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall reasonably agree; (iv) the Borrowers shall have paid such arrangement fees to Bank of America as the Lead Borrower and the Agent may reasonably agree; (v) if reasonably requested by the Agent, the Borrowers shall deliver an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date; (vi) the Borrowers and the Additional Commitment Lender shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested; and (vii) no Default or Event of Default exists. The Borrowers shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any non-ratable increase in the Commitments under this Section.

(f) FILO Tranche. An increase under this Section 2.15 may be in the form of a separate “first-in, last-out” or “last-out” tranche (the “FILO Tranche”) with interest rate margins, rate floors, upfront fees, funding discounts and original issue discounts, in each case to be agreed upon (which, for the avoidance of doubt, shall not require any adjustment to the Applicable Rate of other Revolving Loans) among the applicable Borrower and the Lenders providing the FILO Tranche so long as (a) any Loans and related Obligations in respect of the FILO Tranche are not to be guaranteed by any Person other than the Guarantors and are not secured by any assets other than Collateral, (b) as between (x) the Revolving Loans (other than the FILO Tranche) and (y) the FILO Tranche, all proceeds from the liquidation or other realization of the Collateral or application of funds in accordance with Section 8.03 shall be applied, first to obligations owing under, or with respect to, the Revolving Loans (other than the FILO Tranche) and second to the FILO Tranche; (c) the Borrowers may not prepay Loans under the FILO Tranche or terminate or reduce the commitments in respect thereof at any time that other Loans (including Swing Line Loans) and/or Unreimbursed Amounts (unless cash collateralized or otherwise provided for in a manner reasonably satisfactory to the Agent) are outstanding; (d) any prepayment of the FILO Tranche pursuant to Section 2.05 shall be subject to satisfaction of the Payment Conditions on a pro forma basis; (e) the Required Lenders (calculated as including the FILO Tranche) shall, control exercise of remedies in respect of the Collateral; (f) no changes affecting the priority status of this facility (other than the FILO Tranche) vis-à-vis the FILO Tranche may be made without the consent of the Required Lenders under this facility, other than such changes which affect only the FILO Tranche; (g) the final maturity of any FILO Tranche shall not occur, and no FILO Tranche shall require mandatory commitment reductions prior to, the Latest Maturity Date at such time; and (h) except as otherwise set forth in this Section 2.15(f), the terms of any FILO Tranche are not materially less favorable to the Borrowers than those hereunder (including, without limitation, the inclusion of any additional financial or other material covenant without the consent of the Agent); provided however, that advance rates with respect to the items included in the borrowing base for such FILO Tranche shall not exceed 100% of the Appraised Value of Eligible Inventory and 100% of the Appraised Value of Eligible In-Transit Inventory and 100% of Eligible Credit Card Receivables.

(g) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement (including, without limitation, future Fronting Exposure with respect to such Defaulting Lender with respect to Swing Line Loans) and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(i) for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees owing to such Defaulting Lender for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.03(g).

(C) With respect to any fee payable under Section 2.09(i) or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Outstanding Amount of Obligations (excluding Other Liabilities) of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lenders’ Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.03(g).

(b) Defaulting Lender Cure. If the Lead Borrower and the Agent (and, if the applicable Lender is a Lender, the Swing Line Lender and the L/C Issuer) agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Revolving Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.17 Extension of Maturity Date.

(a) Extension of Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Commitments (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Commitments (any such Commitments which have been so amended, “Extended Commitments”) and to provide for other terms consistent with this Section 2.17; provided that there shall be no more than three (3) tranches of Loans and Commitments outstanding at any time. In order to establish any Extended Commitments, the Lead Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, an “Extension Request”) setting forth the proposed terms (which shall be determined in consultation with the Agent) of the Extended Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Revolver Tranche and (y) be identical to the Commitments under the Existing Revolver Tranche from which such Extended Commitments are to be amended, except that: (i) the Maturity Date of the Extended Commitments shall be later than the Maturity Date of the Commitments of such Existing Revolver Tranche, (ii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Commitments); and (iii) all borrowings under the Commitments and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Commitments (and related outstandings) and (II) repayments required upon the termination date of the non-extending Commitments); provided further, that (A) the conditions precedent to a Borrowing set forth in Section 4.02 shall be satisfied as of the date of such Extension Amendment and at the time when any Loans are made in respect of any Extended Commitment, (B) in no event shall the final maturity date of any Extended Commitments of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Commitments hereunder, and (C) all documentation in respect of the such Extension Amendment shall be consistent with the foregoing. Any Extended Commitments amended pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Commitments for all purposes of this Agreement; provided that any Extended Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Revolver Tranche. Each Extension Series of Extended Commitments incurred under this Section 2.17 shall be in an aggregate principal amount reasonably acceptable to the Agent.

(b) Extension Request. The Lead Borrower shall provide the applicable Extension Request at least sixty (60) Business Days (or such shorter period as may be agreed by the Agent) prior to the date on which Lenders under the Existing Revolver Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Agent, in each case acting reasonably, to accomplish the purposes of this Section 2.17. No Lender shall have any obligation to agree to provide any Extended Commitment pursuant to any Extension Request. Any Lender (each, an “Extending Lender”) wishing to have all or a portion of its Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Commitments shall notify the Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Commitments under the Existing Revolver Tranche which it has elected to request be amended into Extended Commitments (subject to any minimum denomination requirements imposed by the Agent). In the event that the aggregate principal amount of Commitments under the Existing Revolver Tranche in respect of which applicable Lenders shall have accepted the relevant Extension Request exceeds the amount of Extended Commitments requested to be extended pursuant to the Extension Request, Commitments subject to Extension Elections shall be amended to reflect allocations of the Extended Commitments, which Extended Commitments shall be allocated as agreed by the Agent and the Lead Borrower.

(c) New Revolving Commitment Lenders. Following any Extension Request made by the Borrowers in accordance with Sections 2.17(a) and 2.17(b), if the Lenders shall have declined to agree during the period specified in Section 2.17(b) above to provide Extended Commitments in an aggregate principal amount equal to the amount requested by the Borrowers in such Extension Request, the Borrowers may request that Additional Commitment Lenders provide an Extended Commitment hereunder (an “Additional Commitment”); provided that such Extended Commitments of such Additional Commitment Lenders (i) shall be in an aggregate principal amount for all such Additional Commitment Lenders not to exceed the aggregate principal amount of Extended Commitments so declined to be provided by the existing Lenders and (ii) shall be on identical terms to the terms applicable to the terms specified in the applicable Extension Request (and any Extended Commitments provided by existing Lenders in respect thereof); provided further that, as a condition to the effectiveness of any Extended Commitment of any Additional Commitment Lender, the Agent, the L/C Issuer and the Swing Line Lender shall have consented (such consent not to be unreasonably withheld) to each Additional Commitment

Lender if such consent would be required under Section 10.06(b) for an assignment of Commitments to such Person. Notwithstanding anything herein to the contrary, any Extended Commitment provided by Additional Commitment Lenders shall be pro rata to each Additional Commitment Lender. Upon effectiveness of the Extension Amendment to which each such Additional Commitment Lender is a party, (a) the Commitments of all existing Lenders of each Type specified in the Extension Amendment in accordance with this Section 2.17 will be permanently reduced pro rata by an aggregate amount equal to the aggregate principal amount of the Extended Commitments of such Additional Commitment Lenders and (b) the Commitment of each such Additional Commitment Lender will become effective. The Extended Commitments of Additional Commitment Lenders will be incorporated as Commitments hereunder in the same manner in which Extended Commitments of existing Lenders are incorporated hereunder pursuant to this Section 2.17, and for the avoidance of doubt, all Borrowings and repayments of Loans from and after the effectiveness of such Extension Amendment shall be made pro rata across all Types of Commitments including such Additional Commitment Lenders (based on the outstanding principal amounts of the respective Types of Commitments) except for (x) payments of interest and fees at different rates for each Type of Commitments and (y) repayments required on the Maturity Date for any particular Type of Commitments. Upon the effectiveness of each Additional Commitment pursuant to this Section 2.17(c), (a) each Lender of all applicable existing Types of Commitments immediately prior to such effectiveness will automatically and without further act be deemed to have assigned to each Additional Commitment Lender, and each such Additional Commitment Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swing Line Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swing Line Loans held by each Lender of each Type of Commitments (including each such Additional Commitment Lender) will equal the percentage of the aggregate Commitments of all Types of Lenders represented by such Lender’s Commitment and (b) if, on the date of such effectiveness, there are any Loans outstanding, such Loans shall on or prior to the effectiveness of such Additional Commitment be prepaid from the proceeds of Loans outstanding after giving effect to such Additional Commitments, which prepayment shall be accompanied by accrued interest on the Loans being prepaid and any costs incurred by any Lender in accordance with Section 3.04. The Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(d) Extension Amendment. Extended Commitments and Additional Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Agent and each Extending Lender and each Additional Commitment Lender, if any, providing an Extended Commitment or an Additional Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.17(a), (b) and (c) above (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Agent, receipt by the Agent of (i) legal opinions, board resolutions and officers’ certificates consistent with those delivered on the Closing Date other than changes to such legal opinion resulting from a Change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Agent and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Agent in order to ensure that the Extended Commitments or the Additional Commitments, as the case may be, are provided with the benefit of the applicable Loan Documents. The Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Commitments or the Additional Commitments, as the case may be, incurred pursuant thereto, (ii) make such other changes to this Agreement and the other Loan Documents (without the consent of the Required Lenders) and (iii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the applicable Borrower, to effect the provisions of this Section, and the Required Lenders hereby expressly authorize the Agent to enter into any such Extension Amendment.

(e) Treatment as Payment of Loans. No conversion of Loans pursuant to any Extension in accordance with this Section 2.17 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(f) Conflicting Provisions. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY;

APPOINTMENT OF LEAD BORROWER

3.01 Taxes.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Agent) require the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If any Loan Party or the Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction on account of Indemnified Taxes been made.

(b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Tax Indemnifications.

(i) The Loan Parties shall, and each Loan Party does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lead Borrower by a Lender or the L/C Issuer (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender or the L/C Issuer, shall be conclusive absent manifest error.

(ii) Each Lender and the L/C Issuer shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Agent against any Indemnified Taxes attributable to such Lender or the L/C Issuer (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender or the L/C Issuer, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender and the L/C Issuer hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender or the L/C Issuer, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this clause (ii).

(d) Evidence of Payments. Upon request by the Lead Borrower or the Agent, as the case may be, after any payment of Taxes by the Lead Borrower or by the Agent to a Governmental Authority as provided in this Section 3.01, the Lead Borrower shall deliver to the Agent or the Agent shall deliver to the Lead Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Lead Borrower or the Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Lead Borrower and the Agent, at the time or times reasonably requested by the Lead Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Lead Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Lead Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Lead Borrower or the Agent as will enable the Lead Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Lead Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Lead Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), whichever of the following is applicable:

(I) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms), establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II) executed originals of IRS Form W-8ECI (or any successor forms);

(III) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E, as applicable (or any successor forms); or

(IV) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY (or any successor forms), accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Lead Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Lead Borrower or the Agent), executed originals of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Lead Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii) Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Lead Borrower and the Agent in writing of its legal inability to do so.

(f) Mitigation. If any Recipient claims any additional amounts payable pursuant to this Section 3.01, then such Recipient shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Borrowers) if, in the judgment of such Recipient, such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Recipient, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Recipient. The Borrowers agree to pay all reasonable costs and expenses incurred by any Recipient in connection with any such efforts or measures.

(g) Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the applicable Recipient be required to pay any amount to the Loan Party pursuant to this subsection the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.

(h) FATCA. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(i) Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Rate Loans, or to determine or charge interest rates based upon the LIBOR Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Lead Borrower through the Agent, (i) any obligation of such Lender to make or continue LIBOR Rate Loans or to Convert Base Rate Loans to LIBOR Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the LIBOR Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate, in each case, until such Lender notifies the Agent and the Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Agent), prepay or, if applicable, Convert all LIBOR Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Agent without reference to the LIBOR Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the LIBOR Rate, the Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the LIBOR Rate component thereof until the Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBOR Rate. Upon any such prepayment or Conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or Converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a LIBOR Rate Loan or a Conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank market for the applicable amount and Interest Period of such LIBOR Rate Loan, (b) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (c) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Agent will promptly so notify the Lead Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the LIBOR Rate component of the Base Rate, the utilization of the LIBOR Rate component in determining the Base Rate shall be suspended, in each case until the until the Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Lead Borrower may revoke any pending request for a Borrowing of, Conversion to or continuation of LIBOR Rate Loans or, failing that, will be deemed to have Converted such request into a request for a Revolving Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on LIBOR Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or the L/C Issuer;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans made by such Lender or any Letter of Credit or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder , other than an increase related to Taxes, which are governed exclusively by Section 3.01 hereof (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer and delivery of the certificate contemplated by Section 3.04(c), the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital or liquidity of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then upon delivery of the certificate contemplated by Section 3.04(c), from time to time the Loan Parties will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section certifying that such Lender is seeking corresponding compensation from other similarly situated borrowers and delivered to the Lead Borrower shall be conclusive absent manifest error. The Loan Parties shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Loan Parties shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Agent) from time to time, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, Conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or Convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Lead Borrower; or

(c) any assignment of a LIBOR Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Lead Borrower pursuant to Section 10.13; including any actual loss (as opposed to incidental, consequential, indirect or similar losses) of anticipated profits and any loss or reasonable expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary and reasonable administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrowers to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Rate Loan made by it at the LIBOR Rate for such Loan by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Rate Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Lead Borrower.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender or the L/C Issuer requests compensation under Section 3.04, or the Borrowers are required to pay any Indemnified Taxes or any additional amount to any Lender, the L/C Issuer, any Participant or any Governmental Authority for the account of any Lender the L/C Issuer or any such Participant pursuant to Section 3.01, or if any Lender, the L/C Issuer or any such Participant gives a notice pursuant to Section 3.02, then such Lender, the L/C Issuer or any such Participant shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good faith judgment of such Lender, the L/C Issuer or Participant such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender, L/C Issuer or Participant to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender, L/C Issuer or Participant. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender, L/C Issuer or Participant in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different Lending Office in accordance with Section 3.06(a), the Borrowers may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrowers’ obligations under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder, and resignation of the Agent.

3.08 Designation of Lead Borrower as Borrowers’ Agent.

(a) Each Borrower hereby irrevocably designates and appoints the Lead Borrower as such Borrower’s agent to obtain Credit Extensions, the proceeds of which shall be available to each Borrower for such uses as are permitted under this Agreement. As the disclosed principal for its agent, each Borrower shall be obligated to each Credit Party on account of Credit Extensions so made as if made directly by the applicable Credit Party to such Borrower, notwithstanding the manner by which such Credit Extensions are recorded on the books and records of the Lead Borrower and of any other Borrower. In addition, each Loan Party other than the Borrowers hereby irrevocably designates and appoints the Lead Borrower as such Loan Party’s agent to represent such Loan Party in all respects under this Agreement and the other Loan Documents.

(b) Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees and agrees to discharge all Obligations of each of the other Borrowers.

(c) The Lead Borrower shall act as a conduit for each Borrower (including itself, as a “Borrower”) on whose behalf the Lead Borrower has requested a Credit Extension. Neither the Agent nor any other Credit Party shall have any obligation to see to the application of such proceeds therefrom.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions of Effective Date. The effectiveness of this Agreement on the Effective Date is subject to satisfaction of the following conditions precedent:

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) (followed promptly by originals) unless otherwise specified, each dated the Effective Date (or, in the case of certificates of governmental officials, a recent date before the Effective Date) and each in form and substance reasonably satisfactory to the Agent:

(i) counterparts of this Agreement each properly executed by a Responsible Officer of the signing Loan Party and the Lenders sufficient in number for distribution to the Agent, each Lender and the Lead Borrower;

(ii) a Note (which may, with respect to Lenders party to the Existing Credit Agreement, take the form of an amended and restated Note), executed by the Borrowers in favor of each Lender requesting a Note (to the extent any such Note or Notes were requested on or before the Effective Date);

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may reasonably require evidencing (A) the authority of each Loan Party to enter into this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and that each Loan Party is validly existing, in good standing, and qualified to engage in business in the jurisdiction of its formation, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of Kirkland & Ellis LLP, counsel to the Loan Parties, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request (which shall include, among other things, authority, legality, validity, binding effect and enforceability of the Loan Documents, non-contravention and creation and perfection of the Liens on the Collateral in favor of the Agent);

(vi) a certificate of a Responsible Officer of the Lead Borrower certifying (A) that the conditions specified in Sections 4.01 and 4.02 have been satisfied, (B) that since January 28, 2017, there has not occurred a Material Adverse Effect, and (C) as to the Solvency of the Loan Parties;

(vii) to the extent not previously delivered in connection with the Existing Credit Agreement, (A) the Security Documents, each duly executed by the applicable Loan Parties, and (B) evidence that certificates evidencing any stock or instruments being pledged under the Security Documents, together with undated stock powers or other documents of transfer executed in blank, have been delivered to the Agent;

(viii) all other Loan Documents, each duly executed by the applicable Loan Parties;

(ix) results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, reasonably satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements reasonably satisfactory to the Agent for the delivery of such termination statements, releases, satisfactions and discharges have been made; and

(x) to the extent not previously filed, registered or recorded in connection with the Existing Credit Agreement, all Uniform Commercial Code financing statements and short-form grants of security interest in Intellectual Property, required by Law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Loan Documents having the priority intended thereby and all such documents and instruments shall have been so filed, registered or recorded (or arrangements for the same made) to the reasonable satisfaction of the Agent.

(b) On the Effective Date, Availability shall be not less than $40,000,000

(c) The Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the month ended on September 30, 2017, and executed by a Responsible Officer of the Lead Borrower.

(d) Since January 28, 2017, there shall not have occurred a “Material Adverse Effect”.

(e) All fees required to be paid to the Agent or MLPFS on or before the Effective Date shall have been paid in full, and all fees required to be paid to the Lenders on or before the Effective Date shall have been paid in full.

(f) The Borrowers shall have paid all reasonable, documented and accrued fees, charges and disbursements of counsel to the Agent to the extent owing and invoiced at least one Business Day prior to the Effective Date.

(g) The Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” rules and regulations, including without limitation the Patriot Act, in each case, to the extent requested at least three (3) Business Days prior to the Effective Date (or such shorter period as the Agent may agree in writing).

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have Consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be Consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

4.02 Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Revolving Loan Notice requesting only a Conversion of Revolving Loans to the other Type, or a continuation of LIBOR Rate Loans) and of each L/C Issuer to issue each Letter of Credit is subject to the following conditions precedent:

(a) The representations and warranties of each Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, (ii) in the case of any representation and warranty qualified by materiality, in which case they shall be true and correct in all respects, and (iii) for purposes of this Section 4.02, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01.

(b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.

(c) The Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.

(d) After giving effect to the Credit Extension requested to be made on any such date and the use of proceeds thereof, Availability shall be greater than zero.

Each Request for Credit Extension (other than a Revolving Loan Notice requesting only a Conversion of Revolving Loans to the other Type or a continuation of LIBOR Rate Loans) submitted by the Lead Borrower shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.02 have been satisfied on and as of the date of the applicable Credit Extension. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties but until (i) at any time that there are only two (2) Lenders and a Specified Event of Default exists, any Lender (so long as such Lender is a Lender as of the Effective Date and maintains a Commitment not less than the Commitment of such Lender as of the Effective Date), or (ii) in all other circumstances, the Required Lenders, otherwise direct the Agent to cease making Loans and issuing Letters of Credit, the Lenders will fund their Applicable Percentage of all Loans and L/C Advances and participate in all Swing Line Loans and Letters of Credit whenever made or issued, which are requested by the Lead Borrower and which are agreed to by the Agent, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, provided, however, the making of any such Loans or the issuance of any Letters of Credit shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Loans and to issue Letters of Credit hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party and each Restricted Subsidiary thereof (a) is duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization or formation, (b) has (i) all requisite corporate or organizational power and authority and (ii) all requisite governmental licenses, permits, authorizations, consents and approvals to (in the case of clauses (i) and (ii)) (A) own or lease its assets and carry on its business and (B) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clauses (b)(ii) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Effective Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number, if any.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party, has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under (i) any Material Contract in excess of $25,000,000 or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Restricted Subsidiaries, or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject, except, in each case referred to in this clause (b), to the extent that any such conflict, breach, termination, contravention, default or payment could not reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document to which such Loan Party is a party, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the priority of such Liens contemplated thereby), (b) such as have been obtained or made and are in full force and effect or (c) those the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The financial statements described in Section 6.01(a) and delivered (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) The financial statements described in Section 6.01(b) and delivered (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Lead Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal yearend audit adjustments and purchase accounting adjustments.

(c) Since January 28, 2017, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) The Consolidated forecasted balance sheet and statements of income and cash flows of the Lead Borrower and its Subsidiaries heretofore or hereafter delivered pursuant to Section 6.01(d) were prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation, provided, that such statements would be subject to normal quarterly and year-end adjustments and the absence of footnotes (it being understood that such forecasted financial information are not to be viewed as facts, is subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties, that no assurance is given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

5.06 Litigation. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties, overtly threatened, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Restricted Subsidiaries or against any of its properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.07 Ownership of Property; Liens; Licensed Departments.

(a) Each of the Loan Parties and each Restricted Subsidiary thereof has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business except for (i) such defects in title or failure to have such title or other interest as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (ii) as permitted by Section 7.01.

(b) Schedule 5.07(b)(1) sets forth the address (including street address, county and state) of all Real Estate (excluding Leases) that is owned by the Loan Parties and each of their Restricted Subsidiaries as of the Effective Date, together with a list of the holders of any mortgage or other Lien thereon as of the Effective Date. Schedule 5.07(b)(2) sets forth the address (including street address and state) of all Leases of the Loan Parties, together with the name and address of each lessor with respect to each such Lease as of the Effective Date. Each of such Leases is in full force and effect and the Loan Parties are not in default in any material respect of the terms thereof.

(c) As of the Effective Date, no Loan Party or any of its Restricted Subsidiaries is party to any license for the conduct of licensed departments within the Loan Parties’ Stores.

5.08 Environmental Compliance.

(a) No Loan Party or any Restricted Subsidiary thereof (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any reasonable basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Loan Parties: (i) none of the properties currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed by any Loan Party or any Restricted Subsidiary thereof on any property currently owned or operated by any Loan Party or any Restricted Subsidiary thereof or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Restricted Subsidiary thereof; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Restricted Subsidiary thereof; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Loan Party or any Restricted Subsidiary thereof on any property currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof.

(c) Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Loan Party or any Restricted Subsidiary thereof is undertaking, and no Loan Party or any Restricted Subsidiary thereof has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported by any Loan Party or any of its Restricted Subsidiaries to or from, any property currently or formerly owned or operated by any Loan Party or any Restricted Subsidiary thereof have been disposed of in a manner not reasonably expected to result in a Material Adverse Effect.

5.09 Insurance. The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in accordance with the requirements of Section 6.07 hereof.

5.10 Taxes. Except as would not either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Loan Parties and their Restricted Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all material Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings being diligently conducted, for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against any Loan Party or any Restricted Subsidiary except (i) those being actively contested by a Loan Party or such Restricted Subsidiary in good faith and by appropriate actions diligently taken and for which adequate reserves have been provided in accordance with GAAP or (ii) those which would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

5.11 ERISA Compliance.

(a) Except as could not reasonably be expected to result in a Material Adverse Effect, each Plan and Multiemployer Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws, and each Pension Plan that is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination, opinion or advisory letter from the Internal Revenue Service to the effect that the form of such Plan is qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code, or an application for such a letter is currently being processed by the Internal Revenue Service. To the knowledge of the Lead Borrower, nothing has occurred that would prevent or cause the loss of such tax-qualified status.

(b) There are no pending or, to the best knowledge of the Lead Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan or Multiemployer Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan or, to the best knowledge of the Lead Borrower, Multiemployer Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred, and neither the Lead Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Lead Borrower and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) except as otherwise disclosed in Part (c) of Schedule 5.11, as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 80% or higher and neither the Lead Borrower nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 80% as of the most recent valuation date; (iv) neither the Lead Borrower nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Lead Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.

5.12 Subsidiaries; Equity Interests.

As of the Effective Date, the Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.12, which Schedule sets forth, in each case, as of the Effective Date, the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. As of the Effective Date, the Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.12. As of the Effective Date, all of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and (if applicable) non-assessable and are owned in the amounts specified on Part (c) of Schedule 5.12 free and clear of all Liens except for those created under the Security Documents and any non-consensual Lien that is permitted under Section 7.01. Part (d) of Schedule 5.12 identifies, as of the Effective Date, the designation of each Subsidiary as a Restricted Subsidiary, an Unrestricted Subsidiary and/or an Immaterial Subsidiary.

5.13 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Credit Extensions shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock.

(b) None of the Loan Parties is an “investment company” under the Investment Company Act of 1940.

5.14 Disclosure. No report, financial statement, certificate or other information furnished (in writing) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading as of the date such information was provided to the Agent and the Lenders; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projected financial information is subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrowers, that no assurance is given that any particular projections will be realized, that actual results may differ and that such differences may be material).

5.15 Compliance with Laws. Each of the Loan Parties and each Restricted Subsidiary is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.16 Intellectual Property; Licenses, Etc. The Loan Parties and their Restricted Subsidiaries own, or possess the right to use through one or more licenses, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses as currently conducted, and, to the best knowledge of the Loan Parties, without conflict with the rights of any other Person other than conflicts, which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Lead Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Restricted Subsidiary infringes upon any rights held by any other Person which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No claim or litigation against any Loan Party alleging any such infringement regarding any of the foregoing is pending or, to the best knowledge of the Lead Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.17 Labor Matters.

There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Restricted Subsidiary thereof pending or, to the knowledge of any Loan Party, threatened in writing that could reasonably be expected to have a Material Adverse Effect. The hours worked by and payments made to employees of the Loan Parties comply in all material respects with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters, except to the extent that any such violation could not reasonably be expected to have a Material Adverse Effect. No Loan Party or any of its Restricted Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law that could reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party and its Restricted Subsidiaries, or for which any valid claim may be made against any Loan Party or any of its Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.17, as of the Effective Date, no Loan Party or any Restricted Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement (solely with respect to employees holding a senior executive level position or above), bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. As of the Effective Date, there are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board or any other Governmental Authority, and no labor organization or group of employees of any Loan Party or any Restricted Subsidiary has made a pending demand for recognition. As of the Effective Date, there are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened in writing to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Restricted Subsidiaries except, for such complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices charges or any other claims or complaints as could not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Restricted Subsidiaries is bound.

5.18 Security Documents.

The Security Agreement, together with such filings and other actions required to be taken hereby or by the applicable Security Documents (including the delivery to the Agent of any Pledged Collateral (as defined in the Security Agreement) required to be delivered pursuant hereto or the applicable Security Documents) creates in favor of the Agent, for the benefit of the Credit Parties, a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Notwithstanding anything herein (including this Section 5.18) or in any other Loan Document to the contrary, no Loan Party makes any representation or warranty as to (A) the priority, perfection or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of any Credit Party with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant hereto or the applicable Security Documents.

5.19 Solvency.

On the Effective Date after giving effect to the transactions contemplated by this Agreement, the Loan Parties, on a Consolidated basis, are Solvent.

5.20 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.20(a) is a list of all DDAs maintained by the Loan Parties as of the Effective Date (other than local level store DDAs), which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository, and (iv) the identification of each Blocked Account Bank.

(b) Annexed hereto as Schedule 5.20(b) is a list describing all arrangements as of the Effective Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.21 Sanctions Concerns and Anti-Corruption Laws.

(a) No Loan Party, nor any Subsidiary, nor, to the knowledge of the Loan Parties, any director, officer, employee, agent, controlled affiliate or representative thereof, is an individual or entity that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar restricted parties list enforced by any other sanctions authority with applicable jurisdiction or (iii) located, organized or resident in a Designated Jurisdiction.

(b) The Loan Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010 and other applicable anti-corruption legislation, and to the knowledge of each Borrower, the Loan Parties and their Subsidiaries are in compliance with applicable anti-corruption laws and applicable Sanctions in all material respects.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the Other Liabilities and contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding (except to the extent fully Cash Collateralized or supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Agent), the Loan Parties shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Restricted Subsidiary to:

6.01 Financial Statements. Deliver to the Agent, in form and detail reasonably satisfactory to the Agent:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Lead Borrower , a Consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case, in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Agent, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or be subject to any explanatory statement (other than an “emphasis of matter” paragraph ) as to the Lead Borrower’s ability to continue as a “going concern” or like qualification (other than with respect to (i) the impending maturity of any Material Indebtedness or (ii) any actual or prospective breach of any financial maintenance covenant);

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet of Lead Borrower and its Restricted Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, and cash flows for such Fiscal Quarter and for the portion of the Lead Borrower’s Fiscal Year then ended, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Quarter of the previous Fiscal Year and (C) the corresponding portion of the previous Fiscal Year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, and cash flows of the Lead Borrower and its Restricted Subsidiaries as of the end of such Fiscal Quarter in accordance with GAAP, subject only to normal year-end audit adjustments, purchase accounting adjustments and the absence of footnotes;

(c) as soon as available, but in any event within thirty (30) days after the end of each of the first two (2) Fiscal Months of each Fiscal Quarter of the Lead Borrower, a Consolidated balance sheet of the Lead Borrower and its Restricted Subsidiaries as at the end of such Fiscal Month, and the related Consolidated statements of income or operations, and cash flows for such Fiscal Month, and for the portion of the Lead Borrower’s Fiscal Year then ended, setting in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to Section 6.01(d) hereof, (B) the corresponding Fiscal Month of the previous Fiscal Year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail, certified by a Responsible Officer of the Lead Borrower as fairly presenting the financial condition, results of operations, and cash flows of Lead Borrower and its Restricted Subsidiaries as of the end of such Fiscal Month in accordance with GAAP, subject only to normal year-end audit adjustments, purchase accounting adjustments and the absence of footnotes;

(d) as soon as available, but in any event no more than sixty (60) days after the end of each Fiscal Year of Holdings, forecasts prepared by management of the Lead Borrower, in form reasonably satisfactory to the Agent, of (i) Availability, and (ii) of the Consolidated balance sheets and statements of income or operations and cash flows of Holdings and its Restricted Subsidiaries, each of the foregoing on a monthly basis for the immediately following Fiscal Year, which forecasts, in each case, shall be prepared in good faith on the basis of assumptions believed to be reasonable at the time of preparation of such forecasts (it being understood that any such forecasts are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan and that no assurance can be given that any particular forecasts will be realized, that actual results may differ and that such differences may be material).

6.02 Certificates; Other Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) [reserved];

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Lead Borrower, (ii) in the event of any change in GAAP used in the preparation of such financial statements, the Lead Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP, and (iii) a copy of management’s discussion and analysis with respect to such financial statements;

(c) on the twentieth (20th) day of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base and Availability as of the close of business as of the last day of the immediately preceding Fiscal Month, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Lead Borrower; provided that, without limiting the Agent’s rights set forth in the last proviso of this clause (c), at any time that an Accelerated Borrowing Base Delivery Event has occurred and is continuing, such Borrowing Base Certificate shall be delivered on Wednesday of each week (or, if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday;

(d) [reserved],

(e) [reserved];

(f) The financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule;

(g) [reserved];

(h) promptly after the Agent’s request therefor, copies of all Material Contracts and documents evidencing Material Indebtedness;

(i) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Restricted Subsidiary thereof, copies of each notice or other correspondence received from any Governmental Authority concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Restricted Subsidiary thereof or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(j) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Restricted Subsidiary, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a), (b), or (c) or Section 6.02(d) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Lead Borrower posts such documents, or provides a link thereto on the Lead Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Lead Borrower shall notify the Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Loan Parties with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Loan Parties hereby acknowledge that (a) the Agent and/or MLPFS will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Loan Parties shall be deemed to have authorized the Agent, MLPFS, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Loan Parties or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and MLPFS shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

6.03 Notices. Promptly notify the Agent:

(a) of the occurrence of any Default or Event of Default (including, without limitation, any breach or non-performance of, or any default under, or with respect to Material Indebtedness of any Loan Party or any Restricted Subsidiary thereof to the extent such breach or non-performance results in a Default or Event of Default hereunder);

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect,

(c) of any dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Restricted Subsidiary thereof and any Governmental Authority; or the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Restricted Subsidiary thereof, including pursuant to any applicable Environmental Laws, in each case that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(d) of the occurrence of any ERISA Event that could reasonably be expected to result in a Material Adverse Effect;

(e) of the filing of any Lien for unpaid federal income Taxes against any Loan Party in excess of $3,000,000; and

(f) of any failure by any Loan Party to pay rent as and when required by the applicable Lease if such failure could reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Lead Borrower setting forth details of the occurrence referred to therein and stating what action the Lead Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with reasonable particularity the provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Timely pay, discharge or otherwise satisfy, as the same shall become due and payable, all of its obligations and liabilities, in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (1) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (2) the failure to pay or discharge the same would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation (i) except in a transaction permitted by Section 7.04 or 7.05, or (ii) except (other than with respect to the preservation of the legal existence of the Lead Borrower) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except in a transaction permitted by Section 7.04 or 7.05 and except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its Intellectual Property, except, to the extent: (i) such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties, (ii) pursuant to a transaction permitted by Section 7.04 or 7.05, or (iii) that failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in either case except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance

Maintain insurance with insurance companies that the Lead Borrower (in the good faith judgment of its management team) believes are financially sound and reputable with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent), and furnish the Lenders, upon written request from the Agent, with information presented in reasonable detail as to the insurance so carried. Each such policy of insurance will as appropriate, (i) name the Agent, on behalf of the Credit Parties, as an additional insured thereunder as its interests may appear or (ii) in the case of each casualty insurance policy, contain an additional lender loss payable clause or endorsement that names the Agent, on behalf of the Credit Parties, as the additional lender loss payee thereunder. Each such policy of insurance will as appropriate also provide that it shall not be canceled, modified or not renewed except upon prior written notice thereof by the insurer to the Agent in accordance with the notice provisions set forth in the applicable policy.

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP, (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) Maintain proper books of record and account, in which true and correct entries in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Loan Parties or such Restricted Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties or such Restricted Subsidiary, as the case may be.

6.10 Inspection Rights.

(a) Upon the request of the Agent after reasonable prior notice and at reasonable times during normal business hours, permit representatives and independent contractors of the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm (subject to such accountants’ customary procedures) (provided that the Lead Borrower shall be given the opportunity to participate in any such discussions), all at the expense of the Loan Parties and at such reasonable times during normal business hours, but no more than one (1) time per twelve (12) month period, upon reasonable advance notice to the Lead Borrower, provided, however, that upon the occurrence and during the continuance of an Event of Default, the Agent (or any of its representatives or independent contractors) may do any of the foregoing after reasonable prior notice and at reasonable times as often as may be reasonably desired at the expense of the Loan Parties at any time during normal business hours.

(b) Upon the request of the Agent after reasonable prior notice and at reasonable times, permit the Agent or professionals (including investment bankers, consultants, accountants, and lawyers) retained by the Agent to conduct commercial finance examinations and other evaluations of the Loan Parties, including, without limitation, of (i) the Lead Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Loan Parties’ business plan, forecasts and cash flows. The parties hereto agree that the Agent may, in its discretion, after reasonable prior notice and at reasonable times, undertake (and, subject to the immediately succeeding sentence, shall be limited to) (A) up to one (1) commercial finance examination in each twelve month period at the Loan Parties’ expense; provided that if Availability is less than the greater of (x) twenty percent (20%) of the Loan Cap, and (y) $12,500,000, in either case for five (5) consecutive Business Days, the Agent may, in its discretion, undertake up to two (2) commercial finance examinations in the immediately succeeding twelve month period at the Loan Parties’ expense, and (B) up to one (1) additional commercial finance examination in each twelve month period at the Lenders’ expense. Notwithstanding the foregoing, if required by Law or if a Specified Event of Default shall have occurred and be continuing, after reasonable prior notice and at reasonable times, the Agent may cause additional commercial finance examinations to be undertaken at the expense of the Loan Parties.

(c) Upon the request of the Agent after reasonable prior notice and at reasonable times, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base. The parties hereto agree that the Agent may, in its discretion, after reasonable prior notice and at reasonable times, undertake (and, subject to the immediately succeeding sentence, shall be limited to) (A) up to one (1) inventory appraisal in each twelve month period at the Loan Parties’ expense; provided, that if Availability is less than the greater of (x) twenty percent (20%) of the Loan Cap, and (y) $12,500,000, in either case, for five (5) consecutive Business Days, the Agent may, in its discretion, undertake up to two (2) inventory appraisals in the immediately succeeding twelve month period at the Loan Parties’ expense, and (B) up to one (1) additional inventory appraisal in each twelve month period at the Lenders’ expense. Notwithstanding the foregoing, (i) if required by Law or if a Specified Event of Default shall have occurred and be continuing, after reasonable prior notice and at reasonable times, the Agent may cause additional appraisals to be undertaken at the expense of the Loan Parties, and (ii) the Agent may cause an additional desktop inventory appraisal to be undertaken within 180 days following the Loan Parties’ implementation of the cost method of valuation of Inventory at the expense of the Loan Parties in accordance with Section 7.13.

6.11 Additional Loan Parties.

(a) (i) Notify the Agent at the time that any Person becomes a Wholly-Owned Subsidiary of any Loan Party, and promptly thereafter (and in any event within sixty (60) days or such longer period as the Agent may agree), cause any such Person which is a Domestic Subsidiary (other than any Excluded Subsidiary) to (x) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement or a Joinder to the Facility Guaranty or such other documents as the Agent shall deem reasonably appropriate for such purpose, (y) grant a Lien to the Agent on such Person’s assets of the same type that constitute Collateral to secure the Obligations to the extent required by the Security Documents, and (z) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and, if reasonably requested by the Agent, customary opinions of counsel to such Person, and (ii) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness (except that, notwithstanding the foregoing, if any Subsidiary is a Foreign Subsidiary or a Foreign Subsidiary Holding Company, the Equity Interests of such Subsidiary to be pledged shall be limited to 65% of the outstanding voting Equity Interests of such Subsidiary and 100% of the non-voting Equity Interests of such Subsidiary), in each case in form, content and scope reasonably satisfactory to the Agent. For the avoidance of doubt and notwithstanding anything herein or in any Security Document to the contrary, none of the assets of any Foreign Subsidiary or any Foreign Subsidiary Holding Company (including any Equity Interests held by a Foreign Subsidiary) shall be required to be pledged hereunder or under any Security Document.

(b) In no event shall compliance with this Section 6.11 waive or be deemed a waiver or Consent to any transaction giving rise to the need to comply with this Section 6.11 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Borrower or Guarantor or permit the inclusion of any acquired assets or assets of such Subsidiary in the computation of the Borrowing Base.

(c) Notwithstanding anything to the contrary contained herein, if the Agent reasonably determines that the cost of obtaining any pledge or security interest otherwise required pursuant to this Section 6.11 is excessive in relation to the benefit thereof, then no such pledge or security interest shall be required hereunder.

6.12 Cash Management.

(a) (i) To the extent not previously delivered pursuant to the Existing Credit Agreement, on or prior to the Effective Date, deliver to the Agent copies of notifications (each, a “Credit Card Notification”) reasonably satisfactory in form and substance to the Agent which have been executed on behalf of such Loan Party and delivered to such Loan Party’s credit card clearinghouses and processors listed on Schedule 5.20(b); and (ii) to the extent not previously delivered pursuant to the Existing Credit Agreement within ninety (90) days following the Effective Date (or such later date to which the Agent may agree in writing in its Permitted Discretion), enter into a Blocked Account Agreement reasonably satisfactory in form and substance to the Agent with each Blocked Account Bank (collectively, the “Blocked Accounts”).

(b) ACH or wire transfer no less frequently than once each Business Day (or with such other frequency as the Agent may otherwise agree in its sole discretion), whether or not there are then any outstanding Obligations to a Blocked Account (i) all available amounts on deposit in each DDA that is not a Blocked Account (other than any Excluded Account) (except for normal course allowances for deposit errors, returned checks and other similar items maintained in such DDAs consistent with past practices), and (ii) all payments received from all Credit Card Issuers and Credit Card Processors.

(c) After the occurrence and during the continuance of a Cash Dominion Event, cause the ACH or wire transfer to the collection account maintained by the Agent at Bank of America (the “Collection Account”), no less frequently than once each Business Day (or with such other frequency as the Agent may otherwise agree in its sole discretion), whether or not there are then any outstanding Obligations, all cash receipts and collections received by each Loan Party from all sources, including, without limitation, the following:

(i) all available cash receipts from the sale of Inventory (including without limitation, proceeds of credit card charges) and other assets (whether or not constituting Collateral);

(ii) all proceeds of collections of Accounts;

(iii) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event;

(iv) the then available cash balance of each Blocked Account (except for normal course allowances for deposit errors, returned checks and other similar items maintained in such Blocked Accounts consistent with past practices); and

(v) the then available cash balance of each DDA (other than any Excluded Account and any disbursement accounts designated by the Lead Borrower and used solely for such purpose) not described in clause (iv) (except for normal course allowances for deposit errors, returned checks and other similar items maintained in such DDAs consistent with past practices).

(d) The Collection Account shall at all times during the continuance of a Cash Dominion Event be under the sole dominion and control of the Agent. The Loan Parties hereby acknowledge and agree that (i) during the continuance of a Cash Dominion Event, the Loan Parties have no right of withdrawal from the Collection Account, (ii) the funds on deposit in the Collection Account shall at all times be collateral security for all of the Obligations, and (iii) during the continuance of a Cash Dominion Event, the funds on deposit in the Collection Account shall be applied to the Obligations as provided in Section 2.05(f) or Section 8.03, as applicable. In the event that, notwithstanding the provisions of this Section 6.12, any Loan Party receives or otherwise has dominion and control of any such cash receipts or collections (other than any amounts in any Excluded Accounts), such receipts and collections shall be held in trust by such Loan Party for the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into the Collection Account or dealt with in such other fashion as such Loan Party may be instructed by the Agent.

6.13 Information Regarding the Collateral. Furnish to the Agent at least thirty (30) days after written notice of any change in: (i) any Loan Party’s name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office or its principal place of business; (iii) any Loan Party’s organizational type or jurisdiction of incorporation or formation; or (iv) any Loan Party’s Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization.

6.14 Physical Inventories.

(a) Cause not less than one (1) physical inventory to be undertaken with respect to the Loan Parties’ distribution centers and Store locations, at the expense of the Loan Parties, in each Fiscal Year (provided that at the Loan Parties’ option, periodic cycle counts may be performed in lieu of such annual physical inventory at its distribution centers or any Store locations), in each case consistent with past practices, conducted by such inventory takers as are satisfactory to the Agent and following such methodology as is consistent, as applicable, with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Lead Borrower, within forty-five (45) days following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party) to the extent that the results thereof reflect a material discrepancy from the Loan Parties’ stock ledger or general ledger and shall, in any event, post such results to the Loan Parties’ stock ledgers and general ledgers, as applicable.

(b) Permit the Agent, in its discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines in its Permitted Discretion (each, at the expense of the Loan Parties).

6.15 Environmental Laws.

(a) Conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws; (b) obtain and renew all environmental permits reasonably necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are reasonably required to comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, except, in case of each of the foregoing causes, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to establishing or modifying Reserves in the manner permitted by this Agreement.

6.16 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, amendments to financing statements and other documents), that may be required under any Law, or which the Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect (to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement) the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets are acquired by any Loan Party after the Closing Date (other than assets constituting Collateral under the Security Documents that become subject to the perfected first-priority (subject only to Permitted Encumbrances having priority by operation of applicable law) Lien under the Security Documents upon acquisition thereof and other than Equity Interests in a Foreign Subsidiary or a Foreign Subsidiary Holding Company not required to be pledged pursuant to Section 6.11 hereof), notify the Agent thereof, and the Loan Parties will cause such assets to be subjected to a perfected Lien securing the Obligations and will take such actions as shall be reasonably necessary or shall be reasonably requested by any Agent to grant and perfect (to the extent required by, and subject to the limitations set forth in, the Security Documents and this Agreement) such Liens, including actions described in paragraph (a) of this Section 6.16, all at the expense of the Loan Parties. Notwithstanding the foregoing, the Loan Parties shall not be required to grant a mortgage in favor of the Agent on any owned Real Estate of any Loan Party.

6.17 Compliance with Terms of Leaseholds.

Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in respect of all Leases to which any Loan Party or any of its Restricted Subsidiaries is a party, keep such Leases in full force and effect, (b) not allow such Leases to lapse or be terminated or any rights to renew such Leases to be forfeited or cancelled except to the extent such Lease is no longer used or useful in the conduct of the business of the Loan Parties in the ordinary course of business, consistent with past practices, (c) notify the Agent of any default by any party with respect to such Leases and cooperate with the Agent in all respects to cure any such default, and (d) cause each of its Restricted Subsidiaries to do the foregoing, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.18 Designation of Subsidiaries.

The board of directors of Holdings may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) after giving effect to such designation, the Payment Conditions shall have been satisfied, (iii) none of the Borrowers may be designated as an Unrestricted Subsidiary, (iv) no Unrestricted Subsidiary shall own any Equity Interests in the Lead Borrower its Restricted Subsidiaries, (v) no Unrestricted Subsidiary shall hold any Indebtedness of, or any Lien on any property of, the Lead Borrower and its Restricted Subsidiaries, (vii) the holder of any Indebtedness of any Unrestricted Subsidiary shall not have any recourse to the Lead Borrower and its Restricted Subsidiaries with respect to such Indebtedness and (vii) no Unrestricted Subsidiary shall be a party to any transaction or arrangement with the Lead Borrower and its Restricted Subsidiaries that would not be permitted by Section 7.09. The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by Holdings and its Restricted Subsidiaries therein at the date of designation in an amount equal to the net book value of Holdings’ or Restricted Subsidiary’s (as applicable) Investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

6.19 Sanctions.

Not directly or, knowingly, indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent, L/C Issuer or otherwise) of Sanctions.

6.20 Anti-Corruption Laws.

Not directly or, knowingly, indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977 or any applicable anti-corruption legislation in other jurisdictions.

6.21 Post-Closing Covenant.

As promptly as practicable and in any event within the time periods after the Effective Date specified in Schedule 6.21 or such later day as the Agent agrees to in writing, deliver the documents or take the actions specified in Schedule 6.21.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than the Other Liabilities and contingent indemnification claims for which a claim has not been asserted), or any Letter of Credit shall remain outstanding (except to the extent fully Cash Collateralized or supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Agent), no Loan Party shall, nor shall it permit any Restricted Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or authorize under the UCC or any applicable Law or statute of any jurisdiction a financing statement that names any Loan Party or any Restricted Subsidiary thereof as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Restricted Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income or grant any Liens on its assets, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments. Make any Investments, except Permitted Investments.

7.03 Indebtedness; Disqualified Stock.

(a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, except Permitted Indebtedness, or (b) issue Disqualified Stock.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, (or agree to do any of the foregoing), except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge or consolidate with or into (i) a Loan Party, provided that the Loan Party shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any Wholly-Owned Subsidiary is merging or consolidating with another Subsidiary, the Wholly-Owned Subsidiary shall be the continuing or surviving Person;

(b) any Subsidiary which is a Loan Party may merge with or consolidate into any other Subsidiary which is a Loan Party or into a Borrower, provided that in any merger involving a Borrower, a Borrower shall be the continuing or surviving Person;

(c) in connection with a Permitted Acquisition, any Subsidiary of a Loan Party may merge with or into or consolidate with any other Person or permit any other Person to merge with or into or consolidate with it; provided that (i) the Person surviving such merger shall be a Wholly-Owned Subsidiary of a Loan Party and such Person shall become a Loan Party in accordance with the provisions of Section 6.11 hereof, and (ii) in the case of any such merger to which any Loan Party is a party, such Loan Party is the surviving Person; and

(d) any Subsidiary which is not a Borrower may liquidate or dissolve if the Lead Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Lead Borrower and is not materially disadvantageous to the Credit Parties.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that each of the following shall be permitted:

(a) each Subsidiary of a Loan Party may make Restricted Payments to any Loan Party (other than Holdings);

(b) the Loan Parties and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person (in each case other than Disqualified Stock);

(c) the Loan Parties may declare and pay cash dividends to Holdings in an amount not to exceed such amount as is necessary to permit Holdings to pay its proportionate share of (i) reasonable and customary corporate and operating expenses (including reasonable out-of-pocket expenses for legal, administrative and accounting services provided by third parties, and compensation, benefits and other amounts payable to officers and employees in connection with their employment in the ordinary course of business), (ii) tax liabilities attributable to the taxable income of the Lead Borrower and its Subsidiaries for any taxable period in which the Lead Borrower and its Subsidiaries is a member of any affiliated, consolidated, combined or unitary group the common parent of which is Holdings, and (iii) franchise fees or similar taxes and fees required to maintain its corporate existence;

(d) any Loan Party may declare and pay cash dividends to Holdings not to exceed an amount necessary to permit Holdings to pay customary indemnities and reasonable ordinary course expenses attributable to Holdings, the Lead Borrower or its respective Subsidiaries to the Sponsor pursuant to the Sponsor Management Agreement;

(e) so long as no Default or Event of Default then exists or would result therefrom, the Loan Parties and their Subsidiaries may make Restricted Payments in an amount not to exceed $5,000,000 in the aggregate per Fiscal Year to Holdings to permit Holdings or its parent to repurchase, redeem or otherwise acquire Equity Interests issued by it (and, so long as no Default or Event of Default then exists or would result therefrom, Holdings may use the proceeds of such Restricted Payments for such purpose); and

(f) if the RP Conditions are satisfied, the Lead Borrower may declare or pay cash dividends to Holdings (and, so long as the RP Conditions are satisfied, Holdings may use the proceeds of such Restricted Payments to make Restricted Payments to the holders of Holdings’ Equity Interests).

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Junior Indebtedness, except (a) regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness), (ii) Subordinated Indebtedness in accordance with the subordination terms thereof; provided that if any Specified Event of Default (or event, with the passage of time, the giving of notice or both would constitute a Specified Event of Default) then exists or would arise therefrom, the Loan Parties and their Subsidiaries may not utilize proceeds of Credit Extensions or Proceeds of Collateral to make any such repayments, repurchases, redemptions or defeasances described in this clause (a), (b) voluntary prepayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (but excluding on account of any Subordinated Indebtedness) as long as the Payment Conditions are satisfied, (ii) Subordinated Indebtedness (other than the Intercompany Subordinated Indebtedness) in accordance with the subordination terms thereof and as long as the Payment Conditions are satisfied, and (iii) the Intercompany Subordinated Indebtedness as long as the RP Conditions are satisfied; and (c) Permitted Refinancings of any such Indebtedness.

7.08 Change in Nature of Business.

(a) In the case of Holdings, engage in any line of business substantially different from the business conducted by Holdings on the Closing Date.

(b) In the case of any Loan Party other than Holdings, engage in any line of business substantially different from the business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

(c) Without the written consent of the Required Lenders, create, acquire or maintain any Domestic Subsidiary other than a Wholly-Owned Subsidiary.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party involving aggregate payments or consideration in excess of $3.0 million, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable, taken as a whole, to the Loan Parties or such Restricted Subsidiary as would be obtainable by the Loan Parties or such Restricted Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate or, if in the good faith judgment of the board of directors no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to the Loan Parties or such Restricted Subsidiary from a financial point of view, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties and one or more Restricted Subsidiaries or between or among Restricted Subsidiaries or, in any case, any entity that becomes a Restricted Subsidiary as a result of such transaction, (b) transactions described on Schedule 7.09 hereto, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the payment of reasonable fees and out-of-pocket costs to directors and officers, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Lead Borrower or any of its Restricted Subsidiaries, (e) transactions among the Loan Parties and the Sponsor to the extent permitted pursuant to Section 7.06, (f) as long as no Change of Control results therefrom, any issuances of securities of Holdings (other than Disqualified Stock and other Equity Interests not permitted hereunder) or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans (in each case in respect of Equity Interests in Holdings) of Holdings or any of its Subsidiaries, (g) (i) Restricted Payments permitted by Section 7.06, and (ii) any Permitted Investment(s) or any acquisition otherwise permitted hereunder, (h) transactions in which the Borrowers or any Restricted Subsidiary, as the case may be, delivers to the Agent a letter from an independent financial advisor stating that such transaction is fair to the Loan Parties or such Restricted Subsidiary from a financial point of view or stating that the terms, when taken as a whole, are not materially less favorable to the Loan Parties or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Loan Parties or such Restricted Subsidiary with a Person that is not an Affiliate of the Loan Parties on an arm’s length basis, (i) transactions with customers, clients, suppliers, contractors, joint venture partners or purchasers or sellers of goods or services, or transactions otherwise relating to the purchase or sale of goods or services, in each case in the ordinary course of business or consistent with industry practice and otherwise in compliance with the terms of this Agreement that are fair to the Loan Parties and the Restricted Subsidiaries, in the reasonable determination of the board of directors or the senior management of the Lead Borrower, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party, (j) the issuance, sale or transfer of Equity Interests (other than Disqualified Stock) of the Lead Borrower or any parent company to any Person and the granting and performing of customary rights (including registration rights) in connection therewith, and any contribution to the capital of the Lead Borrower, (k) payments by the Loan Parties or any Restricted Subsidiary made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by, or made pursuant to arrangements approved by, a majority of the board of directors in good faith, (l) (i) investments by Affiliates in securities of the Lead Borrower (and payment of reasonable out-of-pocket expenses incurred by such Affiliates in connection therewith) so long as the investment is being offered by the Lead Borrower generally to other investors on the same or more favorable terms and (ii) payments to Affiliates in respect of securities of the Lead Borrower contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Lead Borrower and the Restricted Subsidiaries, in each case, in accordance with the terms of such securities, (m) payments to or from, and transactions with, any joint venture or Unrestricted Subsidiary in the ordinary course of business or consistent with past practice, industry practice or industry norms (including, any cash management activities related thereto), (n) any lease entered into between the Loan Parties or any Restricted Subsidiary, as lessee and any Affiliate of the Borrowers, as lessor, and any transaction(s) pursuant to that lease, which lease is approved by the board of directors or senior management of the Lead Borrower in good faith, (o) intellectual property licenses in the ordinary course of business or consistent with industry practice, (p) the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to equity holders of the Lead Borrower or any parent company pursuant to the equity holders agreement or the registration rights agreement entered into on or after the Effective Date, (q) transactions permitted by, and complying with, Section 7.04 solely for the purpose of (a) reorganizing to facilitate any initial public offering of securities of the Lead Borrower or any parent company, (b) forming a holding company or (c) reincorporating the Lead Borrower in a new jurisdiction, (r) transactions undertaken in good faith (as determined by the board of directors or certified by senior management of the Lead Borrower) for the purposes of improving the consolidated tax efficiency of the Borrowers and their Restricted Subsidiaries and not for the purpose of circumventing Articles VI and VII of this Agreement; so long as such transactions, when taken as a whole, do not result in a material adverse effect on the Liens on the Collateral granted by the Loan Parties in favor of the Credit Parties, when taken as a whole, in each case, as determined in good faith by the board of directors or certified by senior management of the Lead Borrower in an officer’s certificate, (s) (i) transactions with a Person that is an Affiliate of the Lead Borrower (other than an Unrestricted Subsidiary) solely because the Loan Parties or any Restricted Subsidiary owns, directly or indirectly, Equity Interests in such Person and (ii) transactions with any Person that is an Affiliate solely because a director or officer of such Person is a director or officer of the Loan Parties, any Restricted Subsidiary or any parent company, (t) (i) pledges and other transfers of Equity Interests in Unrestricted Subsidiaries and (ii) any transactions with an Affiliate in which the consideration paid consists solely of Equity Interests of the Lead Borrower or a parent company and (w) the sale, issuance or transfer of Equity Interests (other than Disqualified Stock) of the Lead Borrower.

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or to otherwise transfer property to or invest in a Loan Party or any Subsidiary, except for (x) at the time any Subsidiary becomes a Subsidiary of any Borrower, so long as such agreement was not entered into primarily in contemplation of such Person becoming a Subsidiary of such Borrower, (y) customary restrictions and conditions contained in agreements relating to the sale of all or a substantial part of the assets of any Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary to be sold and such sale is permitted hereunder or (z) customary provisions in leases and other contracts and agreements restricting the assignment thereof, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of any Subsidiary to make or repay loans to a Loan Party, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (d) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; (b) customary anti-assignment provisions in contracts restricting the assignment thereof or in contracts for the Disposition of any assets or any Subsidiary provided that the restrictions in any such contract shall apply only to the assets or Subsidiary that is to be Disposed of; or (c) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person unless such Lien is a Permitted Encumbrance.

7.11 Use of Proceeds. Use the proceeds of any Credit Extension, whether directly or knowing, indirectly, (a) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose, or (b) for any purposes other than (i) the acquisition of working capital assets in the ordinary course of business, (ii) to finance Capital Expenditures, Permitted Investments and Restricted Payments of the Loan Parties, and (iii) for general corporate purposes, in each case to the extent not prohibited by applicable Law or the Loan Documents.

7.12 Amendment of Material Documents.

Amend, modify or change (a) in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Lead Borrower (on the basis of such proposed amendments, modifications or changes taken as a whole), any term or condition of any Junior Indebtedness that is Material Indebtedness (other than (i) the Intercompany Subordinated Indebtedness or (ii) as a result of any Refinancing Indebtedness in respect thereof) without the consent of the Agent (which consent shall not be unreasonably withheld or delayed); provided, however, that no amendment, modification or change of any term or condition of any such Junior Indebtedness permitted by any subordination provisions set forth in the applicable Junior Indebtedness or any other stand-alone subordination agreement in respect thereof and, in each case consented to by the Agent shall be deemed to be materially adverse to the interests of the Lenders, or (b) the Intercompany Subordinated Indebtedness, to the extent that such amendment, modification or waiver is materially adverse to the Credit Parties.

7.13 Fiscal Year; Accounting Changes.

Change the Fiscal Year of any Loan Party without the prior written consent of the Agent, or change in any material respect the accounting policies or reporting practices of the Loan Parties (it being agreed that any change that materially affects the calculation of the Cost of Eligible Inventory included in the Borrowing Base or the calculation of the Consolidated Fixed Charge Coverage Ratio is such a change), except as required by GAAP and except that the Loan Parties may change their inventory valuation methods from the retail valuation method to the cost method of valuation of Inventory, provided that (i) the Loan Parties shall have provided the Agent with at least ten (10) days’ prior written notice of such change in method, and (ii) the Agent may, in its Permitted Discretion and at the Loan Parties’ expense, undertake an appraisal of the Loan Parties’ inventory after giving effect to the implementation of the cost method of valuation, as provided in the last sentence of Section 6.10(c).

7.14 Deposit Accounts; Credit Card Processors.

Open new DDAs with a Blocked Account Bank (other than any Excluded Accounts and any disbursement accounts designated by the Lead Borrower and used solely for such purpose) or enter into any agreements with Credit Card Issuers or Credit Card Processors unless the Loan Parties shall have delivered to the Agent appropriate Blocked Account Agreements or Credit Card Notifications, as applicable, consistent with the provisions of Section 6.12 and otherwise satisfactory to the Agent. Without the consent of the Agent (not to be unreasonably withheld or delayed), no Loan Party shall maintain any bank accounts with any Blocked Account Bank (other than any Excluded Accounts and any disbursement accounts designated by the Lead Borrower and used solely for such purpose) or enter into any agreements with Credit Card Issuers or Credit Card Processors other than the ones expressly contemplated herein or in Section 6.12 hereof.

7.15 Consolidated Fixed Charge Coverage Ratio.

During the continuance of a Covenant Compliance Event, permit the Consolidated Fixed Charge Coverage Ratio, calculated as of the last day of each Fiscal Quarter (commencing with the Fiscal Quarter immediately prior to the date that the Covenant Compliance Event occurs) for the Measurement Period then ended, to be less than 1.00:1.00.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrowers or any other Loan Party fails to pay when and as required to be paid herein, (i) any amount of principal on any Loan or any L/C Obligation, or deposit any funds as Cash Collateral in respect of L/C Obligations, (ii) any interest on any Loan or on any L/C Obligation, or any fee due hereunder within three (3) Business Days after the same becomes due, or (iii) any other amount (excluding Other Liabilities) payable hereunder or under any other Loan Document within five (5) Business Days after the due date thereof; or

(b) Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.02(c) (after a three (3) Business Day grace period when required to be delivered monthly and two (2) Business Day grace period when required to be delivered weekly; provided that during such grace period the Borrowers shall not be permitted to make any Borrowings under this Agreement), 6.03(a), 6.05(a) (solely with respect to the Lead Borrower, other than in a transaction permitted under Section 7.04 or 7.05), 6.12 (during the continuance of a Cash Dominion Event, but otherwise subject to a three (3) Business Day grace period to the extent that such default is capable of being cured), Article VII (other than Section 7.15) or the Borrowers fail to perform or observe the covenant contained in Section 7.15; provided that an Event of Default pursuant to Section 7.15 shall not occur until the expiration of the Cure Deadline without the consummation of the Cure Right; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a), or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days, in each case, following receipt by the Lead Borrower of written notice from the Agent or the Required Lenders of any such failure; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made (or, if qualified by materiality in the text thereof, in any respect when made or deemed made); or

(e) Cross-Default. Any Loan Party or any Restricted Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness, or (B) fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or

(f) Insolvency Proceedings, Etc. Any Loan Party or any of its Restricted Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Loan Party or any Restricted Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within forty-five (45) days after its issuance or levy; or

(h) Judgments. There is entered against any Loan Party or any Restricted Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such final judgments and orders) exceeding $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) such judgment is not, within thirty (30) days after the entry thereof, satisfied, vacated, discharged or execution thereof stayed or bonded pending appeal; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which results or could reasonably be expected to result in liability of any Loan Party under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC and which could reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan, which could reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason (other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations), ceases to be in full force and effect; or any Loan Party or any Restricted Subsidiary thereof contests in writing in any manner the validity or enforceability of any material provision of any Loan Document; or any Loan Party or any Restricted Subsidiary thereof denies in writing that it has any or further liability or obligation under any material provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party or any Restricted Subsidiary thereof not to be, a valid and perfected Lien on any material portion of the Collateral (to the extent required by the Security Documents and this Agreement) perfected Lien on any Collateral (other than an immaterial portion of the Collateral), with the priority required by the applicable Security Document (subject to Permitted Encumbrances); or

(k) Change of Control. There occurs any Change of Control; or

(l) [Reserved];

(m) Loss of Collateral. There occurs any uninsured loss to any of the Collateral, which loss could reasonably be expected to have a Material Adverse Effect; or

(n) [Reserved];

(o) Guaranty. The termination, revocation or attempted termination or revocation in writing by any Loan Party of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(p) Subordination. (i) The subordination or intercreditor provisions of the documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in writing in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, (i) at any time that there are only two (2) Lenders and a Specified Event of Default exists, at the request of any Lender (so long as such Lender is a Lender as of the Effective Date and maintains a Commitment not less than the Commitment of such Lender as of the Effective Date), or (ii) in all other circumstances, at the request of the Required Lenders, shall, take any or all of the following actions:

(a) declare the Commitments of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such Commitments and obligations shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other Obligations (excluding Other Liabilities not then due and payable) to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties (to the extent permitted by applicable Law);

(c) if so requested by the Required Lenders, require that the Loan Parties Cash Collateralize the L/C Obligations; and

(d) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties; provided, however, that upon the occurrence of any Default or Event of Default with respect to any Loan Party or any Restricted Subsidiary thereof under Section 8.01(f), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans, all interest accrued thereon and all other Obligations shall automatically become due and payable, and the obligation of the Loan Parties to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Agent or any Lender.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Obligations have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received from any Loan Party, from the liquidation of any Collateral, or on account of the Obligations shall, subject to the provisions of Section 2.16, be applied by the Agent in the following order:

First, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting fees, indemnities (including indemnities due under Section 10.03 hereof), Credit Party Expenses and other amounts (including reasonable and documented fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations (excluding the Other Liabilities) constituting indemnities (including indemnities due under Section 10.03 hereof), Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders and the L/C Issuer (including Credit Party Expenses to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to the extent that Swing Line Loans have not been refinanced by a Revolving Loan, payment to the Swing Line Lender of that portion of the Obligations constituting principal and accrued and unpaid interest on the Swing Line Loans;

Fifth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Loans and L/C Borrowings, and fees (including Letter of Credit Fees and Commitment Fees), ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fifth payable to them;

Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Sixth held by them;

Seventh, to the Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit;

Eighth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations as provided in Section 10.11, but excluding any Other Liabilities), ratably among the Credit Parties in proportion to the respective amounts described in this clause Eighth held by them;

Ninth, to payment of that portion of the Obligations arising from Cash Management Services, ratably among the Credit Parties in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to payment of all other Obligations arising from Bank Products, ratably among the Credit Parties in proportion to the respective amounts described in this clause Tenth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

Subject to Section 2.03(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Seventh above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Loan Party shall not be paid with amounts received from such Loan Party, but appropriate adjustments shall be made with respect to payments from other Loan Parties to preserve the allocation to Obligations otherwise set forth above in this Section 8.03.

8.04 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that the Borrowers fail to comply with the requirement of the Financial Covenant, Holdings or any other Person designated by the Borrowers shall have the right (1) at any time during the period beginning at the start of the last fiscal quarter of the applicable Measurement Period and ending on or prior to the tenth (10th) Business Day after the date on which financial statements with respect to the Measurement Period in which such covenant is being measured are required to be delivered pursuant to Section 6.01 or (2) within ten (10) Business Day after the beginning of a Covenant Compliance Event (such later date, the “Cure Deadline”), to make a direct or indirect equity investment in the Lead Borrower in cash in the form of common Equity Interests

(or any other form reasonably acceptable to the Agent) (the “Cure Right”), and upon the receipt by the Lead Borrower of net cash proceeds pursuant to the exercise of the Cure Right (the “Cure Amount”), the Financial Covenant shall be recalculated, giving effect to a pro forma increase to Consolidated EBITDA for such Measurement Period in an amount equal to such Cure Amount; provided that such pro forma adjustment to Consolidated EBITDA shall be given solely for the purpose of determining the existence of a Default or an Event of Default under the Financial Covenant with respect to any Measurement Period that includes the fiscal quarter for which such Cure Right was exercised and not for any other purpose under any Loan Document.

(b) If, after the receipt of the Cure Amounts and the recalculations pursuant to clause (2) above, the Borrowers shall then be in compliance with the requirements of the Financial Covenant during such Measurement Period, the Borrowers shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable Default that had occurred shall be deemed cured; provided that (i) the Cure Right may be exercised on no more than five (5) occasions, (ii) in each four fiscal quarter period, there shall be at least two fiscal quarters in respect of which no Cure Right is exercised, (iii) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Borrowers to be in pro forma compliance with the Financial Covenant (such amount, the “Necessary Cure Amount”) (provided that if the Cure Right is exercised prior to the date financial statements are required to be delivered for such fiscal quarter then the Cure Amount shall be equal to the amount reasonably determined by the Lead Borrower in good faith that is required for purposes of complying with the Financial Covenant for such fiscal quarter (such amount, the “Expected Cure Amount”), (iv) subject to clause (3) below, all Cure Amounts shall be disregarded for purposes of determining any baskets or financial ratio calculations (other than with respect to the Financial Covenant), with respect to the covenants contained in the Loan Documents and (v) there shall be no pro forma or other reduction in Indebtedness (by netting or otherwise) with the proceeds of any Cure Amount for determining compliance with the Financial Covenant for the fiscal quarter for which such Cure Amount is deemed applied unless such proceeds are actually applied to prepay Indebtedness.

(c) Notwithstanding anything herein to the contrary, (A) to the extent that the Expected Cure Amount is (i) greater than the Necessary Cure Amount, then such difference may be used for the purposes of determining any baskets (other than any previously contributed Cure Amounts), with respect to the covenants contained in the Loan Documents and (ii) less than the Necessary Cure Amount, then not later than the applicable Cure Deadline, the Lead Borrower must receive a direct or indirect equity investment in cash in the form of common Equity Interests (or other forms reasonably acceptable to the Agent), which cash proceeds received by Lead Borrower shall be equal to the shortfall between such Expected Cure Amount and such Necessary Cure Amount and (B) prior to the Cure Deadline (x) the Lenders shall not be permitted to exercise any rights then available as a result of an Event of Default under Section 8.02 on the basis of a breach of the Financial Covenant so as to enable the Borrowers to consummate their Cure Rights as permitted under this Section 8.04 and (y) the Lenders shall not be required to make any Credit Extension unless and until the Lead Borrower has received the Cure Amount required to cause the Borrowers to be in compliance with the Financial Covenant.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority.

Each of the Lenders (in its capacity as a Lender), the Swing Line Lender and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the administrative agent and collateral agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the other Credit Parties, and no Loan Party or any Restricted Subsidiary thereof shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Restricted Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

The Agent shall not be liable to any Credit Party for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties, a Lender or the L/C Issuer. In the event that the Agent obtains such actual knowledge or receives such a notice, the Agent shall give prompt notice thereof to each of the other Credit Parties. Upon the occurrence of a Default or an Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent.

The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Agent shall have received written notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders, the L/C Issuer and the Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders (excluding, for purposes of this Section 9.06 only, any Lender who is also the Agent) shall have the right, in consultation with the Lead Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States and which shall, unless an Event of Default has occurred and is continuing at the time of such appointment, be reasonably acceptable to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no such successor shall have been so appointed by the Required Lenders (and accepted by the Lead Borrower in accordance with the terms above) and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Lead Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders or the L/C Issuer under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Lead Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan

Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder.

9.07 Non-Reliance on Agent and Other Lenders. Each Lender and the L/C Issuer acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunning Manager or Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent, a Lender or the L/C Issuer hereunder.

9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer, the Agent, such Credit Parties and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer the Agent and such Credit Parties under Sections 2.03(i), 2.03(j), 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Credit Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Credit Party or to authorize the Agent to vote in respect of the claim of any Credit Party in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted and for Obligations collateralized pursuant to Section 10.11) and the expiration, termination or Cash Collateralization of all Letters of Credit (except to the extent fully Cash Collateralized or supported by another letter of credit in a manner reasonably satisfactory to the L/C Issuer and the Agent), (ii) that is Disposed of or to be Disposed of as part of or in connection with any Disposition permitted hereunder, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to release any Lien on any Equity Interests of any Subsidiary of the Lead Borrower granted to or held by the Agent under the Security Agreement in the event that Rule 316 of Regulation S-X under applicable Securities Laws is amended, modified or interpreted by the SEC to require (or is replaced with another rule or regulation or any other law, rule or regulation is adopted, which would require) the filing with the SEC (or any other Governmental Agency) of separate financial statements of such Subsidiary due to the fact that such Subsidiary’s Equity Interests secure the Obligations, but only for so long as, and only to the extent, necessary to not be subject to such requirement;

(c) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (h) of the definition of Permitted Encumbrances; and

(d) to release any Guarantor from its obligations under any Facility Guaranty and each other applicable Loan Document if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty and each other applicable Loan Document pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and Lien granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer.

The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) agrees to furnish the Agent, at such frequency as the Agent may reasonably request, with a summary of all Other Liabilities due or to become due to such Lender. In connection with any distributions to be made hereunder, the Agent shall be entitled to assume that no amounts are due to any Lender on account of Other Liabilities unless the Agent has received written notice thereof from such Lender and if such notice is received, the Agent shall be entitled to assume that the only amounts due to such Lender on account of Other Liabilities is the amount set forth in such notice;

(b) is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all Borrowing Base Certificates and financial statements required to be delivered by the Lead Borrower hereunder

(c) is deemed to have requested that the Agent furnish, and the Agent agrees to furnish, such Lender, promptly after they become available, copies of all commercial finance examinations and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(d) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy of the Borrowing Base Certificates, financial statements or Reports, and shall not be liable for any information contained in any Borrowing Base Certificate, financial statement or Report;

(e) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(f) agrees to keep all Borrowing Base Certificates, financial statements and Reports confidential in accordance with the provisions of Section 10.07 hereof; and

(g) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any Credit Extensions that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection.

Each Credit Party hereby appoints each other Credit Party as agent for the purpose of perfecting Liens for the benefit of the Credit Parties, in assets which, in accordance with Article 9 of the UCC or any other Law of the United States can be perfected only by possession or control. Should any Credit Party (other than the Agent) obtain possession or control of any such Collateral, such Credit Party shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14 Indemnification of Agent. Without limiting the obligations of Loan Parties hereunder, the Lenders shall indemnify the Agent, any sub-agent thereof, the Swing Line Lender, the L/C Issuer and any Related Party, as the case may be ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent, any sub-agent thereof, the Swing Line Lender, the L/C Issuer and their Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent, any sub-agent thereof, the Swing Line Lender, the L/C Issuer and their Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s, any sub-agent’s, the Swing Line Lender’s, the L/C Issuer’s and their Related Parties’ bad faith, gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Agent) authorized to act for, any other Lender.

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Lead Borrower or the applicable Loan Party, as the case may be, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(i) increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(ii) postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of each Lender directly and adversely affected thereby, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Commitments hereunder or under any other Loan Document, without the written Consent of each Lender directly and adversely affected thereby;

(iii) reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of any Lender, without the written Consent of each Lender directly and adversely affected thereby; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or Letter of Credit Fees at the Default Rate;

(iv) change Section 2.13 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of each Lender;

(v) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof or of any Loan Document specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or under any other Loan Document or make any determination or grant any consent hereunder or thereunder, without the written Consent of each Lender;

(vi) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(vii) except for Permitted Dispositions or as provided in Section 9.10, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(viii) change the definition of the term “Borrowing Base” (or any component definition thereof, including, without limitation, advance rates, eligible asset classes and eligibility criteria), “Reserves,” “Availability Reserves,” or “Inventory Reserves” if, in any case, as a result thereof, the amounts available to be borrowed by the Borrowers would be increased without the written Consent of each Lender, provided that the foregoing shall not limit the Permitted Discretion of the Agent to change, establish or eliminate any Reserves or eligibility criteria as provided herein;

(ix) modify the definition of the term “Permitted Overadvance” so as to increase the amount thereof or, except as otherwise provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and

(x) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or under the other Loan Documents to any other Indebtedness without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or Consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of any Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) any Commitment of any Defaulting Lender may not be increased or extended without the consent of such Defaulting Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

(b) Notwithstanding anything to the contrary in this Agreement or any other Loan Document, (x) no provider or holder of any Bank Products or Cash Management Services shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or any Loan Party, and (y) any Loan Document may be amended and waived with the consent of the Agent at the request of the Lead Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents.

(c) If any Lender (other than the Agent) does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the Consent of each Lender or each affected Lender and that has been approved by the Required Lenders, the Lead Borrower may replace such Non-Consenting Lender in accordance with Section 10.13; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Lead Borrower to be made pursuant to this paragraph).

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and, with respect to electronic communications, except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties, the Agent, the L/C Issuer or the Swing Line Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS,

IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet , except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Loan Party, any Lender, the L/C Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of the Loan Parties, the Agent, the L/C Issuer and the Swing Line Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Lead Borrower, the Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrowers or their securities for purposes of United States Federal or state securities laws.

(e) Reliance by Agent, L/C Issuer and Lenders. The Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Revolving Loan Notices and Swing Line Loan Notices) purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties, except to the extent such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Person. All telephonic notices to and other telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at Law in connection with such enforcement shall be instituted and maintained exclusively by, the Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, or (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13); and provided, further, that if at any time there is no Person acting as Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrowers shall pay all Credit Party Expenses.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after tax basis) from, any and all losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the reasonable fees, charges and documented out-of-pocket disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit, any bank advising or confirming a Letter of Credit and any other Person seeking to enforce the rights of a Borrower, beneficiary, transferee, or assignee or Letter of Credit proceeds or the holder of an instrument or document related to any Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Restricted Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Restricted Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Blocked Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Lead Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Lead Borrower or such Loan Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.

(d) Payments. All amounts due under this Section shall be payable on demand therefor.

(e) Limitation of Liability. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent, the L/C Issuer or the Swing Line Lender, the assignment of any Commitment or Loan by any Lender, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

10.05 Payments Set Aside. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization or otherwise under any Debtor Relief Law, should any Loan Party become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver, interim receiver, trustee, monitor, custodian, conservator, liquidator, rehabilitator or similar officer be appointed for all or any significant part of any Loan Party’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative, processing, or similar fees customarily charged by the Agent in connection with the foregoing. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of subsection Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including for purposes of this Section 10.06(b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) (1) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Revolving Loans owing to it or (2) in the case of any assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or, if the Commitment is not then in effect, the principal outstanding balance of the Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Agent and, so long as no Default or Event of Default has occurred and is continuing, the Lead Borrower otherwise consents (each such consent not to be unreasonably withheld, conditioned or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitments assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the Lead Borrower shall be required (such consent not to be unreasonably withheld, conditioned or delayed; provided that after the passage of ten (10) Business Days from receipt of written notice to the Lead Borrower from the Agent of a proposed assignment without the Lead Borrower giving the Agent written notice of the Lead Borrower’s objection to such assignment, the Lead Borrower shall be deemed to have consented to such assignment) unless (1) a Default or Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund with respect to such Lender; and

(B) the consent of the Agent, the L/C Issuer and the Swing Line Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made (1) (A) to any Person which is not an Eligible Assignee, (B) to any Defaulting Lender or any of its Subsidiaries or Affiliates, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person, or (2) if at the time of such assignment the Borrowers would be obligated to pay any greater amount under Article III to the assignee than the Borrowers is then obligated to pay to the assigning Lender under such Article (and if any assignment is made in violation of the foregoing, the Borrowers will not be required to pay such greater amounts).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Lead Borrower and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request of the assignee Lender, the Borrowers (at their expense) shall execute and deliver one or more Notes to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrowers (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). No assignment shall be effective unless it has been recorded in the Register pursuant to this Section 10.06(c). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice This Section 10.06(c) shall be construed so that the Obligations (excluding Other Liabilities) are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any regulations promulgated thereunder (and any other relevant or successor provisions of the Code or such regulations).

(d) Participations. (i) Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than a natural person or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment, and/or the Revolving Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent, the Lenders and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder.

(i) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (i) through (iv) and clauses (vi) and (vii) of the first proviso to Section 10.01 that affects such Participant. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.02 as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Loan Parties, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may, at any time and without consent of any Loan Party or the Agent, pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Assignment to SPV. Notwithstanding any provision to the contrary, any Lender may assign to one or more special purpose funding vehicles (each, an “SPV”) all or any portion of its funded Loans (without the corresponding Commitment), without the consent of any Person or the payment of a fee, by execution of a written assignment agreement in a form agreed to by such Lender and such SPV, and may grant any such SPV the option, in such SPV’s sole discretion, to provide the Borrowers all or any part of any Loans that such Lender would otherwise be obligated to make pursuant to this Agreement. Such SPVs shall have all the rights which a Lender making or holding such Loans would have under this Agreement, but no obligations. The Lender making such assignment shall remain liable for all its original obligations under this Agreement, including its Commitment (although the unused portion thereof shall be reduced by the principal amount of any Loans held by an SPV). Notwithstanding such assignment, the Agent and Lead Borrower may deliver notices to the Lender making such assignment (as agent for the SPV) and not separately to the SPV unless the Agent and Lead Borrower are requested in writing by the SPV (or its agent) to deliver such notices separately to it. The Borrowers shall, at the reasonable request of any such Lender, execute and deliver to such Person as such Lender may designate, one or more Notes in the amount of such Lender’s original Notes to evidence the Loans of such Lender and related SPV.

(h) Resignation as L/C Issuer or Swing Line Lender after Assignment or Resignation. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, or resigns as Agent in accordance with the provisions of Section 9.06, Bank of America may, (i) upon thirty (30) days’ notice to the Lead Borrower and the Lenders, resign as L/C Issuer and/or (ii) with duplication of any notice required under Section 9.06, upon thirty (30) days’ notice to the Lead Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Lead Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Lead Borrower to appoint any such successor shall affect the resignation of Bank of America as L/C Issuer or Swing Line Lender, as the case may be. If Bank of America resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans that are Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, (b) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit, and (c) the successor Swing Line Lender shall repay all outstanding Obligations with respect to Swing Line Loans due to the resigning Swing Line Lender.

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, Approved Funds, and to its and its Affiliates’ and Approved Funds’ respective partners, directors, officers, employees, agents, funding sources, attorneys, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement (including any electronic agreement contained in any Platform) containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Swap Contract relating to any Loan Party and its obligations, (g) with the prior written consent of the Lead Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary thereof relating to the Loan Parties or any Subsidiary thereof or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary thereof. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information, provided it exercises not less than reasonable care.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Law, including Federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender, each Participant, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) (other than escrow, payroll, petty cash, trust and tax accounts) or other property at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Participant, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrowers or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender or the L/C Issuer shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Participant, or the L/C Issuer different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Participant, the L/C Issuer and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Lead Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans and other Obligations (other than Other Liabilities not then due and owing) or, if it exceeds such unpaid principal, refunded to the

Borrowers. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous letters of intent, commitment letters, agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, or other electronic image scan transmission (e.g., “pdf” or “tif” via e-mail) shall be as effective as delivery of a manually executed counterpart of this Agreement.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation (other than the Other Liabilities and contingent indemnity obligations for which claims have not been asserted) hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding. Further, the provisions of Sections 3.01, 3.04, 3.05 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations (other than contingent indemnity obligations for which claims have not been asserted), the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent, in its Permitted Discretion, may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect to the Other Liabilities, and (z) any Obligations that may thereafter arise under Section 10.04 hereof.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrowers are required to pay any Indemnified Taxes or any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a) the Borrowers shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees (except that accrued fees shall not be payable to a Defaulting Lender) and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with Laws; and

(e) in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT

(EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.

(b) SUBMISSION TO JURISDICTION. SUBJECT TO THE LAST SENTENCE OF THIS CLAUSE (B), EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY OTHER PARTY HERETO (OR, IN THE CASE OF THE LOAN PARTIES, AGAINST ANY RELATED PARTY OF THE AGENT, ANY LENDER OR THE L/C ISSUER), IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING TO ENFORCE ANY AWARD OR JUDGMENT RIGHT UNDER THE LOAN DOCUMENTS OR TO BRING ANY ACTION OR PROCEEDING TO ENFORCE ITS RIGHTS UNDER THE LOAN DOCUMENTS WITH RESPECT TO ANY COLLATERAL OR ANY OTHER PROPERTY OF ANY LOAN PARTY IN ANY OTHER FORUM IN WHICH JURISDICTION CAN BE ESTABLISHED.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

10.17 Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with Patriot the Act. Each Loan Party is in compliance, in all material respects, with the Patriot Act. No part of the proceeds of the Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

10.18 Foreign Asset Control Regulations. None of the advance of the Loans, the issuance of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of OFAC (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Patriot Act. Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 Press Releases.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law and then, in any event solely to the extent permitted by applicable Law, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b) The Agent and each Lender agree that such Person shall not in the future issue any press releases or other public disclosure using the name of the Lead Borrower or its Subsidiaries without at least two (2) Business Days’ prior notice to the Agent and the Lead Borrower and without the prior written consent of the Agent and the Lead Borrower unless such Credit Party or Affiliate is required to do so under applicable Law or an Event of Default has occurred and is then continuing. Subject to the foregoing, each Loan Party consents to the publication by the Agent or any Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo or trademark with the Lead Borrower’s consent (to the extent required pursuant to the immediately preceding sentence), which consent (if so required) shall not be unreasonably withheld, conditioned or delayed; provided that after the passage of five (5) Business Days from receipt of written notice to the Lead Borrower from the Agent or any Lender of a proposed press release or other public disclosure without the Lead Borrower giving the Agent written notice of the Lead Borrower’s objection to such press release or other public disclosure, the Lead Borrower shall be deemed to have consented thereto); provided further that the Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Lead Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

10.21 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party, or (iv) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the payment in full in cash of all the Obligations after the termination of the Commitments). The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations after the termination of the Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise.

(b) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash of all the Obligations and the termination of the Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all of the Obligations have been indefeasibly paid in full in cash and the Commitments have been terminated. To the extent permitted by applicable Law, each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(c) Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all of the Obligations and the termination of the Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(d) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

10.22 No Strict Construction.

The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.23 Attachments.

The exhibits and schedules attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and schedules and the provisions of this Agreement, the provisions of this Agreement shall prevail.

10.24 Electronic Execution of Assignments and Certain Other Documents.

The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

10.25 Keepwell.

Each Loan Party that is a Qualified ECP Guarantor at the time the guaranty set forth in the Facility Guaranty or the grant of a security interest under the Loan Documents, in each case, by any Specified Loan Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Loan Party with respect to such Swap Obligation as may be needed by such Specified Loan Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under the Facility Guaranty voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 10.25 shall remain in full force and effect until the Obligations have been indefeasibly paid in full. Each Loan Party intends this Section to constitute, and this Section 10.25 shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Loan Party for all purposes of the Commodity Exchange Act.

10.26 Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

10.27 Amendment and Restatement.

This Agreement is an amendment and restatement of the Existing Credit Agreement, it being acknowledged and agreed that as of the Effective Date all obligations outstanding under or in connection with the Existing Credit Agreement and any of the other Loan Documents (such obligations, collectively, the “Existing Obligations”) constitute obligations under this Agreement. This Agreement is in no way intended to constitute a novation of the Existing Credit Agreement or the Existing Obligations. With respect to (i) any date or time period occurring and ending prior to the Effective Date, the Existing Credit Agreement and the other Loan Documents shall govern the respective rights and obligations of any party or parties hereto also party thereto and shall for such purposes remain in full force and effect; and (ii) any date or time period occurring or ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement (including, without limitation, the exhibits and schedules hereto) and the other Loan Documents. From and after the Effective Date, any reference to the Existing Credit Agreement in any of the other Loan Documents executed or issued by and/or delivered to any one or more parties hereto pursuant to or in connection therewith shall be deemed to be a reference to this Agreement, and the provisions of this Agreement shall prevail in the event of any conflict or inconsistency between such provisions and those of the Existing Credit Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

TORRID LLC, as Lead Borrower and as a Borrower

By:	/s/ George Wehlitz, Jr.
Name: George Wehlitz, Jr.
Title: Secretary

TORRID ADMINISTRATION, INC.
TORRID MERCHANDISING, INC., each as a Borrower

By:	/s/ George Wehlitz, Jr.
Name: George Wehlitz, Jr.
Title: Secretary

TORRID INC., as Holdings and as a Guarantor

By:	/s/ George Wehlitz, Jr.
Name: George Wehlitz, Jr.
Title: Secretary

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent

By:	/s/ Matthew Potter
Name: Matthew Potter
Title: Vice President

BANK OF AMERICA, N.A., as a Lender, as L/C Issuer and as Swing Line Lender

By:	/s/ Matthew Potter
Name: Matthew Potter
Title: Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Robert C. Chakarian
Name: Robert C. Chakarian
Title: Vice President

Signature Page to Credit Agreement